   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 1996

                                              REGISTRATION STATEMENT NO. 33-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              BE AEROSPACE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3728                    06-1209796
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
    INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                               ----------------

                              1400 CORPORATE WAY
                           WELLINGTON, FLORIDA 33414
                                (407) 791-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                AMIN J. KHOURY
                            CHIEF EXECUTIVE OFFICER
                              BE AEROSPACE, INC.
                              1400 CORPORATE WAY
                           WELLINGTON FLORIDA 33414
                                (407) 791-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ----------------

                                WITH COPIES TO:

                               C. DEAN DUSSEAULT
                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 12110

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

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
 TITLE OF EACH CLASS OF                PROPOSED MAXIMUM PROPOSED MAXIMUM
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED          REGISTERED      PER UNIT      OFFERING PRICE  REGISTRATION FEE
-----------------------------------------------------------------------------------------
 9 7/8% Series B Senior
  Subordinated Notes due
  2006.................   $100,000,000       100%         $100,000,000       $34,483

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                             CROSS-REFERENCE SHEET

                             LOCATION IN PROSPECTUS
                           OF INFORMATION REQUIRED BY
                               PART I OF FORM S-4

 ITEM NO.                  CAPTION                      LOCATION IN PROSPECTUS
 --------                  -------                      ----------------------
 Item 1   Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus.............................   Facing Page of Registration
                                                      Statement; Cross-Reference
                                                      Sheet; Outside Front and
                                                      Inside Front Cover Page of
                                                      Prospectus

 Item 2   Inside Front and Outside Back Cover
           Pages of Prospectus....................   Inside Front and Outside
                                                      Back Cover Pages of
                                                      Prospectus

 Item 3   Risk Factors, Ratio of Earnings to Fixed
           Charges, and Other Information.........   Summary; Risk Factors; The
                                                      Company

 Item 4   Terms of the Transaction................   The Exchange Offer;
                                                      Description of New Notes;
                                                      Certain Federal Income Tax
                                                      Considerations

 Item 5   Pro Forma Financial Information.........   Summary Financial
                                                      Information;
                                                      Capitalization; Unaudited
                                                      Pro Forma Combined
                                                      Financial Information

 Item 6   Material Contracts With the Company
           Being Acquired.........................   Not Applicable

 Item 7   Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters..............   Plan of Distribution

 Item 8   Interests of Named Experts and Counsel..   Not Applicable

 Item 9   Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................   Not Applicable

 Item 10  Information with Respect to S-3
           Registrants............................   Incorporation of Certain
                                                      Documents by Reference

 Item 11  Incorporation of Certain Information by
           Reference..............................   Incorporation of Certain
                                                      Documents by Reference

 Item 12  Information With Respect to S-2 or S-3
           Registrants............................   Not Applicable

 Item 13  Incorporation of Certain Information by
           Reference..............................   Not Applicable

 Item 14  Information With Respect to Registrants
           Other than S-3 or S-2 Registrants......   Not Applicable

 Item 15  Information With Respect to S-3
           Companies..............................   Not Applicable

 Item 16  Information With Respect to S-2 or S-3
           Companies..............................   Not Applicable

 Item 17  Information With Respect to Companies
           Other than S-2 or S-3 Companies........   Not Applicable

 Item 18  Information if Proxies, Consents or
           Authorizations Are to be Solicited.....   Not Applicable

 Item 19  Information if Proxies, Consents or
           Authorizations are Not to be Solicited,
           or in an Exchange Offer................   Incorporation of Certain
                                                      Documents by Reference;
                                                      Summary; The Exchange
                                                      Offer; Description of the
                                                      New Notes; Certain Federal
                                                      Income Tax Considerations

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                     SUBJECT TO COMPLETION DATED     , 1996

                               OFFER TO EXCHANGE

  [LOGO OF    ALL OUTSTANDING 9 7/8% SENIOR SUBORDINATED NOTES DUE 2006
BE AEROSPACE    ($100,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
APPEARS HERE]
                                      FOR

             9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006 OF

                              BE AEROSPACE, INC.
                                 ------------

                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                         ON     , 1996, UNLESS EXTENDED

                                 ------------

  BE Aerospace, Inc., a Delaware corporation ("BEA"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 7/8% Series B Senior Subordinated Notes due 2006, (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 9 7/8% Senior Subordinated Notes due February 1, 2006 (the "Old Notes") of the Company of which $100,000,000 aggregate principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

  The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be     , 1996, unless the Exchange Offer is extended
(the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer.

  The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "The Exchange Offer."

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN
         MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                   The date of this Prospectus is     , 1996.

  The New Notes will bear interest from January 24, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from January 24, 1996 to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1996, accruing from January 24, 1996 at a rate of 9 7/8% per annum.

  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2001 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, upon the occurrence of a Change of Control (as defined), each holder of the New Notes shall have the option to require the Company to make an offer to repurchase such holder's Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

  Proceeds from the offering of the Old Notes (the "Offering") were used by BEA to finance its acquisition (the "Acquisition") of Burns Aerospace Corporation ("Burns"), a subsidiary of Eagle Industries, Inc., to repay indebtedness of BEA and to pay certain fees and expenses. See "Use of Proceeds." In addition, contemporaneously with such Acquisition, BEA amended its bank credit facility to provide additional liquidity. The Offering occurred simultaneously with the Acquisition.

  The New Notes are unsecured senior subordinated obligations of BEA and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of BEA, including indebtedness under its 9 3/4% Senior Notes due 2003 (the "Senior Notes") and its Bank Credit Facility (as defined). In addition, the New Notes will be effectively subordinated to the obligations of BEA's subsidiaries. As of November 25, 1995, after giving pro forma effect to the Offering, the application of the net proceeds therefrom and the Acquisition, the aggregate outstanding amount of Senior Indebtedness of BEA would have been approximately $162 million and the aggregate outstanding amount of indebtedness of BEA's subsidiaries would have been approximately $15.5 million.

  Old Notes initially purchased by qualified institutional buyers, as defined pursuant to Rule 144A under the Securities Act ("Qualified Institutional Buyers"), were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository and two certificates registered in the name of Merrill Lynch & Co. The New Notes exchanged for Old Notes represented by the global Note will be represented by a single, global New Note in registered form, registered in the name of the nominee of DTC, unless the beneficial holders thereof request otherwise. The global New Note will be exchangeable for New Notes in registered form, in denomination of $1,000 and integral multiples thereof. See "Description of the New Notes--Book-Entry Delivery and Form."

  Based on no action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability, although the Company does not believe any such liability should exist.

  Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company believes that no registered holder of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  The Company will not receive any proceeds from the Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  Prior to the Exchange Offer, there has been no public market for the Old Notes or New Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not intend to list the New Notes on a national securities exchange or to apply for quotation of the New Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Notes will develop.

  The Company has been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, the initial purchasers (the "Initial Purchasers") of the Old Notes, that, following completion of the Exchange Offer, they intend to make a market in the New Notes; however, such entities are under no obligation to do so and any market activities with respect to the New Notes may be discontinued at any time.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended February 25, 1995 (the "Form 10-K") filed May 16, 1995, as amended by the Company's Annual Report on Form 10-K/A filed July 19, 1995;

    (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 25, 1995 (the "November 10-Q") filed January 8, 1996;

    (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 26, 1995 filed October 10, 1995 (the "August 10-Q");

    (d) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 27, 1995 filed July 10, 1995 (the "May 10-Q");

    (e) The Company's Current Report on Form 8-K dated December 14, 1995 filed December 28, 1995; and

    (f) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") on or after the date of this Prospectus and prior to the termination of the offering made hereby.

  Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM THOMAS P. MCCAFFREY, CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 1400 CORPORATE WAY, WELLINGTON, FLORIDA 33414, TELEPHONE NUMBER (407) 791-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [5 DAYS PRIOR TO EXPIRATION DATE], 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

  This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

  The Indenture (as defined) provides that the Company will furnish copies of the periodic reports required to be filed with the Commission under the Exchange Act to the holders of the Notes. If the Company is not subject to the periodic reporting and informational requirements of the Exchange Act, it will, to the extent such filings are accepted by the Commission, and whether or not the Company has a class of securities registered under the Exchange Act, file with the Commission, and provide the Trustee and the holders of the Notes within 15 days after such filings with, annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such reports with the Commission is not accepted by the Commission or prohibited by the Exchange Act, the Company will also provide copies of such reports, at its cost, to prospective purchasers of the Notes promptly upon written request.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. As used in the Prospectus, unless the context otherwise requires, "BE Aerospace" or "BEA" refers to BE Aerospace, Inc., a Delaware corporation, "Burns Aerospace" or "Burns" refers to Burns Aerospace Corporation, a Delaware corporation; as it existed immediately prior to the Acquisition, and "the Company" refers to BEA as it exists following the acquisition of Burns. References herein to fiscal year end relate to a February fiscal year end for BEA (for example, fiscal 1995 refers to BEA's fiscal year ended February 25, 1995) and a December 31 fiscal year end for Burns. The statement of operations information presented herein on a pro forma basis gives effect to the Acquisition and the Offering, including the application of the net proceeds therefrom as described under "Use of Proceeds", as if they had occurred at the beginning of fiscal 1995. Market share information presented herein does not include markets in the former Soviet Union and will vary, sometimes significantly, from year to year.

                                  THE COMPANY

  BE Aerospace is the world's largest supplier of commercial aircraft cabin interior products, serving virtually all major airlines with a broad line of products including aircraft seats, galley products and structures and individual passenger inflight entertainment systems. In addition, BEA provides upgrade, maintenance and repair services for the interior products it supplies, as well as for those supplied by other manufacturers. Over half of BEA's revenues and over 65% of its operating earnings in fiscal 1995 were derived from retrofit, refurbishment, services and sales of spare parts largely relating to its approximate $1.8 billion installed base of currently in-service products (valued at replacement prices), and the balance was generated from sales of products installed on newly delivered aircraft. In fiscal 1995 and for the nine months ended November 25, 1995, on a pro forma basis for the Acquisition, the Company generated approximately $323 million and $244 million, respectively, in revenues, and $55 million and $42 million, respectively, in EBITDA (earnings before interest, taxes, depreciation and amortization) before other expenses, and as of November 25, 1995 had a backlog of approximately $441 million (of which approximately $72 million was attributable to Burns).

  BEA is the largest supplier of airline seats in the world, offering an extensive line of first class, business class, tourist class and commuter seats, with a market share of approximately 30% of the worldwide seating market based on fiscal 1995 unit sales. Burns was also a leading supplier of airline seats, generally ranking third in global market share. As a result of the Acquisition, the Company has a combined worldwide market share of approximately 50% of the worldwide commercial airline seating industry, based on fiscal 1995 unit sales. The Company is also the world's largest supplier of galley products, offering complete galley systems for both narrow and wide body aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers and refrigeration equipment. In addition, the Company is a leading supplier of passenger entertainment and service systems, including passenger control systems and individual passenger inflight entertainment systems. Recently, the Company has introduced a state-of-the-art, fully interactive individual passenger inflight entertainment system which has the capacity to offer numerous movies on demand, telecommunications, gaming, Nintendo (R), Sega (R) and PC-based games, inflight shopping and, in the future, live television, among other services.

  BEA's substantial installed base provides significant ongoing revenues from replacements, repairs and spare parts. These revenues, along with its position as a low cost producer, enabled BEA to maintain its operating profitability during the several-year period prior to 1994, despite one of the most serious economic downturns ever suffered by the airline industry. During this period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and purchases of new aircraft. Since early 1994, the airlines have experienced a significant turnaround in operating results, with the domestic airline industry achieving record operating earnings during the first nine months of 1995. The airline cabin interior products industry business cycle, however, generally lags that of the commercial airlines because of the airlines' practice of gradually implementing refurbishment and replacement programs. Consequently, only in the past nine months has BEA begun to experience growth in its backlog of seating and galley products, representing the first time in over two years that BEA has seen growth of new seating orders in excess of shipments.

  The Company believes that it is well positioned to continue to benefit from the growth in airline profitability. The Company expects that the deterioration of cabin interior product functionality and aesthetics within the commercial airline fleets over the last several years will encourage airlines to increase spending on refurbishments and upgrades. Furthermore, the FAA has issued new seat safety standards for all commercial aircraft traveling within or entering the United States, which, if implemented as scheduled, the Company believes would require the modification or replacement by the year 2000 of a substantial portion of the 1.6 million commercial airline seats currently in service worldwide. In addition, the Company believes, based upon industry sources, that the airlines are experiencing extremely high load factors, and that a significant number of new aircraft will need to be purchased to meet projected growth in worldwide air travel, which is expected to nearly double by 2005. The significance of these new aircraft purchases to the Company will be enhanced by the continuing shift to wide body aircraft, which require substantially more seats, galleys and inflight entertainment products per aircraft than do narrow body aircraft. (see "Business--Recent Industry Conditions").

COMPETITIVE STRENGTHS

  The Company believes that it has a strong competitive position attributable to a number of factors, including the following:

  . Leading Market Share and Significant Installed Base. Management believes that the Company has achieved the leading global market positions in each of its major product categories, with worldwide market shares, based upon industry sources, of approximately 50% in aircraft seats (pro forma for the Acquisition), 90% in coffee makers, 90% in refrigeration equipment and 50% in ovens, in each case based on fiscal 1995 unit sales, and 33% in individual passenger inflight entertainment systems, determined on the basis of installed base as of October 1995. The Company believes these market shares enable it to maintain significant competitive advantages in serving its customers, including manufacturing efficiencies and greater product development and marketing resources. The Company also believes that the small size of the total potential market in each product category, together with its large shares of such markets, serve as a deterrent to new market entrants. For example, the total potential annual market for coffee makers, ovens and refrigeration equipment are each less than $25 million, with the Company's shares of such markets ranging from 50% to 90%. Furthermore, because of economies of scale, in part attributable to such large market shares and its approximate $1.8 billion installed base of cabin interior equipment (valued at replacement prices), the Company believes it is among the lowest cost producers in the cabin interior products industry. The Company believes that its large installed base gives it a significant advantage over competitors in obtaining orders for retrofit and refurbishment programs, principally because of the tendency of the airlines to purchase equipment for such programs from the original supplier. In addition, because of the need for compatible spare parts at airline maintenance depots and the desire of airlines to maximize fleet commonality, a single vendor is typically used for all aircraft of the same type operated by a particular airline.

  . Broadest Product Line in the Industry. Management believes the Company offers more products for the cabin interiors of commercial aircraft than any other manufacturer. With an established reputation for quality, service and product innovation, the Company enjoys broad recognition among the world's commercial airlines. The Company maintains a constant dialogue with a wide array of existing and potential customers, enabling it to become aware of emerging industry trends and needs and thereby to play a major role in product development. The Company has continued to expand its product line, believing that the airline industry increasingly will seek an integrated approach to the development, testing and sourcing of the aircraft's cabin interior. The Company believes that it is the only supplier in the industry with the technology, manufacturing capability and capacity and breadth of products and services to meet these industry demands.

  . Technological Leadership/New Product Development. Management believes that the Company is a technological leader in its industry, which contributes to its market leadership. The Company has state-of-the-art facilities and what it believes to be the largest R&D organization in the industry, with BEA employing approximately 420 engineers. The Company staffs on-site customer engineers at major airlines and airframe manufacturers to represent its entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. Through its on-site customer engineers, the Company expects to be able more efficiently to design and integrate products which address the requirements of its customers. The Company believes that the introduction of innovative products enables it to gain early entrant advantages and substantial market shares. An example of such a product introduction is the Company's original individual passenger inflight entertainment system, introduced in 1992, which offers a selection of preprogrammed movies. The Company believes that, in terms of shipments, it is the market leader, having sold more individual passenger inflight entertainment systems than any of its competitors. The next generation of this product is the Company's recently introduced interactive individual passenger inflight entertainment system, the Multi-Media Digital Distribution System ("MDDS"), which it believes is superior to existing operational systems in terms of performance, reliability, weight, heat generation and flexibility to adapt to changing technology. Other recent new product developments include a cappuccino/espresso maker, a refrigerated quick chill wine cooling system and a constant pressure cooking oven which the Company believes substantially improves the appearance, aroma and taste of airline food.

  . High Growth New Business Opportunity. Airlines are increasingly demanding individual passenger inflight entertainment systems for long-haul flights to attract and retain customers, especially as the quality of inflight entertainment has become a differentiating factor in passengers' airline selection decisions. Such systems also provide the airlines with the opportunity to increase revenues per passenger mile, without raising ticket prices, by charging individually for the services used. For these reasons, the Company believes that in the future, interactive entertainment systems will be installed on essentially all wide body, and with the advent of live broadcast inflight television, many narrow body planes. The Company's sophisticated MDDS has the capability to offer numerous movies on demand, telecommunications, gaming, Nintendo (R), Sega (R) and PC-based games, inflight shopping and, in the future, live television, among other services, although each airline will select the package of features it considers most attractive to offer. This system has been tested for British Airways ("British Air") in flight simulations in excess of a thousand hours, and was first installed on a limited basis on a British Air Boeing 747-400 in November 1995. The Company expects that, upon the successful completion of a commercial testing period, British Air will install the MDDS in all classes of service in approximately 80 wide body British Air planes over the next several years. The Company expects sales of this system to account for a significant percentage of revenues in the future. Based on an estimated current average sale price per seat of $2,500 to $7,000 for individual passenger inflight entertainment systems, and the world's current wide body fleet of approximately 2,500 planes that management believes are appropriate for installation of such systems, the total market potential for all such systems is estimated to be between $2 billion and $6 billion.

  . Proven Track Record of Integration. The Company has as one of its key corporate objectives the continual expansion of its product lines and market shares through strategic acquisitions within the aircraft cabin interior products industry. BEA has purchased eight businesses over the last seven years, for an aggregate purchase price of approximately $250 million. The Company maintains a highly disciplined approach in evaluating acquisitions, looking for opportunities to consolidate engineering, manufacturing and marketing activities, as well as rationalizing product lines. Since 1989, BEA has integrated each of the additional businesses by reducing the number of operating facilities acquired from 14 to six and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 800 employees. The Company is implementing a similar integration plan consisting of, among other things, the reduction of headcount by approximately 300 employees. The integration plan, when fully implemented, is expected to reduce costs by an estimated $17 million per annum. See "Unaudited Pro Forma Combined Financial Information".

BUSINESS STRATEGY

  The Company's business strategy is to maintain its leadership position and best serve its customers by (i) offering the broadest and most integrated product line in the industry for both new product sales and follow-on products and services, (ii) pursuing a worldwide marketing approach focused by airline and encompassing the Company's entire product line, (iii) remaining the technological leader, as well as significantly growing its installed base of products, in the developing individual passenger inflight entertainment market,
(iv) enhancing its position in the growing upgrade, maintenance, inspection and repair services market and (v) pursuing selective strategic acquisitions in the commercial aircraft cabin interior products industry.

                                THE ACQUISITION

TERMS OF THE ACQUISITION

  Pursuant to an acquisition agreement, dated December 14, 1995, among BEA, Burns, Eagle Industries, Inc. ("Eagle") and certain affiliates of Eagle (the "Acquisition Agreement"), BEA acquired all of the outstanding capital stock of Burns, a subsidiary of Eagle. The purchase price for the Acquisition was $42.5 million in cash, subject to certain post-closing adjustments. The purchase price represents a multiple of 0.4x and 5.9x of Burns' latest twelve months sales and EBITDA before management fees and other expenses, respectively, without taking into account the impact of $11.9 million of identified cost savings expected to be realized in the initial year after completion of the Acquisition. See "Unaudited Pro Forma Combined Financial Information" for the fiscal year ended February 25, 1995.

FINANCING

  The Acquisition purchase price was funded through the Offering. In connection with the Acquisition and the Offering, BEA completed a consent solicitation (the "Consent Solicitation") to amend certain covenants contained in the indenture related to the Senior Notes and to obtain a waiver of one such covenant. In addition, contemporaneously with the Offering, the Company amended its existing bank credit facility to provide additional liquidity. The amended bank credit facility (the "Bank Credit Facility") now totals $100 million; and consists of a $25 million reducing revolving credit facility (the "Reducing Revolver") and a $75 million revolving credit facility (the "Revolving Facility"). Upon the consummation of the Acquisition and the Offering, indebtedness in an aggregate principal amount of approximately $29 million, including letters of credit amounting to approximately $6 million, was outstanding under the Bank Credit Facility. The consummation of the Offering, the Bank Credit Facility and the Acquisition occurred concurrently.

  The estimated sources and uses of funds for the Acquisition as if the Acquisition had occurred on November 25, 1995, are as follows (dollars in thousands):

   SOURCES
     Notes offered hereby............................................  $100,000
                                                                       --------
       Total Sources.................................................  $100,000
                                                                       ========
   USES
     Repayment of unsecured bank borrowings and a portion of existing bank credit facility...........................................  $ 49,800
     Purchase Price..................................................    42,500
     Estimated Fees and Expenses(a)..................................     7,700
                                                                       --------
       Total Uses....................................................  $100,000
                                                                       ========

--------
(a) Includes estimated expenses related to the Consent Solicitation, Offering, Bank Credit Facility and Acquisition.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $100 million aggregate principal amount of Old Notes for an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company entitled to the benefits of the Indenture relating to the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and hence are not entitled to the benefits of the certain registration rights (the "Registration Rights") granted under a certain registration rights agreement (the "Registration Rights Agreement") relating to the contingent increases in the interest rates provided for pursuant thereto.

The Exchange Offer................  $1,000 principal amount of New Notes will be issued in exchange for each $1,000 prin-cipal amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $100 million in aggregate principal amount of Old Notes are outstand-ing. The Company will issue the New Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale of the New Notes...........  Based on an interpretation by the staff of the Commission set forth in no-action let-ters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available Oc-tober 11, 1991), the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be of-fered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for re-sale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without com-pliance with the registration and prospec-tus delivery provisions of the Securities Act provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. In the event that the Company's belief is inaccurate, holders of New Notes who transfer New Notes in viola-tion of the prospectus delivery provisions of the Securities Act and without an exemp-tion from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify hold-ers against such liability, although the Company does not believe that any such lia-bility should exist.

                                    Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making ac-tivities or other trading activities, must acknowledge that it will deliver a prospec-tus in connection with any resale of such New Notes. The Let-ter of Transmittal states that by so ac-knowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supple-mented from time to time, may be used by such broker-dealer in connection with re-sales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resales. See "Plan of Distribution."

                                    The Company believes that no registered
                                    holder of the Old Notes is an affiliate (as such term is defined in Rule 405 of the Se-curities Act) of the Company.

                                    This Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of Exchange Offer......  5:00 p.m., New York City time, on      ,
                                    1996, unless the Exchange Offer is extend-ed, in which case the term "Expiration
                                    Date" means the latest date and time to
                                    which the Exchange Offer is extended. See
                                    "The Exchange Offer--Expiration Date; Ex-tensions; Amendments."

Accrued Interest on the New Notes
 and the Old Notes................  The New Notes will bear interest from Janu-
                                    ary 24, 1996. Holders of Old Notes whose
                                    Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from January 24, 1996 to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on August 1, 1996 (the first interest payment date with re-spect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer. See "The Ex-change Offer--Interest on the New Notes."

Termination of the Exchange
 Offer............................  The Company may terminate the Exchange Of-
                                    fer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. The Com-pany does not expect any of the foregoing conditions to occur, al-though there can be no assurance that such conditions will not occur. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to con-summate the Exchange Offer. See "The Ex-change Offer--Termination."

Procedures for Tendering Old
 Notes............................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a fac-simile thereof, in accordance with the in-structions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to Fleet Na-tional Bank Connecticut, N.A., as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer--Procedures for Tendering."

                                    By executing the Letter of Transmittal,
                                    each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or un-derstanding with any person to participate in the distribution of such New Notes and
                                    (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures for Beneficial
 Holders..........................  Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Ex-change Offer should contact such registered holder promptly and instruct such regis-tered holder to tender on its behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrange-ments to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the reg-istered holder. The transfer of record own-ership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliv-ery their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Let-ter of Transmittal or any other documents required by the Letter of Trans-mittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery proce-dures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights.................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Ex-piration Date, unless previously accepted for exchange. See "The Exchange Offer-- Withdrawal of Tenders."

Acceptance of Old Notes and
 Delivery of New Notes............  Subject to certain conditions (as summa-
                                    rized above in "Termination of the Exchange
                                    Offer" and described more fully under the "The Exchange Offer--Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Ex-change Offer will be delivered promptly following the Expiration Date. See "The Ex-change Offer--General."

Certain Tax Consideration.........  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Certain Federal Tax Considerations."

Exchange Agent....................  Fleet National Bank Connecticut, N.A., the
                                    Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is: Fleet Na-tional Bank Connecticut, N.A. Corporate Trust Operations, 777 Main Street, Lower Level, Hartford, CT 06115, Attention:
                                    Patricia Williams. For information with re-spect to the Exchange Offer, the telephone number for the Exchange Agent is (860) 986-1271 and the facsimile number for the Ex-change Agent is (860) 986-7908.

Use of Proceeds...................  There will be no cash proceeds payable to the Company from the issuance of the New
                                    Notes pursuant to the Exchange Offer. The proceeds to the Company from the sale of the Old Notes were approximately $96.25 million, net of the Initial Purchasers' discount and certain fees and expenses re-lating to the offering of the Old Notes. Such proceeds were used to pay the cash purchase price for the Acquisition. The balance was used to repay certain indebted-ness of the Company and to pay fees and ex-penses incurred in connection with the Ac-quisition. See "Use of Proceeds."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Notes Offered.....................  $100 million principal amount of 9 7/8% Se-
                                    nior Subordinated Notes due 2006.

Maturity Date.....................  February 1, 2006.

Interest Payment Dates............  February 1 and August 1 of each year, com-
                                    mencing August 1, 1996.

Optional Redemption...............  The Notes are redeemable at the option of the Company, in whole or in part, on or af-ter February 1, 2001, at the redemption prices set forth herein, together with ac-crued and unpaid interest to the date of redemption.

Mandatory Redemption..............  None.

Change of Control.................  Upon the occurrence of a Change of Control, each holder of the Notes shall have the op-tion to require the Company to repurchase such holder's Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued interest to the date of redemption, pursuant to a Change of Con-trol Offer to be made by the Company. See "Description of the New Notes--Certain Def-initions" for the definition of a Change of Control.

Ranking...........................  The Notes are unsecured senior subordinated obligations of the Company and are subordi-nated to all existing and future Senior In-debtedness of the Company, including in-debtedness under the Senior Notes and the Bank Credit Facility. As of November 25, 1995, after giving pro forma effect to the Offering, the application of the net pro-ceeds therefrom and the Acquisition, the aggregate outstanding principal amount of Senior Indebtedness of the Company would have been approximately $162 million. In addition, the Notes will be effectively subordinated to the obligations of the Company's subsidiaries. As of November 25, 1995, after giving pro forma effect to the Offering, the application of the net pro-ceeds therefrom and the Acquisition, the Company's subsidiaries would have had ap-proximately $15.5 million of indebtedness outstanding. Subject to certain limita-tions, the Company and its Restricted Sub-sidiaries may incur additional indebtedness in the future. See "Risk Factors--Adverse Consequences of Financial Leverage" and "Description of the New Notes--Subordina-tion,--Limitation on Indebtedness, and-- Limitation on Other Senior Subordinated In-debtedness."

Certain Covenants.................  The Indenture contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on other senior subordinated indebtedness; (iii) limitation on restricted payments; (iv) limitation on issuances and sales of re-stricted subsidiary stock; (v) limitation on transactions with affiliates; (vi) limi-tation on liens securing pari passu or sub-ordinated indebtedness; (vii) limitation on disposition of proceeds of asset sales;
                                    (viii) limitation on guarantees of indebt-edness by restricted subsidiaries;
                                    (ix) limitation on dividends and other pay-ment restrictions affecting restricted sub-sidiaries; and (x) restrictions on mergers and certain transfers of assets. See "De-scription of the New Notes--Certain Cove-nants."

Registration Rights...............  In connection with the sale of the Old
                                    Notes, the Company agreed in the Registra-tion Rights Agreement to use its best ef-forts to (i) file within 30 days, and cause to become effective within 90 days, of the date of original issue of the Old Notes, the registration statement (the "Registra-tion Statement") of which this Prospectus is a part with respect to a registered of-fer to exchange the Old Notes (the "Ex-change Offer") for the New Notes with terms identical in all material respects to the Old Notes and (ii) cause the Exchange Offer to be consummated within 120 days of the original issue of the Old Notes.

                                    In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not con-summated within 120 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company will use its best efforts to cause to become effec-tive by the 120th day after the original issue of the Old Notes a shelf registration statement pursuant to the Securities Act with respect to the resale of the Old Notes (the "Shelf Registration Statement") and to keep the Shelf Registration Statement ef-fective until three years after the effec-tive date thereof (or until one year after such effective date if such Shelf Registra-tion Statement is filed at the request of the Initial Purchasers under certain cir-cumstances).

                                    In the event that either (i) the Registra-tion Statement is not filed with the Com-mission on or prior to the 30th calendar day following the date of original issue of the Old Notes, (ii) the Registration State-ment is not declared effective on or prior to the 90th calendar day following the date of original issue of the Old Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Old Notes is not declared effective on or prior to the 120th calendar day following the date of original issue of the Old Notes, the interest rate borne by the Notes shall be increased by one-half of one percent per annum following such 30-day period in the case of clause (i) above, following such 90-day period in the case of clause (ii) above, or following such 120-day period in the case of clause
                                    (iii) above. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one-half of one percent per annum. Upon (x) the filing of the registra-tion statement for the Exchange Offer after the 30-day period described in clause (i) above, (y) the effectiveness of the Regis-tration Statement after the 90-day period described in clause (ii) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 120-day period described in clause (iii) above, the interest rate borne by the Old Notes from the date of such filing, effec-tiveness or the day before the date of con-summation, as the case may be, will be re-duced to the original interest rate if the Company is otherwise in compliance with such requirements. See "Exchange Offer."

For further information regarding the New Notes, see "Description of the New Notes."

Risk Factors......................  See "Risk Factors" for a discussion of cer-
                                    tain factors which should be considered by prospective investors in evaluating an in-vestment in the New Notes.

                         SUMMARY FINANCIAL INFORMATION

  Set forth below and on the following two pages are summary pro forma financial information for the Company and summary historical financial information for BEA and Burns.

COMPANY UNAUDITED PRO FORMA

  The unaudited pro forma financial information for the Company set forth below has been derived from the unaudited pro forma financial information included elsewhere in this Prospectus and gives effect to the Acquisition, the Offering and the application of net proceeds therefrom. See "Unaudited Pro Forma Combined Financial Information." The pro forma statement of operations data for the nine months ended November 25, 1995 and the fiscal year ended February 25, 1995 gives effect to the Acquisition and the Offering as if they had occurred on February 27, 1994, including the elimination of certain costs which management estimates will be eliminated in connection with the Acquisition. The pro forma balance sheet data gives effect to the Acquisition and the Offering as if they had occurred on November 25, 1995. The unaudited pro forma financial information does not necessarily represent what the Company's financial position and results of operations would have been if the Acquisition and the Offering had actually been completed as of the dates indicated and is not intended to project the Company's financial position or results of operations for any future period. The following summary financial information should be read in conjunction with the historical financial statements of BEA and Burns and the unaudited pro forma financial information for the Company and related notes thereto included elsewhere in this Prospectus.

                                            NINE MONTHS ENDED FISCAL YEAR ENDED
                                            NOVEMBER 25, 1995 FEBRUARY 25, 1995
                                            ----------------- -----------------
                                                  (DOLLARS IN THOUSANDS)
UNAUDITED STATEMENT OF OPERATIONS DATA(A):
Sales.....................................      $244,001          $322,841
Cost of sales.............................       165,055           221,081
Gross profit..............................        78,946           101,760
Selling, general and administrative ex-
 penses...................................        29,980            37,195
Research and development..................        14,392            16,557
Operating earnings........................        21,887            11,430
Interest expense, net.....................        17,524            21,989
Net earnings (loss).......................         2,618            (6,335)
Net earnings (loss) per share.............      $   0.16          $  (0.39)
Common and common equivalent shares.......        16,111            16,075
Ratio of earnings to fixed charges(b).....           1.2x               NM(c)
UNAUDITED PRO FORMA BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital...........................      $120,928
Total assets..............................       487,322
Long term debt............................       258,369
Stockholders' equity......................       123,140

-------
(a) The pro forma combined statements of operations data reflect management's estimates of net cost savings expected to be realized upon the Acquisition. Such expected cost savings for the nine months ended November 25, 1995 and the fiscal year ended February 25, 1995 are estimated at approximately $13.0 million and $11.9 million, respectively. See "Unaudited Pro Forma Combined Financial Information." No assurance can be given as to the ultimate amount of net cost savings that will actually be realized.
(b) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consists of interest expense, capitalized interest, amortization of deferred debt issuance costs and that portion of rental expense deemed representative of the interest factor.
(c) Pro forma earnings would have been insufficient to cover fixed charges by approximately $10.6 million for the fiscal year ended February 25, 1995.

BEA--HISTORICAL

  The following table sets forth historical financial information of BEA. The financial data as of and for the fiscal years ended February 25, 1995, February 26, 1994 and February 27, 1993 have been derived from financial statements which have been audited by BEA's independent auditors. The financial data as of and for the nine months ended November 25, 1995 and November 26, 1994 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended November 25, 1995 and November 26, 1994 are not necessarily indicative of results that may be expected for a full year. The following financial information is qualified by reference to, and should be read in conjunction with, the BEA historical financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                              NINE MONTHS ENDED                 FISCAL YEAR ENDED
                          --------------------------  ---------------------------------------
                          NOVEMBER 25,  NOVEMBER 26,  FEBRUARY 25,  FEBRUARY 26, FEBRUARY 27,
                              1995          1994          1995          1994         1993
                          ------------  ------------  ------------  ------------ ------------
                                 (UNAUDITED)
                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net sales...............    $168,233      $170,045      $229,347      $203,364     $198,019
Cost of sales...........     113,740       114,082       154,863       136,307      137,690
                            --------      --------      --------      --------     --------
Gross profit............      54,493        55,963        74,484        67,057       60,329
Operating expenses:
  Selling, general and
   administrative.......      25,247        23,898        31,787        28,164       21,698
  Research and
   development..........      11,591         8,900        12,860         9,876       11,299
  Amortization expense..       6,910         7,627         9,954         7,599        4,551
  Other expenses (a)....       4,300        23,736        23,736           --           --
                            --------      --------      --------      --------     --------
Operating earnings
 (loss).................       6,445        (8,198)       (3,853)       21,418       22,781
Interest expense, net...      12,386        11,080        15,019        12,581        3,955
                            --------      --------      --------      --------     --------
Earnings (loss) before
 income taxes (benefit)
 and extraordinary
 item...................      (5,941)      (19,278)      (18,872)        8,837       18,826
Income taxes (benefit)..      (2,198)       (6,747)       (6,806)        3,481        6,676
                            --------      --------      --------      --------     --------
Earnings (loss) before
 extraordinary item.....      (3,743)      (12,531)      (12,066)        5,356       12,150
Extraordinary item, net
 of tax effect..........         --            --            --            --          (522)
                            --------      --------      --------      --------     --------
Net earnings (loss).....    $ (3,743)     $(12,531)     $(12,066)     $  5,356     $ 11,628
                            ========      ========      ========      ========     ========
Earnings (loss) before
 extraordinary item.....    $  (0.23)     $  (0.78)     $  (0.75)     $   0.35     $   1.03
Extraordinary item......         --            --            --            --          (.05)
                            --------      --------      --------      --------     --------
Net earnings (loss) per
 common share...........    $  (0.23)     $  (0.78)     $  (0.75)     $   0.35     $   0.98
                            ========      ========      ========      ========     ========
Common and common
 equivalent shares......      16,111        16,075        16,021        15,438       11,847
Ratio of earnings to
 fixed charges(b).......          NM(c)         NM(c)         NM(c)        1.7x         5.7x
BALANCE SHEET DATA (END
 OF PERIOD):
Working capital.........    $106,758      $ 65,855      $ 76,563      $ 76,874     $133,661
Total assets............     405,992       358,771       379,954       375,009      314,055
Long-term debt..........     208,169       162,260       172,693       159,170      127,743
Stockholders' equity....     123,140       124,657       125,331       133,993      107,974

--------
(a) In fiscal 1996, in anticipation of the Acquisition, BEA recorded a charge to earnings of $4.3 million related to costs associated with the integration and consolidation of the Company's European seating business. In fiscal 1995, BEA charged to earnings approximately $23.7 million primarily related to intangible assets and inventories associated with BEA's earlier generations of passenger entertainment systems.
(b) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred debt issuance costs and that portion of rental expense deemed representative of the interest factor.
(c) Earnings were insufficient to cover fixed charges by approximately $5.9 million, $19.3 million and $18.9 million for the nine months ended November 25, 1995 and November 26, 1994 and the fiscal year ended February 25, 1995, respectively.

BURNS--HISTORICAL

  The following table sets forth certain historical financial information of Burns. The statement of operations data for each of the years in the three year period ended December 31, 1994 have been derived from Burns' financial statements which have been audited by Burns' independent auditors. The financial data for the nine months ended September 30, 1995 and 1994 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended September 30, 1995 and 1994 are not necessarily indicative of results that may be expected for a full year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of Burns and related notes and other financial information included elsewhere in this Prospectus.

                               NINE MONTHS ENDED                    YEAR ENDED
                          --------------------------- --------------------------------------
                          SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                              1995          1994          1994         1993         1992
                          ------------- ------------- ------------ ------------ ------------
                                  (UNAUDITED)
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net sales...............     $75,768       $69,213      $93,494      $66,902      $98,185
Cost of sales...........      62,014        56,475       75,880       55,176       83,856
                             -------       -------      -------      -------      -------
Gross profit............      13,754        12,738       17,614       11,726       14,329
Operating expenses:
  Selling, general and
   administrative.......       8,867         8,102       10,729        8,948       10,150
  Management fees(a)....       2,280         3,359        3,359        1,434        1,675
  Research, development
   and engineering......       1,716         1,132        1,615        1,389        1,448
  Amortization expense..       1,125         1,134        1,509        1,507        1,500
  Other (income)
   expenses.............          83           313          738         (231)         255
                             -------       -------      -------      -------      -------
Operating loss..........        (317)       (1,302)        (336)      (1,321)        (699)
Interest expense,
 net(b).................       5,875         4,649        6,374        4,203        4,133
                             -------       -------      -------      -------      -------
Loss before income taxes
 (benefit) and
 cumulative effect of
 change in accounting
 principle..............      (6,192)       (5,951)      (6,710)      (5,524)      (4,832)
Income taxes (benefit)..      (1,960)       (2,074)      (2,200)      (1,268)        (730)
                             -------       -------      -------      -------      -------
Loss before cumulative
 effect of change in
 accounting principle...      (4,232)       (3,877)      (4,510)      (4,256)      (4,102)
Cumulative effect of
 change in accounting
 principle, net of tax
 effect.................         --            --           --        (1,897)         --
                             -------       -------      -------      -------      -------
Net loss................     $(4,232)      $(3,877)     $(4,510)     $(6,153)     $(4,102)
                             =======       =======      =======      =======      =======
Net loss per share......     $ (4.23)      $ (3.88)     $ (4.51)     $ (6.15)     $ (4.10)
                             =======       =======      =======      =======      =======

--------
(a) Represents management fees paid to Eagle which, on a pro forma basis, will be eliminated and cost allocations for which no direct benefit was received.
(b) Burns participated in its parent's cash management system under which its cash funding requirements were met by its parent and, therefore, Burns itself did not have any indebtedness to nonaffiliates. Interest expense appearing on the Burns financial statements is attributable to intercompany indebtedness.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider carefully the following factors before purchasing the Notes offered hereby.

ADVERSE CONSEQUENCES OF FINANCIAL LEVERAGE

  As of November 25, 1995, after giving pro forma effect to the Offering, the application of the net proceeds therefrom and the Acquisition, the Company would have had approximately $262 million aggregate amount of indebtedness outstanding, representing 68% of total capitalization. See "Use of Proceeds" and "Capitalization."

  The degree of the Company's leverage could have important consequences to purchasers of the Notes, including: (i) limiting the Company's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions or other general corporate requirements;
(ii) requiring a substantial portion of the Company's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and further business opportunities; (iii) requiring all of the indebtedness incurred under the Bank Credit Facility to be repaid prior to the time any principal payments are required on the Notes; and (iv) increasing the Company's vulnerability to adverse economic and industry conditions. In addition, since borrowings under the Bank Credit Facility will be at variable rates of interest, the Company will be vulnerable to increases in interest rates. The Company may incur additional indebtedness in the future, although its ability to do so will be restricted by the indenture governing the Notes (the "Indenture"), the indenture governing the Senior Notes (the "Senior Note Indenture") and the Bank Credit Facility. The ability of the Company to make scheduled payments under its present and future indebtedness will depend on, among other things, the future operating performance of the Company and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control.

  The Bank Credit Facility, the Senior Note Indenture and the Indenture contain numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. See "Description of Certain Indebtedness" and "Description of the Notes--Certain Covenants." The Bank Credit Facility also requires the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Bank Credit Facility, the Senior Note Indenture or the Indenture could result in an event of default under the Bank Credit Facility, the Senior Note Indenture or the Indenture, respectively, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.

SUBORDINATION OF THE NOTES; ASSETS ENCUMBRANCES; CHANGE OF CONTROL OFFER

  The Notes are subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company, which includes all indebtedness under the Bank Credit Facility and the Senior Notes. As of November 25, 1995, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the Acquisition, the aggregate amount of Senior Indebtedness of the Company would have been approximately $162 million. In addition, following consummation of the Offering and the Acquisition, approximately $71 million was available under the Bank Credit Facility which, if borrowed, would be included as Senior Indebtedness. Further, the Notes will be effectively subordinated to indebtedness of the Company's subsidiaries. As of November 25, 1995, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the Acquisition, the aggregate amount of indebtedness of the Company's subsidiaries would have been approximately $15.5 million. See "Description of Certain Indebtedness."

  In the event of the liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness of the

Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. In addition, the Company may not pay principal of, premium, if any, or interest on the Notes or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Designated Senior Indebtedness (as defined) is not paid when due (whether at final maturity, upon scheduled installment, acceleration or otherwise) unless such default has been cured or waived or such Designated Senior Indebtedness has been repaid in full. In addition, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. See "Description of the New Notes--Subordination."

  In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the Notes are not secured by any of the Company's assets. The obligations of the Company under the Bank Credit Facility are secured by substantially all the Company's assets. In addition, one of the Company's senior financing arrangements is secured by real estate in Litchfield, Connecticut and Wellington, Florida. If the Company becomes insolvent or is liquidated, or if payment under the Bank Credit Facility or such other senior financing arrangement is accelerated, the lenders under the Bank Credit Facility or such other facility, as the case may be, would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to such agreement. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of Certain Indebtedness."

  Upon a Change of Control (as defined), the Company is required to offer to purchase all outstanding Notes. The Company, in such circumstance, would also be required to offer to purchase the Senior Notes and may be required immediately to repay the outstanding principal of, and pay any accrued interest on, the loans made under the Bank Credit Facility and pay any other amounts owed by the Company thereunder. In the case of any such offer to purchase the outstanding Notes, there can be no assurance that the Company would be able to repay amounts outstanding under these other debt agreements or obtain necessary consents thereunder in order to consummate such purchase. Any such requirement to offer to purchase outstanding Notes may result in the Company having to refinance the indebtedness outstanding under these agreements. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company. See "Description of the New Notes."

DEPENDENCE UPON CONDITIONS IN THE AIRLINE INDUSTRY

  The Company's customers are the world's commercial airlines. As a result, the Company's business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980's and early 1990's the world airline industry suffered a severe downturn which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry, and a decline in the Company's business and profitability. The airline industry is currently experiencing an economic turnaround, with significantly improved results, although the levels of airline spending on refurbishment and new aircraft purchases continue to be below the levels experienced in the early 1980's. Due to the volatility of the airline industry, there can be no assurance that the recent profitability of the airline industry will continue or that the airlines will maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

  In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction in future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from airline cabin interior products manufacturers, thereby adversely affecting the Company's revenues and margins.

COMPETITION

  The Company competes with a number of established companies that have significantly greater financial, technological and marketing resources than the Company. Although the Company has achieved a significant share of the market for a number of its cabin interior products, there can be no assurance that the Company will be able to maintain this market share. The ability of the Company to maintain its market share will depend not only on its ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which its products are currently in service but also on its success in causing its products to be selected for installation in new aircraft, including next generation aircraft, expected to be purchased by the airlines over the next decade, and in avoiding product obsolescence. In addition, the market for new passenger entertainment products, including individual seat video and inflight entertainment and cabin management systems, has attracted competitors such as GEC PLC/Plessey Limited, Hughes Avicom, Matsushita Electronics and Sony Transcom, each of which has significantly greater technological capabilities and financial and marketing resources than the Company. See "Business--Competition."

ABILITY TO INTEGRATE ACQUIRED BUSINESSES

  Since 1989, BEA has acquired eight companies, thereby substantially increasing its size. In January 1996, BEA acquired Burns, which significantly augmented the Company's aircraft seating business. The Company also intends to consider future acquisitions in the commercial airline cabin interior industry, some of which could be material to the Company. The ability of the Company to continue to achieve its goals will depend upon its ability to effectively integrate the Burns acquisition, as well as future acquisitions, and to achieve cost efficiencies. Although BEA has been successful in the past in doing so, there can be no assurance that it will continue to be successful.

NEW PRODUCT INTRODUCTIONS AND TECHNOLOGICAL CHANGE

  Airlines are currently taking delivery of a new generation of aircraft and demanding increasingly sophisticated cabin interior products. As a result, the cabin interior configurations of commercial aircraft are becoming more complex and will require more technologically advanced and integrated products. For example, airlines are increasingly seeking sophisticated inflight entertainment systems, such as the interactive individual passenger inflight entertainment system, the MDDS, recently developed by BEA, which the Company expects will provide a significant percentage of its future revenues. The future success of the Company will depend, to a significant extent, on its ability to successfully manufacture and deliver on a timely basis its MDDS product and to have such product perform at the level expected by BEA's customers and their passengers, as well as the Company's ability to continue to develop, profitably manufacture and deliver, on a timely basis, technologically advanced, reliable, high-quality products which can be readily integrated into complex cabin interior configurations. See "Business--Products and Services."

REGULATION

  The Federal Aviation Administration (the "FAA") prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline cabin interior products, and licenses component repair stations within the United States. Comparable agencies regulate these matters in other countries. If the Company fails to obtain a required license for one of its products or services or loses a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing FAA requirements and retrofitting installed products to comply with new FAA requirements can be both expensive and time-consuming. See "Business-- Government Regulation."

CERTAIN LEGAL PROCEEDINGS

  BEA has been advised that the U.S. Attorney's Office for the District of Connecticut, in conjunction with the Department of Commerce and the U.S. Customs Service, is conducting a grand jury investigation focused on possible non-compliance by BEA with certain statutory and regulatory provisions relating to export licensing and controls. The investigation relates primarily to the sale of passenger seats and related spare parts for civilian commercial passenger aircraft to Iran Air from 1992 through mid-1995. BEA has been advised that it is a target of the investigation; however, neither it nor any current or former directors, officers, or employees have been charged in connection with the investigation. The investigation is at an early stage and, while the Company intends to defend itself vigorously, the ultimate outcome of the investigation cannot presently be determined. An adverse outcome could have a material adverse effect upon the operations and/or financial condition of the Company.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

  The Notes are new securities for which there currently is no trading market and there can be no assurance as to the liquidity of any market for the Notes that may develop, the ability of holders of the Notes to sell their Notes, or the prices at which holders of the Notes would be able to sell their Notes. If such markets were to exist, the Notes could trade at prices higher or lower than their initial purchase prices depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation on the National Association of Securities Dealers Automated Quotation System.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Old Notes will continue to be subject to the following restrictions on transfer: (i) Old Notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, (ii) Old Notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of Old Notes who desires to sell or otherwise dispose of all or any part of its Old Notes under an exemption from registration under the Securities Act, if requested by the Company, must deliver to the Company an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to the Company, that such exemption is available.

                                  THE COMPANY

  BE Aerospace is the largest supplier of commercial aircraft cabin interior products in the world, serving virtually all major airlines with a broad line of products including aircraft seats, galley products and structures and individual passenger inflight entertainment systems. BEA's executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414 and its telephone number is (407) 791-5000.

                                THE ACQUISITION

TERMS OF THE ACQUISITION

  The following summary of the material provisions of the Acquisition Agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the Acquisition Agreement, including the definitions therein of certain terms. The Acquisition Agreement is available for inspection as described under "Available Information."

  Under the Acquisition Agreement, BEA acquired all of the outstanding capital stock of Burns for a purchase price of $42.5 million in cash, subject to certain post-closing adjustments. The purchase price represents a multiple of 0.4x and 5.9x of Burns' latest twelve months sales and EBITDA before management fees and other expenses, respectively, without taking into account the impact of approximately $11.9 million of identified cost savings expected to be realized in the initial year after completion of the Acquisition. The Acquisition Agreement provides for a dollar-for-dollar post-closing adjustment of the purchase price for the Acquisition to the extent Burns' Adjusted Capital (as defined), based upon a balance sheet prepared post-closing, is greater or less than $40,832,000, the Adjusted Capital reflected on Burns' balance sheet as of June 30, 1995. Any such post-closing adjustment payable by the Company is expected to be paid from borrowings under the Company's Bank Credit Facility or from internally generated funds.

  The Acquisition Agreement contains certain customary representations, warranties and covenants. With certain exceptions, the representations and warranties of Eagle, Burns' sole stockholder, expire 18 months after the date of the Closing. The Acquisition Agreement requires Eagle to indemnify BEA, subject to certain limitations, for inaccuracies in the representations and warranties made by Eagle in the Acquisition Agreement, for any breach by Eagle of the Acquisition Agreement and in respect of certain taxes and environmental liabilities.

  The Acquisition Agreement also contains a non-competition agreement pursuant to which Eagle and certain of its affiliates agree to refrain from, for a period of five years after the Closing, owning, operating or having any financial interest in any business or activity which is the same as or substantially the same as that of Burns.

FINANCING

  The Acquisition purchase price was funded through the Offering. In connection with the Acquisition and the Offering, BEA completed a Consent Solicitation to amend certain covenants contained in the indenture related to the Senior Notes and to obtain a waiver of one such covenant. In addition, concurrently with the Offering, the Company amended its existing bank credit facility to provide additional liquidity. The Bank Credit Facility totals $100 million and consists of a $25 million Reducing Revolver and the $75 million Revolving Facility. The Reducing Revolver is collateralized by all of the issued and outstanding capital stock of Acurex Corporation, a wholly owned subsidiary of BEA, and has a five year maturity, with the commitments of the lenders thereunder reducing during such five year period, and the Revolving Facility is collateralized by all of the Company's accounts receivable, all of its inventory and substantially all of its other personal property and has a five year maturity. The Bank Credit Facility contains customary affirmative covenants, negative covenants and conditions of borrowing. Upon the consummation of the Acquisition and the Offering, indebtedness in an aggregate principal amount of approximately $29 million, including letters of credit amounting to approximately $6 million, will be outstanding under the Bank Credit Facility. The consummation of the Offering, the Bank

Credit Facility and the Acquisition occurred concurrently. [Following the consummation of the Acquisition, BEA immediately merged Burns into BEA.]

                                USE OF PROCEEDS

  The proceeds to BEA from the sale of the Old Notes were $96,250,000, net of Initial Purchasers' discount and certain fees and expenses relating to the Offering. Such proceeds were used to pay the purchase price for the Acquisition, to repay certain unsecured indebtedness of BEA and a portion of BEA's indebtedness under its pre-Acquisition bank credit facility and to pay fees and expenses incurred in connection with the Acquisition, the Bank Credit Facility and the Consent Solicitation. The unsecured indebtedness repaid by BEA accrued interest at a rate of 8 3/4% per annum as of November 25, 1995 and amounts outstanding under BEA's pre-Acquisition bank credit agreement accrued interest at a weighted average rate of 7.70% per annum as of November 25, 1995. See "Summary--The Acquisition--Financing" and "Description of Certain Indebtedness."

                              THE EXCHANGE OFFER

GENERAL

  In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file within 30 days, and cause to become effective within 90 days of the date of original issue of the Old Notes, the Registration Statement of which this Prospectus is a part with respect to the exchange of the Old Notes for the New Notes and (ii) cause the Exchange Offer to be consummated within 120 days of the original issue of the Old Notes. The New Notes have terms identical in all material respects to the terms of the Old Notes. However, in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer is not consummated within 120 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company has agreed to use its best efforts to cause to become effective by the 120th day after the original issue of the Old Notes, a Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the effective date thereof (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers under certain circumstances). The Company also had agreed that in the event that either (i) the Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the date of the original issue of the Old Notes or (ii) the Registration Statement is not declared effective on or prior to the 90th calendar day following the date of the original issue of the Old Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 120th calendar day following the original issue of the Old Notes, the interest rate borne by the Old Notes shall be increased by one-half of one percent per annum after such 30 day period in the case of clause (i) above or after such 90 day period in the case of clause (ii) above or after such 120 day period in the case of clause (iii) above. The aggregate amount of such increase from the original interest rate pursuant to those provisions will in no event exceed one-half of one percent per annum. Upon (x) the effectiveness of the Registration Statement after the 90 day period in clause (ii) above or (y) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 120 day period outlined in clause (iii) above, the interest rate borne by the Old Notes from the date of such filing or effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with such requirements.

  In the event the Exchange Offer is consummated, the Company will not be required to file a Shelf Registration Statement relating to the registration of any outstanding Old Notes other than those held by persons not eligible to participate in the Exchange Offer, and the interest rate on such Old Notes will remain at its initial level of 9 7/8%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of

(i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by persons not eligible to participate in the Exchange Offer) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn on the Expiration Date. Upon consummation, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors."

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

  Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

  Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  As of the date of this Prospectus, $100 million aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes initially purchased by Qualified Institutional Buyers to be issued and transferable in book entry form through the facilities of DTC, acting as depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.

  This Prospectus, together with the accompanying Letter of Transmittal, is
being sent to all registered holders as of     , 1996 (the "Record Date").

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of

Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean     , 1996 unless the Company, in its
sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

  Without limiting the manner to which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones New Service.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from January 24, 1996, payable semiannually on February 1 and August 1 of each year commencing on August 1, 1996, at the rate of 9 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from January 24, 1996 until the date of the issuance of the New Notes. Consequently holders who exchange their Old Notes for New Notes will receive the same interest payment on August 1, 1996 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  The method of delivery of Old Notes and the Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder' with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanies by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted wit the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sold discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

  By tendering, each holder of Old Notes will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the Holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURES

  Holders how wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if;

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, [within five business days after the Expiration Date], the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York

City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly rendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be rendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not therefore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

  If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  Fleet National Bank Connecticut, N.A., the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Mail or Hand Delivery:
                         Fleet National Bank Connecticut, N.A.
                         Corporate Trust Operations
                         777 Main Street, Lower Level
                         Hartford Connecticut 06115
                         Attention: Patricia Williams


  Facsimile Transmission:(860) 986-7908

  Confirm by Telephone:  (860) 986-1271

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                CAPITALIZATION

  The following table sets forth: (i) the historical capitalization of BEA as of November 25, 1995 and (ii) the pro forma capitalization of the Company as of such date giving effect to the Acquisition, the Offering and the application of the net proceeds therefrom. See "Use of Proceeds" and "The Acquisition." The table should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" and the financial statements and related notes thereto of BEA included elsewhere in this Prospectus.

                                                       AS OF NOVEMBER
                                                          25, 1995
                                                   ---------------------------
                                                   HISTORICAL      PRO FORMA
                                                   -----------     -----------
                                                        (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS)
Short-term debt, including current maturities of
 long-term debt...................................  $     3,730(a) $     3,730
Long-term debt, excluding current maturities:
  Bank indebtedness...............................       83,169(a)      33,369
  Senior Notes....................................      125,000        125,000
  Notes offered hereby............................          --         100,000
                                                    -----------    -----------
    Total long-term debt..........................      208,169        258,369
Stockholders' equity
  Preferred Stock, $.01 par value, 1,000,000
   shares authorized; no shares issued and
   outstanding ...................................          --             --
  Common Stock, $.01 par value 30,000,000 shares
   authorized;
   16,179,345 shares issued and outstanding.......          161            161
  Additional paid-in capital......................      120,098        120,098
  Retained earnings...............................        3,671          3,671
  Cumulative currency translation adjustment......         (790)          (790)
                                                    -----------    -----------
  Total stockholders' equity......................      123,140        123,140
                                                    -----------    -----------
    Total capitalization..........................     $335,039    $   385,239
                                                    ===========    ===========

--------
(a) The portion represented by bank indebtedness consists of approximately $61 million of secured indebtedness under the Company's pre-Acquisition bank credit facility, $43 million of which was repaid with the proceeds from the Offering, a $10 million unsecured bank borrowing which was repaid with the proceeds from the Offering and $15.5 million of other secured indebtedness. See "Description of Certain Indebtedness."

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited pro forma combined statements of operations and unaudited pro forma combined balance sheet give effect to the Acquisition on a purchase accounting basis, the Offering and the application of the net proceeds therefrom. The pro forma combined statement of operations for the fiscal year ended February 25, 1995 is comprised of the results of BEA for the fiscal year ended February 25, 1995 and the results of Burns for the year ended December 31, 1994. The pro forma combined statement of operations for the nine months ended November 25, 1995 is comprised of the results of BEA for the nine months ended November 25, 1995 and the results of Burns for the nine months ended September 30, 1995. The pro forma combined balance sheet as of November 25, 1995 has been prepared by combining the consolidated balance sheet of BEA as of November 25, 1995 with the balance sheet of Burns as of September 30, 1995.

  The pro forma combined statements of operations for the fiscal year ended February 25, 1995 and the nine months ended November 25, 1995 assume that the Acquisition and the Offering occurred on February 27, 1994. The pro forma combined balance sheet as of November 25, 1995 assumes that the Acquisition and the Offering occurred on November 25, 1995. The pro forma combined statements of operations and balance sheet do not purport to represent the results of operations or financial position of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Certain of the pro forma adjustments represent estimates of costs to be incurred and cost savings expected to be realized in connection with the Acquisition. No assurance can be given as to the amount of costs that will actually be incurred or cost savings that will actually be realized. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments. The actual allocation of the purchase price will be adjusted to the extent that actual amounts differ from management's estimates in accordance with FAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises."

  The pro forma combined financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements. The pro forma combined financial information should be read in conjunction with the historical financial statements, and related notes, of BEA and Burns contained elsewhere herein.

PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                               FISCAL YEAR ENDED FEBRUARY 25, 1995
                          ------------------------------------------------------
                                                                        ADJUSTED
                            BEA      BURNS      COMBINED  ADJUSTMENTS   PROFORMA
                          --------  -------     --------  -----------   --------
                                      (DOLLARS IN THOUSANDS)
Net sales...............  $229,347  $93,494     $322,841    $  --       $322,841
Cost of sales...........   154,863   75,880      230,743    (5,389)(a)   221,081
                                                              (968)(b)
                                                            (3,305)(c)
                          --------  -------     --------                --------
Gross profit............    74,484   17,614       92,098                 101,760
Operating expenses:
  Selling, general and
   administrative.......    31,787   10,729       42,516    (5,321)(a)    37,195
  Management fees.......       --     3,359        3,359    (3,359)(d)       750
                                                               750 (d)
  Research and develop-
   ment.................    12,860    1,615       14,475    (1,223)(a)    16,557
                                                             3,305 (c)
  Amortization .........     9,954    1,509       11,463      (109)(b)    11,354
  Other expenses........    23,736      738       24,474       --         24,474
                          --------  -------     --------                --------
Total operating ex-
 penses.................    78,337   17,950       96,287                  90,330
                          --------  -------     --------                --------
Operating earnings
 (loss).................    (3,853)    (336)      (4,189)                 11,430
Interest expense, net...    15,019    6,374 (e)   21,393    (6,374)(e)    21,989
                                                             6,970 (f)
                          --------  -------     --------                --------
Loss before income taxes
 (benefit)..............   (18,872)  (6,710)     (25,582)                (10,559)
Income taxes (benefit)..    (6,806)  (2,200)      (9,006)    4,782 (g)    (4,224)
                          --------  -------     --------                --------
Net loss ...............  $(12,066) $(4,510)    $(16,576)               $ (6,335)
                          ========  =======     ========                ========

-------
(a) The Company has specifically identified cost reductions resulting from a business integration plan which is being implemented. The business integration plan contemplates (i) the elimination of duplicate executive, sales and marketing, research and engineering and administrative functions at Burns, (ii) shifting Burns' seat assembly operations to BEA's facilities and (iii) shifting certain of BEA's seating fabrication operations to Burns. The cost reductions presented below for cost of sales, selling, general and administrative expenses and research and development expenses are comprised of labor and overhead expenses that are expected to be eliminated in conjunction with the implementation of the business integration plan. The Company's business integration plan provides for the events generating the cost reductions to occur in phases, beginning in the initial year. Therefore, the pro forma expected cost savings for the fiscal year ended February 25, 1995 reflect only a portion of the expected ongoing annual savings. Assuming the Acquisition occurred on February 27, 1994 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the fiscal year ended February 25, 1995 are as follows:

        Cost of sales.......................................... $5,389
        Selling, general and administrative....................  5,321
        Research and development...............................  1,223

  Upon full implementation of the integration plan, the Company estimates aggregate annualized cost of sales savings from the business integration plan as follows:

        Cost of sales....................................... $10,368
        Selling, general and administrative.................   5,514
        Research and development............................   1,482

    See Note (b) to the pro forma combined balance sheet for purchase reserves established related to the cost of the business integration plan.

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase accounting allocation related to property, plant and equipment and intangible assets acquired in connection with the Acquisition and the difference between depreciation expense recorded by Burns and that determined under the methods used by the Company. The Company uses periods of 20 years for manufacturing facilities, five to seven years for machinery and equipment and 20 years for intangible assets.

(c) Reflects adjustments to reclassify certain Burns expenses in a manner consistent with BEA's financial presentation, in which BEA classifies certain engineering related expenditures as a component of research and development as compared to a component of cost of sales.

(d) Reflects the elimination of management fees allocated from Eagle of $3,359 which is partially offset by the addition of $750 of incremental associated selling, general and administrative expenses. Such incremental expense amounts are related to legal, accounting, tax, auditing, purchasing, human resources and management information services, which are the portion of the allocated selling, general and administrative expenses that are estimated by the Company as necessary to operate Burns as a division of the Company. The balance of the remaining allocated selling, general and administrative expenses that is being eliminated generally reflects indirect cost allocations from Eagle for which no direct benefit was received.

(e) Burns participated in its parent's cash management system under which its cash funding requirements were met by its parent and, therefore, Burns itself did not have any indebtedness to nonaffiliates. Interest expense appearing on the Burns Financial Statements is attributable to interest on intercompany indebtedness.

(f) Represents the additional interest expense for the year ended February 25, 1995 that would have been incurred had the Acquisition and the Offering taken place on February 27, 1994, offset by the elimination of intercompany indebtedness of Burns owed to Eagle which will be forgiven upon consummation of the Acquisition.

(g) Adjustments to reflect income tax effects assuming a combined state and federal statutory income tax rate of 40%.

PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                               NINE MONTHS ENDED NOVEMBER 25, 1995
                          ------------------------------------------------------
                                                                        ADJUSTED
                                                                          PRO
                            BEA      BURNS      COMBINED  ADJUSTMENTS    FORMA
                          --------  -------     --------  -----------   --------
                                      (DOLLARS IN THOUSANDS)
Net sales...............  $168,233  $75,768     $244,001    $   --      $244,001
Cost of sales...........   113,740   62,014      175,754     (7,776)(a)  165,055
                                                               (726)(b)
                                                             (2,197)(d)
                          --------  -------     --------                --------
Gross profit............    54,493   13,754       68,247                  78,946
Operating expenses:
  Selling, general and
   administrative.......    25,247    8,867       34,114     (4,134)(a)   29,980
  Management fees.......       --     2,280        2,280     (2,280)(c)      350
                                                                350 (c)
  Research and develop-     11,591    1,716       13,307                  14,392
   ment.................                                     (1,112)(a)
                                                              2,197 (d)
  Amortization..........     6,910    1,125        8,035        (81)(b)    7,954
  Other expenses........     4,300       83        4,383        --         4,383
                          --------  -------     --------                --------
    Total operating ex-
     penses.............    48,048   14,071       62,119                  57,059
                          --------  -------     --------                --------
Operating earnings......     6,445     (317)       6,128                  21,887
Interest expense, net...    12,386    5,875 (e)   18,261     (5,875)(e)   17,524
                                                              5,138 (f)
                          --------  -------     --------                --------
Earnings (loss) before
 income taxes
 (benefit)..............    (5,941)  (6,192)     (12,133)                  4,363
Income taxes (benefit)..    (2,198)  (1,960)      (4,158)     5,903 (g)    1,745
                          --------  -------     --------                --------
Net earnings (loss).....  $ (3,743) $(4,232)    $ (7,975)               $  2,618
                          ========  =======     ========                ========

--------
(a) The Company has specifically identified cost reductions resulting from a business integration plan which is being implemented. The business integration plan contemplates (i) the elimination of duplicate executive, sales and marketing, research and engineering and administrative functions at Burns, (ii) shifting Burns' seat assembly operations to BEA's facilities and (iii) shifting certain of BEA's seating fabrication operations to Burns. The cost reductions presented below for cost of sales, selling, general and administrative expenses and research and development expenses are comprised of labor and overhead expenses that are expected to be eliminated in conjunction with the implementation of the business integration plan. Assuming the Acquisition occurred on February 27, 1994 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the nine months ended November 25, 1995 are as follows:

        Cost of sales.................................................... $7,776
        Selling, general and administrative..............................  4,134
        Research and development.........................................  1,112

    Upon full implementation of the business integration plan, the Company estimates aggregate annualized cost of sales savings from the business integration plan as follows:

        Cost of sales................................................... $10,368
        Selling, general and administrative.............................   5,514
        Research and development........................................   1,482

    See Note (b) to the pro forma combined balance sheet for purchase reserves established related to the cost of the business integration plan.
(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase accounting allocation related to property, plant and equipment and intangible assets acquired in connection with the Acquisition and the difference between depreciation expense recorded by Burns and that determined under the methods used by the Company. The Company uses periods of 20 years for manufacturing facilities, five to seven years for machinery and equipment and 20 years for intangible assets.
(c) Reflects the elimination of management fees allocated from Eagle of $2,280 which is partially offset by the addition of $350 of incremental associated selling, general and administrative expenses. Such incremental expense amounts are related to legal, accounting, tax, auditing, purchasing, human resources and management information services, which are the portion of the allocated selling, general and administrative expenses that are estimated by the Company as necessary to operate Burns as a division of the Company. The balance of the remaining allocated selling, general and administrative expenses that is being eliminated generally reflects indirect cost allocations from Eagle for which no direct benefit was received.

(d) Reflects adjustments to reclassify certain Burns expenses in a manner consistent with BEA's financial presentation, in which BEA classifies certain engineering related expenditures as a component of research and development as compared to a component of cost of sales.
(e) Burns participated in its parent's cash management system under which its cash funding requirements were met by its parent and, therefore, Burns itself did not have any indebtedness to nonaffiliates. Interest expense appearing on the Burns financial statements is attributable to the intercompany indebtedness.
(f) Represents the additional interest expense for the nine months ended November 25, 1995 that would have been incurred had the Acquisition and the Offering taken place on February 27, 1994, offset by the elimination of intercompany indebtedness of Burns owed to Eagle which will be forgiven upon consummation of the Acquisition.
(g) Adjustments to reflect income tax effects assuming a combined state and federal statutory income tax rate of 40%.

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                             BEA AS OF    BURNS AS OF                 PRO FORMA
                            NOVEMBER 25, SEPTEMBER 30,                COMBINED
                                1995         1995      ADJUSTMENTS     BALANCE
                            ------------ ------------- -----------    ---------
                                         (DOLLARS IN THOUSANDS)
ASSETS:
Current Assets:
 Cash ....................    $  5,348     $     81     $    --       $  5,429
 Accounts receivable......      44,118        1,793       15,637 (c)    61,548
 Inventories..............     103,905       16,880          --        120,785
 Deferred income taxes....       5,945          --           --          5,945
 Other current assets.....       8,758        1,759          --         10,517
                              --------     --------                   --------
   Total current assets...     168,074       20,513                    204,224
Net property and equip-
 ment.....................      66,529       18,257       (7,500)(b)    77,286
Intangibles and other as-
 sets.....................     171,389       55,932        7,700 (a)   205,812
                                                          18,500 (b)
                                                         (47,709)(c)
                              --------     --------                   --------
                              $405,992     $ 94,702                   $487,322
                              ========     ========                   ========
LIABILITIES & STOCKHOLD-
 ERS' EQUITY:
Liabilities:
 Accounts payable.........    $ 33,704     $  7,564     $    --       $ 41,268
 Other current liabili-
  ties....................      21,258        7,416        7,000 (b)    35,674
 Income taxes payable.....       2,624          --           --          2,624
 Current portion of long-
  term debt...............       3,730          --           --          3,730
                              --------     --------                   --------
   Total current liabili-
    ties..................      61,316       14,980                     83,296
Long-term bank debt.......      83,169          --       (49,800)(a)    33,369
Long-term debt (Senior
 Notes and Notes offered
 hereby)..................     125,000          --       100,000 (a)   225,000
Deferred income taxes.....      10,032          --           --         10,032
Advances from affiliate...         --        82,856      (82,856)(c)       --
Other long-term liabili-
 ties.....................       3,335        5,150        4,000 (b)    12,485
                              --------     --------                   --------
   Total Liabilities......     282,852      102,986                    364,182
Stockholders' equity
 Preferred stock..........         --           --           --            --
 Common stock.............         161            1           (1)(c)       161
 Additional paid-in capi-
  tal.....................     120,098          --           --        120,098
Retained earnings (defi-
 cit).....................       3,671       (8,285)       8,285 (c)     3,671
Cumulative currency trans-
 lation adjustment........        (790)         --           --           (790)
                              --------     --------                   --------
   Total stockholders' eq-
    uity..................     123,140       (8,284)                   123,140
                              --------     --------                   --------
                              $405,992     $ 94,702                   $487,322
                              ========     ========                   ========

-------
(a) Reflects the incurrence of debt required to finance the Acquisition and the net cash resulting from such borrowings after payment of the purchase price and acquisition costs as follows:


    Gross proceeds from the Offering................................. $100,000
    Offering discount, consent, bank amendment and acquisition re-
     lated fees......................................................   (7,700)
    Repayment of unsecured bank borrowings and a portion of the ex-
     isting bank credit facility.....................................  (49,800)
    Cost of Acquisition..............................................  (42,500)

(b) The Acquisition was accounted for as a purchase pursuant to APB Opinion No. 16, "Business Combinations." The purchase cost was allocated to the assets and the liabilities of the Burns based on their relative fair values. Such allocations are subject to final determination based on valuations and other studies to be performed prior to the Closing. The final values may differ from those set forth below.

    Purchase cost:

    Cash............................................................. $ 42,500
    Purchase accounting reserves.....................................   11,000
    Less estimated book value of net assets to be purchased..........  (42,500)
                                                                      --------
    Excess of purchase cost over book value.......................... $ 11,000
                                                                      ========
    Allocation of excess of purchase cost over book value to assets of the Company:
    Property, plant and equipment, net............................... $ (7,500)
    Other assets, primarily patents, processes, trademarks and other
     intellectual properties.........................................   18,500
                                                                      --------
    Total............................................................ $ 11,000
                                                                      ========

    Purchase accounting reserves include the costs to implement the business integration plan, including severance, relocation, systems conversion and other business acquisition related costs.

(c) Eliminates advances from affiliates and Burns' intangible assets as of the Closing and reflects the purchase of Burns' trade accounts receivable held in trust pursuant to Eagle's existing asset securitization program.

                     SELECTED FINANCIAL INFORMATION OF BEA


  On February 28, 1992, BEA acquired from The Pullman Company certain assets and liabilities of PTC Aerospace, Inc. ("PTC") and Aircraft Products Company ("APC") and changed its fiscal year-end to the last Saturday in February. On April 2, 1992, BEA acquired the stock of Flight Equipment Engineering Limited ("FEEL"). During fiscal year 1994, BEA completed the following acquisitions:
On April 29, 1993, BEA acquired all of the stock of Royal Inventum, B.V. ("Inventum"); on August 23, 1993, BEA acquired all of the stock of Nordskog Industries ("Nordskog"); on August 26, 1993, BEA acquired all of the stock of Acurex Corporation ("Acurex"); and on October 13, 1993, BEA acquired substantially all of the assets of Philips Airvision ("Airvision"). Each of BEA's acquisitions has been accounted for as a purchase, and the results of the acquired businesses are included in BEA's historical financial data from the date of acquisition. The financial data for the fiscal years ended February 25, 1995, February 26, 1994 and February 27, 1993, the seven months ended February 29, 1992 and the fiscal years ended July 28, 1991 and July 29, 1990 have been derived from financial statements which have been audited by BEA's independent auditors. The financial data for the nine months ended November 25, 1995 and November 26, 1994 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended November 25, 1995 and November 26, 1994 are not necessarily indicative of results that may result for a full year. The following financial information is qualified by reference to, and should be read in conjunction with, the financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                              NINE MONTHS ENDED                 FISCAL YEAR ENDED               SEVEN MONTHS     YEAR      YEAR
                          --------------------------  ---------------------------------------      ENDED        ENDED     ENDED
                          NOVEMBER 25,  NOVEMBER 26,  FEBRUARY 25,  FEBRUARY 26, FEBRUARY 27,   FEBRUARY 29,   JULY 28,  JULY 29,
                              1995          1994          1995          1994         1993           1992         1991      1990
                          ------------  ------------  ------------  ------------ ------------   ------------   --------  --------
                                 (UNAUDITED)                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Net sales...............    $168,233      $170,045      $229,347      $203,364     $198,019        $12,192     $24,278   $22,944
Cost of sales...........     113,740       114,082       154,863       136,307      137,690          5,626      10,645    11,375
                            --------      --------      --------      --------     --------       --------     -------   -------
Gross profit............      54,493        55,963        74,484        67,057       60,329          6,566      13,633    11,569
Operating expenses:
 Selling, general and
  administrative........      25,247        23,898        31,787        28,164       21,698          4,871 (b)   3,609     3,425
 Research and develop-
  ment..................      11,591         8,900        12,860         9,876       11,299          1,324       1,809     1,952
 Amortization expense...       6,910         7,627         9,954         7,599        4,551          3,707 (b)   1,246     1,303
 Other expenses.........       4,300(a)     23,736(a)     23,736(a)        --           --             --          --        --
                            --------      --------      --------      --------     --------       --------     -------   -------
Operating earnings
 (loss).................       6,445        (8,198)       (3,853)       21,418       22,781         (3,336)      6,969     4,889
Interest (income) ex-
 pense, net.............      12,386        11,080        15,019        12,581        3,955           (743)       (211)    1,564
                            --------      --------      --------      --------     --------       --------     -------   -------
Earnings (loss) before
 income taxes (benefit)
 and extraordinary
 item...................      (5,941)      (19,278)      (18,872)        8,837       18,826         (2,593)      7,180     3,325
Income taxes (benefit)..      (2,198)       (6,747)       (6,806)        3,481        6,676           (860)      2,478     1,012
                            --------      --------      --------      --------     --------       --------     -------   -------
Earnings (loss) before
 extraordinary item.....      (3,743)      (12,531)      (12,066)        5,356       12,150         (1,733)      4,702     2,313
Extraordinary item, net
 of tax effect..........         --            --            --            --          (522)(c)        --          --        723
                            --------      --------      --------      --------     --------       --------     -------   -------
Net earnings (loss).....    $ (3,743)     $(12,531)     $(12,066)       $5,356     $ 11,628       $ (1,733)    $ 4,702   $ 1,590
                            ========      ========      ========      ========     ========       ========     =======   =======
Net earnings (loss) per
 common share:
 Continuing operations..    $  (0.23)     $  (0.78)     $  (0.75)     $   0.35     $   1.03       $  (0.18)    $  0.65   $  0.43
 Extraordinary item, net
  of tax effect.........         --            --            --            --         (0.05)           --          --      (0.14)
                            --------      --------      --------      --------     --------       --------     -------   -------
Net earnings (loss) per
 common share...........    $  (0.23)     $  (0.78)     $  (0.75)     $   0.35     $   0.98       $  (0.18)    $  0.65   $  0.29
                            ========      ========      ========      ========     ========       ========     =======   =======
Common and common
 equivalent shares......      16,111        16,075        16,021        15,438       11,847          9,604       7,248     5,425
BALANCE SHEET DATA
 (END OF PERIOD):
Working capital.........    $106,758      $ 65,855      $ 76,563      $ 76,874     $133,661       $ 27,367     $13,500   $ 7,361
Total assets............     405,992       358,771       379,954       375,009      314,055        135,330      26,034    21,348
Long-term debt..........     208,169       162,260       172,693       159,170      127,743         40,500         --      1,627
Stockholders' equity....     123,140       124,657       125,331       133,993      107,974         57,057      22,467    16,194

-------
(a) In fiscal 1996, in anticipation of the Acquisition, BEA recorded a charge to earnings of $4.3 million related to costs associated with the integration and consolidation of the Company's European seating operations. In fiscal 1995, the Company charged to earnings $23.7 million of expenses primarily related to intangible assets and inventories associated with the Company's earlier generations of passenger entertainment systems.
(b) During the seven months February 29, 1992, approximately $3.1 million of nonrecurring expenses related to a writedown of intangible assets and $2.1 million of costs associated with the Company's acquisitions were charged to amortization expense and selling, general and administrative expenses, respectively.
(c) As a result of the sale of Senior Notes in 1993, the Company wrote off the unamortized portion of certain debt issuance costs related to its prior credit agreement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

  BEA has become the world's leading supplier of commercial aircraft interior products through the strategic acquisitions of seating, inflight passenger entertainment and services systems ("PESS") and galley products businesses. BEA's products include an extensive line of first, business, tourist class and commuter seats, complete galley systems including coffee and beverage makers, ovens, liquid containers and refrigeration equipment, well as a line of inflight entertainment products including the recently introduced MDDS. BEA markets and sells its products to its customers, the airlines, through an integrated worldwide approach, focused by airline and encompassing BEA's entire product line.

  BEA's revenues are generally derived from two primary sources: new aircraft deliveries and refurbishment or upgrade programs for the airlines' existing worldwide fleets. BEA believes its large installed base of products, estimated to be approximately $1.8 billion as of November 25, 1995 (valued at replacement prices), gives it a significant advantage over competitors in obtaining orders for refurbishment programs, principally due to the tendency of the airlines to purchase equipment for such programs from the original supplier. With the exception of spare parts sales, BEA's revenues are generated from programs initiated by the airlines which may vary significantly from year to year in terms of size, mix of products and length of delivery. As a result, BEA's revenues and margins may fluctuate from period to period based upon the size and timing of the program and the type of products sold. Historically, BEA experienced certain trends in its two revenue drivers: as the airlines took deliveries of large numbers of new aircraft, refurbishment programs as a percentage of revenues declined and similarly, when new aircraft deliveries declined, refurbishment programs tended to increase in number and size. During the most recent airline industry recession, which ended in 1994, the airlines significantly depleted their cash reserves and incurred record losses. In an effort to improve their liquidity, the airlines conserved cash by reducing or deferring cabin interior refurbishment and upgrade programs and purchases of new aircraft. As a result, in contrast with historical experience, BEA experienced declines in the number of both new orders and refurbishments.

  Since early 1994, the airlines have experienced a significant turnaround in operating results, with the domestic airline industry achieving record operating earnings during the first nine months of 1995. The airline cabin interior products industry business cycle, however, generally lags that of the commercial airlines because of the airlines' practice of gradually implementing refurbishment and replacement programs. Consequently, only in the past nine months has BEA begun to experience growth in its backlog of seating and galley products, representing the first time in over two years BEA has seen growth of new seating orders in excess of shipments. Management believes that the growth in backlog, which has historically preceded growth in BEA's revenues, is an early reflection of the airlines' need to begin refurbishing worn fleets and their ability to do so as a result of the strengthening of the airlines' balance sheets. The Company expects the recent backlog growth to begin to be reflected in its operations beginning in its fiscal year commencing February 26, 1996 as the products are delivered.

  Notwithstanding the industry declines in recent years, BEA has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. During the fiscal year ended February 26, 1994, BEA completed the following acquisitions: On April 29, 1993, the Company acquired, through a Dutch holding company, all of the capital stock of Inventum, a supplier of galley inserts including ovens, beverage makers and water boilers to airlines located primarily in Europe and the Pacific Rim. On August 23, 1993, the Company acquired all of the capital stock of Nordskog, an industry pioneer in galley structures and inserts. On August 26, 1993, the Company acquired all of the capital stock of Acurex, the leading worldwide supplier of commercial aircraft refrigeration products. On October 13, 1993, the Company acquired substantially all of the assets and certain of the liabilities of Airvision, a manufacturer of inflight entertainment equipment. While the Company will continue to be susceptible to industry-wide conditions, management believes that the Company's significantly more diversified product line and revenue base achieved through acquisitions has reduced its exposure to demand fluctuations in any one product area.

  The Burns acquisition will significantly impact BEA's results of operations. Management believes the incremental cash flow arising from Burns' existing operations and further supplemented by the cost savings expected to be realized upon the business combination will be substantial. BEA believes there are significant opportunities and synergies in acquiring Burns. Burns was one of the three leading North American suppliers of commercial aircraft passenger seats, with a base of airline customers that is largely complementary to that of BEA. BEA's and Burns' approximate share of the worldwide seating products market are 30% and 20%, respectively, based on fiscal 1995 unit sales. In addition, seat manufacturing capacity utilization at both Burns and BEA is approximately 50%. By consolidating engineering, marketing, administration and manufacturing operations of the two companies, BEA will be able to reduce fixed costs, thereby enhancing its low cost position. Management believes that the combined company also will have among the most advanced manufacturing facilities in the commercial airline seating products industry. Following the Acquisition, the Company will have a substantial base of prestigious airline customers, including British Air, Cathay Pacific, Lufthansa, Singapore, United, JAL, Southwest, KLM, Northwest, Delta and others.

  BEA's business strategy is to maintain its market leadership position through various initiatives, including new product development. Over the past several years, new product development expenditures by BEA have increased and have primarily consisted of costs related to the development of the MDDS, with the balance attributable to its seating products and galley businesses. BEA expenses its research, development and engineering costs as they are incurred, except for costs related to the enhancement of existing products under purchase orders from customers, which, following the completion of a working prototype, are capitalized and included as a component of the inventories associated with such programs. As the products are shipped, the costs are deducted from inventories. As of November 25, 1995, approximately $40.8 million of such development costs were included in inventories and were primarily related to the development of the MDDS. Management believes that the majority of the engineering costs associated with the development of MDDS have been incurred and any incremental spending necessary to complete the system will be largely incurred by February 1996. Thereafter, Management expects its development spending, as a percentage of sales, will return to historical levels.

RESULTS OF OPERATIONS--NINE MONTHS ENDED NOVEMBER 25, 1995 COMPARED WITH THE NINE MONTHS ENDED NOVEMBER 26, 1994

  Sales for the nine months ended November 25, 1995 were $168,233,000 or $1,812,000 lower than sales of $170,045,000 for the comparable period in the prior year. Sales in the current year were negatively impacted by a 10-week strike at Boeing, which ended December 14, 1995.

  At November 25, 1995 the Company's backlog stood at $369 million, up from $331 million at February 25, 1995. During the past nine months, for the first time in over two years, the airlines placed orders for the Company's seating and galley products in excess of its shipment levels, resulting in an increase in its seating and galley products backlog. These orders, however, are not expected to materially impact the Company's revenues until its fiscal year commencing February 25, 1996 when they begin to be deliverable to the airlines.

  Gross profit was $54,493,000 or 32% of sales, for the nine months ended November 25, 1995 and was $1,470,000, or 3%, lower than gross profit for the comparable period in the prior year of $55,963,000, which represented 33% of sales. The decrease in gross profit is the result of the lower sales volume along with the mix of products sold during the period.

  Selling, general and administrative expenses were $25,247,000, or 15% of sales, for the nine months ended November 25, 1995. This was $1,349,000 higher than the comparable period in the prior year of $23,898,000 or 14% of sales, principally due to higher promotional and selling costs associated with BEA's participation in a biannual industry trade show as well as higher medical benefits costs incurred in the third quarter of fiscal 1996.

  Research and development expenses were $11,591,000, or 7% of sales, for the nine months ended November 25, 1995. For the comparable period in the prior year, research and development expense was

$8,900,000 or 5% of sales. The increase in research and development expense during the current period is primarily related to testing for the MDDS, as well as research and development for seating products.

  Amortization expense for the nine months ended November 25, 1995 of $6,910,000 was $717,000 less than the amount recorded in the first nine months of fiscal 1995 as a result of the lower level of intangible assets amortized in the current period.

  Other expenses were $4,300,000 for the nine months ended November 25, 1995 and relate to costs associated with the integration and consolidation of the Company's European seating business in conjunction with the planned acquisition of Burns. Other expenses for the nine months ended November 24, 1994 were $23,736,000 and related primarily to a charge associated with BEA's earlier generations of passenger entertainment systems.

  Operating earnings before other expenses for the nine month period ended November 25, 1995 declined to $10,745,000 from $15,538,000 in the comparable period of the prior year. This decrease was largely due to lower sales, a lower gross margin and higher levels of research and development and selling, general and administrative expenses.

  Interest expense, net was $12,386,000 for the nine months ended November 25, 1995 or $1,306,000 higher than the net interest expense of $11,080,000 recorded for the comparable period in the prior year, and was principally due to the increase in BEA's long-term outstanding debt during the current period to finance the increase in inventory associated with the growth in the Company's backlog.

  Income tax benefit for the nine months ended November 25, 1995 was ($2,198,000) or 37% of loss before income taxes, as compared to income tax benefit of ($6,747,000), or 35% of loss before income taxes, in the first nine months of fiscal 1995.

  The net loss of ($3,743,000) or ($.23) per share for the nine months ended November 25, 1995 was $8,788,000 or $.55 per share less than the loss of the prior year, primarily as a result of higher other expenses in the prior year.

RESULTS OF OPERATIONS--YEAR ENDED FEBRUARY 25, 1995 (FISCAL 1995) COMPARED WITH YEAR ENDED FEBRUARY 26, 1994 (FISCAL 1994)

  Sales for the year ended February 25, 1995 were $229,347,000 or 13% higher than sales of $203,364,000 in the prior year. The increase in sales was primarily related to the results of operations of businesses acquired at the end of the second quarter of fiscal 1994. The level of activity in the cabin interior products industry continued to reflect the depressed conditions within the airline industry.

  At February 25, 1995, BEA's backlog stood at $331 million, up from $241 million at February 26, 1994. Substantially all of the growth in backlog was attributable to BEA's inflight entertainment products; backlog for BEA's seating and galley products continued to decline through fiscal 1995 as a result of the depressed conditions present in the airline industry.

  Gross profit was $74,484,000, or 32% of sales, for the year ended February 25, 1995 and was $7,427,000, or 11%, greater than the prior year's gross profit of $67,057,000, which represented 33% of sales. The increase in gross profit during the fiscal year ended February 25, 1995 was in large part the result of higher revenues associated with the businesses acquired at the end of the second quarter of fiscal 1994.

  Selling, general and administrative expenses were $31,787,000, or 14% of sales, for the year ended February 25, 1995. This was $3,623,000, or 13%, higher than the selling, general and administrative expenses for the comparable period in the prior year of $28,164,000 (14% of sales), principally due to the acquisitions completed during fiscal 1995.

  Research and development expenses were $12,860,000, or 6% of sales, for the fiscal year ended February 25, 1995. For the prior year, research and development expenses were $9,876,000, or 5% of sales. The increase in research and development was attributable to BEA's ongoing new product development programs associated with its MDDS, seating and gallery products.

  Amortization expense for the fiscal year ended February 25, 1995 of $9,954,000 was $2,355,000, or 31%, higher than the amount recorded in the prior year, and was due to the acquisitions completed during fiscal 1995.

  Other expenses consisted of a charge of $23,736,000 related primarily to intangible assets and inventories associated with BEA's earlier generations of passenger entertainment systems. The introduction of BEA's MDDS, which BEA expects to become the industry's standard for inflight passenger and service entertainment, has captured the dominant market share with it receiving contract awards from major airlines totaling more than $150 million during the fiscal year ended February 25, 1995. The MDDS also caused major carriers to convert programs for earlier products of BEA to the MDDS and has resulted in two of BEA's principal competitors offering to develop for the airlines systems similar to BEA's MDDS. These events caused the inflight entertainment industry to re-evaluate its product offerings and, in the process, have impaired the value of certain of its assets. As a result, BEA has written down certain of its assets principally related to its earlier systems.

  Principally due to the other expenses described above, BEA recorded a net operating loss of ($3,853,000) for the fiscal year ended February 25, 1995, as compared to operating earnings of $21,418,000 in the prior year. Operating earnings for the period before the special charge mentioned above were $19,883,000.

  Net interest expense of $15,019,000 for the fiscal year ended February 25, 1995 was $2,438,000, or 19%, higher than the prior year. This increase was the result of an increase in the amount of BEA's long-term debt outstanding, as well as higher interest rates.

  An income tax benefit of ($6,806,000) (36% of the loss before income taxes) was recognized principally as the result of the charge described above. Income tax expense for the fiscal year ended February 26, 1994 was $3,481,000 or 39% of earnings before income taxes.

  The net loss for fiscal 1995 was $(12,066,000) or $(.75) per share as compared to net earnings of $5,356,000 or $.35 per share in the prior year, principally due to the charge.

RESULTS OF OPERATIONS--YEAR ENDED FEBRUARY 26, 1994 (FISCAL 1994) COMPARED WITH YEAR ENDED FEBRUARY 27, 1993 (FISCAL 1993)

  Sales for the fiscal year ended February 26, 1994 were $203,364,000 or 3% higher than sales of $198,019,000 for the prior year. Decreases in sales of seating and galley products were more than offset by revenues from the acquisitions completed during fiscal 1994. The sales performance during fiscal 1994 reflected the steep decline in new aircraft shipments to the airlines generally, the delays by the airlines in placing orders associated with BEA's refurbishment, retrofit and spares programs and the timing of scheduled shipments within its backlog.

  At February 26, 1994, BEA's backlog stood at $241 million, which was up from $191 million at February 27, 1993, but reflects a decline of approximately $11 million from the prior quarter. This reversal in backlog growth and actual decrease versus the backlog level at November 27, 1993 reflected the airline environment in which programs were deferred by the airlines due to their financial status.

  Gross profit was $67,057,000, or 33% of sales, for fiscal 1994 and was $6,728,000, or 11%, higher than the prior year's gross profit of $60,329,000, which represented 30% of sales. The increase in gross profit during fiscal 1994 was due principally to revenue mix and lower manufacturing costs associated with certain products.

  Selling, general and administrative expenses were $28,164,000, or 14% of sales, for fiscal 1994. This was $6,466,000, or 30%, higher than selling, general and administrative expenses for the prior year of $21,698,000 (11% of sales), principally due to the acquisitions completed during fiscal 1994.

  Research and development expenses were $9,876,000, or 5% of sales, for fiscal 1994. Research and development expenses were $11,299,000, or 6% of sales, for the prior year. The change in spending between the years is reflective of the status of BEA's various research and development programs.

  Amortization expense for fiscal 1994 of $7,599,000 was $3,048,000, or 67%, higher than the amount recorded in fiscal 1993. The increase in amortization expense was due to higher levels of intangible assets resulting from the acquisitions completed during fiscal 1994.

  Operating earnings for the fiscal year ended February 24, 1994 were $21,418,000 or $1,363,000 less than the prior year.

  Net interest expense of $12,581,000 for fiscal 1994 was $8,626,000, or 218%, higher than net interest expense of $3,955,000 recorded for the prior year, and was due to the increase in BEA's long-term debt outstanding during fiscal 1994, principally related to the issuance of the Senior Notes. The proceeds from the sale of BEA's Senior Notes that had not been deployed in its business were invested in interest-bearing cash equivalents during fiscal 1994 at an average rate of approximately 3%. Interest income related to these cash equivalents during fiscal 1994 was $1,506,000.

  Income tax expense for fiscal 1994 was $3,481,000, or 39% of earnings before income taxes, as compared to a tax rate of 35% for fiscal 1993. The increase in the effective tax rate during 1994 increase was due principally to the nondeductible portion of amortization expense associated with the acquisitions completed by BEA during fiscal 1994.

  Net earnings were $5,356,000 or $.35 per share for fiscal 1994 as compared to $11,628,000 or $.98 per share in the prior year. The decrease in earnings per share reflects the impact of lower net earnings, as well as a 30% increase in the number of common and common equivalent shares from year to year.

BURNS' RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1994

  Net sales for the nine months ended September 30, 1995 were $75,768,000 or 10% higher than net sales of $69,213,000 for the comparable period in the prior year. The increase was primarily attributable to the introduction of new business class and tourist class seating programs. In addition, Burns commenced delivery in 1995 under a contract from a major international airline to supply a large retrofit program utilizing the new business class product.

  Gross profit was $13,754,000, or 18% of net sales, for the nine months ended September 30, 1995 and was $1,016,000, or 8%, higher than gross profit for the comparable period in the prior year of $12,738,000 which represented 18% of net sales. The increase in gross profit was the result of higher net sales, partially offset by launch costs associated with the introduction of new business class and tourist class seating programs during 1995.

  Operating income before management fees decreased by $94,000 to $1,963,000, from $2,057,000 in the 1994 period, due to the increased sales volume being offset by additional development costs for the new convertible seating and the new tourist class seat.

  Management fees to affiliate were $2,280,000 for the nine months ended September 30, 1995 or $1,079,000 less than the $3,359,000 charged to Burns in the 1994 period.

  Net interest expense was $5,875,000 for the nine months ended September 30, 1995, or $1,226,000 higher than the net interest expense of $4,649,000 recorded for the comparable period in the prior year. Interest expense of Burns was attributable to intercompany indebtedness. The increase was due to higher average balances due to affiliates and higher average interest rates.

  Income tax benefit for the nine months ended September 30, 1995 was ($1,960,000), or 32% of loss before income taxes, as compared to income tax benefit of ($2,074,000), or 35% of loss before income taxes for the comparable period in 1994.

  Burns' net loss of ($4,232,000) for the nine months ended September 30, 1995 was $355,000 greater than the net loss of ($3,877,000) in the comparable period in 1994, primarily as a result of the increase in net interest expense, offset in part by the decrease in management fees to affiliate.

BURNS' RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

  Net sales for the year ended December 31, 1994 were $93,494,000 or 40% higher than net sales of $66,902,000 in the prior year. The increase was primarily attributable to the introduction of a convertible seat which permits conversion of airline seats between tourist and business classes.

  Gross profit was $17,614,00, or 19% of net sales, for 1994 and was $5,888,000, or 50%, higher than gross profit for 1993 of $11,726,000, which represented 18% of net sales. The increase in gross profit is the result of higher net sales based on the number of units shipped.

  Operating income before management fees increased by $2,910,000 to $3,023,000, from $113,000 in 1993, due to the increased gross profit, partially offset by increased selling, general and administrative expenses and a litigation-related charge of approximately $850,000.

  Management fees to affiliate were $3,359,000 in fiscal 1994, or 134% higher than $1,434,000 in fiscal 1993. The management fees have been charged to Burns by its parent on an annual basis in the third quarter of every year.

  Net interest expense of $6,374,000 for the year ended December 31, 1994 was $2,171,000, or 52%, higher than the prior year. The increase was due to higher weighted average interest rates, partially offset by lower average balances due to affiliates.

  Income tax benefit for fiscal 1994 was ($2,200,000), or 33% of loss before income taxes, as compared to income tax benefit of ($1,268,000), or 23% of loss before income taxes for fiscal 1993.

  Burns' net loss of ($4,510,000) for fiscal 1994 was $1,643,000 better than the net loss of ($6,153,000) in fiscal 1993, primarily as a result of increased gross profit and the non-recurrence of the changes in accounting principles in 1993 (as described below), partially offset by the increase in management fees and net interest expense.

BURNS' RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1993, COMPARED WITH YEAR ENDED DECEMBER 31, 1992

  Net sales for the year ended December 31, 1993 were $66,902,000 or 32% lower than net sales of $98,185,000 in the prior year. The decrease was primarily attributable to a steep decline in new aircraft deliveries as well as the conclusion of a major fleet retrofit program involving tourist class seats that started in 1991. Tourist class seat and cabin maintenance and upgrade services decreased $21,000,000 and $4,100,000, respectively.

  Gross profit was $11,726,000, or 18% of net sales, for 1993 and was $2,603,000, or 18%, lower than gross profit for 1992 of $14,329,000, which represented 15% of net sales. The decrease in gross profit is the result of lower net sales along with additional product launch costs incurred during the period.

  Operating income before management fees decreased by $863,000 to $113,000, from $976,000 in 1992, due to the decreased gross profit, partially offset by decreased selling, general and administrative expenses.

  Management fees to affiliate were $1,434,000 in fiscal 1993, or 14% lower than $1,675,000 in fiscal 1992.

  Net interest expense of $4,203,000 for the year ended December 31, 1993 was $70,000, or 2%, higher than the prior year.

  Income tax benefit for fiscal 1993 was ($1,268,000), or 23% of loss before income taxes, as compared to income tax benefit of ($730,000), or 15% of loss before income taxes for fiscal 1992. The 1992 period benefitted from the utilization of net operating losses arising in prior periods.

  Effective January 1, 1993, Burns adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which resulted in a decrease in net deferred tax assets of $1,800,000 and a corresponding charge of $1,800,000. In addition, effective December 31, 1993, Burns adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," resulting in an increase in long-term liabilities of $97,000 and a corresponding charge of $97,000.

  Burns' net loss of ($6,153,000) for fiscal 1993 was $2,051,000 greater than the net loss of ($4,102,000) in fiscal 1992, primarily as a result of the change in accounting principles described above.

LIQUIDITY AND CAPITAL RESOURCES

  BEA's primary requirements for working capital have been directly related to its accounts receivable and inventory levels, costs associated with the design and development of the MDDS and other products and scheduled interest payments on its indebtedness. BEA's working capital was $106,758,000 as of November 25, 1995 compared to $76,563,000 as of February 25, 1995.

  In October 1993, BEA obtained credit facilities aggregating $85,000,000. The credit facilities are comprised of two revolving lines of credit, initially aggregating $40,000,000 and $45,000,000. The $40,000,000 revolving line of credit is collateralized by the stock of a wholly owned subsidiary and may be borrowed and repaid in $1,000,000 increments and has decreasing availability through November 1998. The $45,000,000 revolving line of credit may be borrowed in $1,000,000 increments, is subject to borrowing base calculations set forth in the credit facility agreement, is collateralized by substantially all BEA's assets and is due and payable in full in November 1998. The credit facilities bear interest at prime plus .50% or, at BEA's option, LIBOR plus 1.75%, in each case, subject to BEA's credit rating. As of November 25, 1995, the availability under the $40,000,000 revolving line of credit had been reduced to $28,000,000, resulting in a total credit facility aggregating $73,000,000, of which $61,000,000 was outstanding. Contemporaneously with the Offering the Company's existing credit facilities were replaced with the Bank Credit Facility described below.

  The Company's liquidity requirements consist primarily of working capital needs and scheduled payments of interest on its indebtedness. As a result of the Acquisition, the Company will have significantly increased cash requirements for debt service.

  Contemporaneously with the Offering the Company amended its existing credit facilities by increasing the aggregate principal amount that may be borrowed thereunder to $100,000,000 (the "Bank Credit Facility"). The Bank Credit Facility consists of the $25,000,000 Reducing Revolver and the $75,000,000 Revolving Facility. The Reducing Revolver is collateralized by all of the issued and outstanding capital stock of Acurex and has a five year maturity, with the commitments of the lenders thereunder reducing during such five year period, and the Revolving Facility is collateralized by all of the Company's accounts receivable, all of its inventory and substantially all of its other personal property and has a five year maturity. The Bank Credit Facility contains customary affirmative covenants, negative covenants and conditions of borrowing. At November 25, 1995, the Company also had a $10,000,000 unsecured borrowing facility which was repaid in connection with the execution of the Bank Credit Facility. The net proceeds of the Offering were used in part to repay all the unsecured indebtedness of BEA and a portion of the borrowings outstanding under existing credit facilities. See "Use of Proceeds". Borrowings under the Bank Credit Facility were used to refinance the remaining borrowings under BEA's pre-Acquisition credit facilities. Upon the consummation of the Acquisition and the Offering indebtedness in an aggregate principal amount of approximately $29,000,000, including letters of credit amounting to approximately $6,000,000, will be outstanding under the Bank Credit Facility. See "Description of Certain Indebtedness."

  The Company expects that its capital expenditures for the fourth quarter of fiscal 1996 will be approximately $4,000,000. These capital expenditures will relate principally to maintenance of operations and development of new product applications. During the next two fiscal years, the Company expects that annual capital expenditures will be approximately $14,000,000 per year.

  The Company believes that cash flow from operations and availability under the Bank Credit Facility provide adequate funds for its working capital needs, planned capital expenditures and debt services obligations through the term of the Bank Credit Facility. The Company believes that it will be able to refinance the Bank Credit Facility prior to its termination, although there can be no assurance that it will be able to do so. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled payments and to refinance its indebtedness depends on its future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control.

                                   BUSINESS

INDUSTRY OVERVIEW

  The commercial aircraft cabin interior products industry encompasses a broad range of products and services, including not only aircraft seating products, passenger entertainment and service systems, and food and beverage preparation and storage systems, but also lavatories, lighting systems, evacuation equipment and overhead bins. Management estimates that the industry had annual sales in excess of one billion dollars during fiscal 1995.

  Historically, revenues in the cabin interior products industry have been derived from five sources: (i) new installation programs in which airlines purchase new equipment to outfit a newly delivered aircraft; (ii) retrofit programs in which airlines purchase new components to overhaul completely the interiors of aircraft already in service; (iii) refurbishment programs in which airlines purchase components and services to improve the appearance and functionality of certain cabin interior equipment; (iv) spare parts; and (v) technology upgrades. The retrofit and refurbishment cycles for commercial aircraft cabin interior products differ by product category. Aircraft seating typically has a refurbishment cycle of one to two years and a retrofit cycle of seven to eight years, although in recent years these periods have tended to be extended. See "--Recent Industry Conditions." Galley structures and products are periodically upgraded or repaired, and require a continual flow of spare parts, but may be retrofitted only once or twice during the life of the aircraft.

  The various product categories currently manufactured by the Company include:

  . AIRCRAFT SEATS. This is the largest single product category in the industry and includes first class, business class, tourist class and commuter seats. Prices range from $750 to $10,000 per seat. Management estimates that the aggregate size of the worldwide aircraft seat market (including spare parts) during fiscal 1995, which still reflected depressed economic conditions stemming from the recent airline industry downturn, was in excess of $400 million, and has ranged as high as approximately $510 million in the past five years. Approximately 14 companies worldwide, including the Company, supply aircraft seats, although the Company and three other competitors share approximately 90% of the market.

  . PASSENGER ENTERTAINMENT AND SERVICE SYSTEMS. This product category includes individual seat video systems, overhead video projection systems, audio distribution systems, passenger control units ("PCUs") and related wiring and harness assemblies and sophisticated interactive telecommunications and entertainment systems. Individual passenger inflight entertainment systems currently range in price from approximately $2,500 to $7,000 per seat. Prices for PCUs range from $18,000 to $115,000 per aircraft. Management estimates that the aggregate size of the worldwide PESS market was approximately $210 million during fiscal 1995. Industry sources expect the PESS market to increase substantially in the near term as individual passenger entertainment systems become common inflight entertainment equipment in first, business and tourist classes on wide body, and with the advent of live broadcast inflight television, many narrow body aircraft. PESS products are currently supplied by approximately five companies worldwide, including the Company.

  . GALLEY PRODUCTS. This product category includes complete galley systems for both narrow and wide body aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers, air chillers, wine coolers and other refrigeration equipment and other galley components. Prices for coffee makers and ovens range from $3,000 to $10,000. Prices for aircraft refrigeration products range from $13,000 to $28,000. Prices for complete aircraft galley systems range from $120,000 for narrow body aircraft to $1,000,000 for wide body aircraft. Management estimates that the aggregate size of the worldwide galley equipment market during fiscal 1995 was in excess of $240 million and has ranged as high as approximately $300 million during the past five years. Sales of galley products tend to correlate closely with deliveries of new aircraft to the airlines. Approximately 38 companies worldwide, including BEA, supply galley equipment to the airline industry.

RECENT INDUSTRY CONDITIONS

  The Company's principal customers are the world's commercial airlines. The airlines, particularly the U.S. carriers, incurred record losses during the three-year period ended December 31, 1993. The losses incurred during the downturn seriously impaired airline balance sheets and negatively influenced airline purchasing decisions with respect to both new aircraft and refurbishment programs. The domestic airlines in large part returned to profitable operations during calendar 1994 and have started to restore their balance sheets since then through cash generated from operations and debt and equity placements. Further, in the first calendar quarter of 1995 the airframe manufacturers began receiving a significant increase in new aircraft orders. Among those factors expected to affect the cabin interior products industry are the following:

  . Large Existing Installed Base. According to the Current Market Outlook published by the Boeing Commercial Airplane Group in 1995 (the "Boeing Report"), the world commercial passenger aircraft fleet, as of the end of 1994, consisted of 10,629 aircraft, including 3,087 aircraft with fewer than 120 seats, 5,207 aircraft with between 120 and 240 seats and 2,335 aircraft with more than 240 seats. Based on such fleet numbers, management estimates that the total worldwide installed base of commercial aircraft cabin interior products, valued at replacement prices, was approximately $6.7 billion at the end of 1994. This existing installed base will generate continued retrofit, refurbishment and spare parts revenue, particularly in light of the deterioration of existing interior cabin functionality and aesthetics resulting from the airlines' deferral of refurbishment programs in recent years.

  . Expanding Worldwide Fleet. Worldwide air traffic has grown in every year since 1946 (except in 1990) and, according to the Boeing Report, is projected to grow at a compounded average rate of approximately five percent per year through 2014, increasing annual revenue passenger miles from approximately 1.3 trillion in 1993 to approximately 3.8 trillion by 2014. The Company believes, based upon industry sources, that the airlines are already experiencing extremely high load factors, and that a significant number of new aircraft will need to be purchased to meet this projected growth in air travel. According to the Boeing Report, the worldwide fleet of commercial passenger aircraft is consequently projected to expand from approximately 10,600 at the end of 1994 to approximately 14,600 by the end of 2004. According to Airbus Industrie Global Market Forecast published in March 1995 (the "Airbus Industrie Report"), the worldwide installed seat base is expected to increase from approximately 1.6 million passenger seats at the end of 1994 to approximately 4.0 million passenger seats at the end of 2014. The expanding worldwide fleet will generate additional revenues from new installation programs, and the increase in the size of the installed base will generate additional and continual retrofit, refurbishment and spare parts revenue.

  . Wide Body Aircraft Orders. Orders for wide body, long-haul aircraft constitute an increasing share of total new airframe orders. The Airbus Industrie Report estimates that approximately 7,300 new wide body aircraft will be introduced into the world commercial aircraft fleet between 1994 and 2014, increasing the wide body portion of the worldwide aircraft fleet from 28% in 1994 to an estimated 46% by 2014. Wide body aircraft currently carry up to three times the number of seats as narrow body aircraft, and because of multiple classes of service, including large first class and business class configurations, the Company's average revenue per seat on wide body aircraft is also higher. Aircraft crews on wide body aircraft may make and serve between 300 and 900 meals and may brew and serve more than 2,000 cups of coffee on a single flight. As a result, wide body aircraft may require as much as seven times the dollar value of cabin interior products as narrow body aircraft, as well as products which are technically more sophisticated and typically more expensive. Further, individual passsenger inflight entertainment systems are installed principally on wide body aircraft. Airlines are increasingly demanding such systems for long-haul flights to attract and retain customers, especially as the quality of inflight entertainment has become a differentiating factor in passengers' airline selection decisions. Such systems also provide the airlines with the opportunity to increase revenues per passenger mile, without raising ticket prices, by charging individually for services used. For these reasons, Management believes that in the future, interactive entertainment systems will be installed on essentially all wide body, and, with the advent of live broadcast inflight television, many narrow body planes covering all classes of service (first, business and tourist).

  . New Product Development. The commercial aircraft cabin interior products industry is engaged in intensive development and marketing efforts for a number of new products, including convertible seats, interactive individual passenger entertainment systems, advanced telecommunications equipment and new galley equipment. Interactive video technology provides a passenger with a wide range of computer capabilities, which are designed to accept information generated by the passenger and communicate such information to the cabin crew for assisting passengers and crew with food service selection, the purchase of duty-free goods, information in connection with the arrival time, connecting flights, gate and other passenger information, as well as facilitate effective on-board inventory control and provide individual entertainment. New cabin interior products will generate new installation and retrofit revenues as well as service revenues from equipment maintenance, inspection and repair.

  . Growing Upgrade, Maintenance, Inspection and Repair Service
    Markets. Historically, the airlines have relied on their airframe and engine mechanics to repair or replace cabin interior products that have become damaged or otherwise non-functional. As cabin interior product configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource such services in order to increase productivity and reduce costs and overhead. Outsourced services include product upgrades (such as the installation of a telecommunications module or individual passenger entertainment unit in an aircraft seat not originally designed to accommodate such equipment), cabin interior product maintenance and inspection, as well as other repair services.

COMPETITIVE STRENGTHS AND BUSINESS STRATEGY

  The Company believes that it has a strong competitive position attributable to a number of factors, including the following:

  . Leading Market Share and Significant Installed Base. Management believes that the Company has achieved the leading global market positions in each of its major product categories, with market shares, based upon industry sources, of approximately 50% in aircraft seats (pro forma for the Acquisition), 90% in coffee makers, 90% in refrigeration equipment and 50% in ovens, in each case based on fiscal 1995 unit sales, and 33% in individual passenger inflight entertainment systems, determined on the basis of installed base as of October 1995. The Company believes these market shares enable it to maintain significant competitive advantages in serving its customers, including manufacturing efficiencies and greater product development and marketing resources. The Company also believes that the small size of the total potential market in each product category, together with its large shares of such markets serve as a deterrent to new market entrants. For example, the total potential annual market for coffee makers, ovens and refrigeration equipment are each less than $25 million, with the Company's shares of such markets ranging from 50% to 90%. Furthermore, because of economies of scale, in part attributable to such large market shares and its approximate $1.8 billion installed base of cabin interior equipment (valued at replacement prices), the Company believes it is among the lowest cost producers in the cabin interior products industry. The Company believes that its large installed base gives it a significant advantage over competitors in obtaining orders for retrofit and refurbishment programs, principally because of the tendency of the airlines to purchase equipment for such programs from the original supplier. In addition, because of the need for compatible spare parts at airline maintenance depots and the desire of airlines to maximize fleet commonality, a single vendor is typically used for all aircraft of the same type operated by a particular airline.

  . Broadest Product Line in the Industry. Management believes the Company offers more products for the cabin interiors of commercial aircraft than any other manufacturer. With an established reputation for quality, service and product innovation, the Company enjoys broad recognition among the world's commercial airlines. The Company maintains a constant dialogue with a wide array of existing and potential customers, enabling it to become aware of emerging industry trends and needs and thereby to play a major role in product development. The Company has continued to expand its product line, believing that the airline industry increasingly will seek an integrated approach to the development, testing and sourcing of the aircraft's cabin interior. The Company believes that it is the only supplier in the industry with the technology, manufacturing capability and capacity and breadth of products and services to meet these industry demands.

  . Technological Leadership/New Product Development. Management believes that the Company is a technological leader in its industry, which contributes to its market leadership. The Company has state-of-the-art facilities and what it believes to be the largest R&D organization in the industry, with BEA employing approximately 420 engineers. The Company staffs on-site customer engineers at major airlines and airframe manufacturers to represent its entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. Through its on-site customer engineers, the Company expects to be able more efficiently to design and integrate products which address the requirements of its customers. The Company believes that the introduction of innovative products enables it to gain early entrant advantages and substantial market shares. An example of such a product introduction is the Company's original individual passenger inflight entertainment system, introduced in 1992, which offers a selection of preprogrammed movies. The Company believes that, in terms of shipments, it is the market leader, having sold more individual passenger inflight entertainment systems than any of its competitors. The next generation of this product is the Company's recently introduced interactive individual passenger inflight entertainment system, the MDDS, which it believes is superior to existing operational systems in terms of performance, reliability, weight, heat generation, and flexibility to adapt to changing technology. Other recent new product developments include a cappuccino/espresso maker, a refrigerated quick chill wine cooling system and a constant pressure cooking oven which the Company believes substantially improves the appearance, aroma and taste of airline food.

  . High Growth New Business Opportunity. Airlines are increasingly demanding individual passenger inflight entertainment systems for long-haul flights to attract and retain customers, especially as the quality of inflight entertainment has become a differentiating factor in passengers' airline selection decisions. Such systems also provide the airlines with the opportunity to increase revenues per passenger mile, without raising ticket prices, by charging individually for the services used. For these reasons, the Company believes that in the future, interactive entertainment systems will be installed on essentially all wide body, and with the advent of live broadcast inflight television, many narrow body planes. The Company's sophisticated MDDS has the capability to offer numerous movies on demand, telecommunications, gaming, Nintendo (R), Sega (R) and PC-based games, inflight shopping and, in the future, live television, among other services, although each airline will select the package of features it considers most attractive to offer. This system has been tested for British Air in flight simulations in excess of a thousand hours, and was first installed on a limited basis on a British Air Boeing 747-400 in November 1995. The Company expects that, upon the successful completion of a commercial testing period, British Air will install the MDDS in all classes of service in approximately 80 wide body British Air planes over the next several years. The Company expects sales of this system to account for a significant percentage of revenues in the future. Based on an estimated current average sale price per seat of $2,500 to $7,000 for individual passenger inflight entertainment systems, and the world's current wide body fleet of approximately 2,500 planes that management believes are appropriate for installation of such systems, the total market potential for all such systems is estimated to be between $2 billion and $6 billion.

  . Proven Track Record of Integration. The Company has as one of its key corporate objectives the continual expansion of its product lines and market shares through strategic acquisitions within the aircraft cabin interior products industry. BEA has purchased eight businesses over the last seven years, for an aggregate purchase price of approximately $250 million. The Company maintains a highly disciplined approach in evaluating acquisitions, looking for opportunities to consolidate engineering, manufacturing and marketing activities, as well as rationalizing product lines. Since 1989, BEA has integrated each of the additional businesses by reducing the number of operating facilities acquired from 14 to six and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 800 employees. Upon the acquisition of Burns, the Company is implementing a similar integration plan consisting of, among other things, the reduction of headcount by approximately

     300 employees. The integration plan, when fully implemented, is expected to reduce costs by an estimated $17 million per annum. See "Unaudited Pro Forma Combined Financial Information".

  The Company's business strategy is to maintain its leadership position and best serve its airline customers by (i) offering the broadest and most integrated product line in the industry for both new product sales and follow-on products and services; (ii) pursuing a worldwide marketing approach focused by airline and encompassing the Company's entire product line; (iii) remaining the technological leader, as well as significantly growing its installed base of products in the developing inflight individual passenger entertainment market; (iv) enhancing its position in the growing upgrade, maintenance, inspection and repair services market; and (v) pursuing selective strategic acquisitions in the commercial aircraft cabin interior products industry.

PRODUCTS AND SERVICES

  BE Aerospace is the largest supplier of commercial aircraft cabin interior products in the world, serving virtually all major airlines with a broad line of products including aircraft seats, galley products and structures and individual passenger inflight entertainment systems. In addition, BEA provides upgrade, maintenance and repair services for the interior products it supplies, as well as for those supplied by other manufacturers. Over half of BEA's revenues and over 65% of its operating earnings in fiscal 1995 were derived from repair and refurbishment and sales of spare parts largely relating to its approximate $1.8 billion installed base of currently in-service products (valued at replacement prices), and the balance from sales of products to be installed on newly delivered aircraft.

 Seating Products

  The Company is the world's leading supplier of aircraft seats, offering a wide selection of first class, business class, tourist class and commuter seats. A typical seat sold by the Company includes the seat frame, cushions, armrests and tray table, together with a variety of optional features such as inflight entertainment systems, oxygen masks and telephones. Management estimates that the Company has an aggregate installed base of aircraft seats, valued at replacement prices, of approximately $938 million comprised of more than 670,000 seats, of which $343 million and 245,000 seats are attributable to Burns.

  . TOURIST CLASS. The Company is the leading supplier of tourist class seats in both the U.S. and worldwide markets. BEA has designed tourist class seats which incorporate features not previously utilized in that class, such as top-mounted passenger control units, footrests and improved oxygen systems.

  . FIRST AND BUSINESS CLASSES. First class and business class seats are generally larger, heavier and more complicated in design, and are substantially more expensive than other types of aircraft seats. The Company's first class seats and certain of its business class seats are equipped with an articulating bottom cushion suspension system, sophisticated hydraulic leg-rests and large tables.

  . CONVERTIBLE SEATS. The Company has developed two types of seats which can be converted from a tourist class triple-row seat to a business class double-row seat with minimal conversion complexity. Convertible seats allow airline customers to optimize the ratio of business class to tourist class seats for a given aircraft configuration.

  . COMMUTER SEATS. The Company is the leading supplier of commuter seats in both the U.S. and worldwide markets. The Company's Silhouette(TM) Composite commuter seats are similar to commercial jet seats in comfort and performance but are lightweight and require minimal maintenance.

  . SPARES. Aircraft seats are exposed to significant stress in the course of normal passenger activity, and certain seat parts are particularly susceptible to damage from continued use. As a result, a significant market exists for spare parts.

 Passenger Entertainment and Service Systems

  The Company is a significant supplier of PESS products, having the leading share of the market for PCUs and related wiring and harness assemblies. In addition, it has developed products aimed at other portions of the PESS market, including individual seat video systems, advanced multiplexer and hard-wired distribution systems and other products. Management estimates that the Company has the largest installed base of PESS products in the world, which, valued at replacement prices, is approximately $215 million.

  . INDIVIDUAL PASSENGER ENTERTAINMENT. The Company offers both its sophisticated MDDS and its original BE 2000 video system. Management believes that its MDDS has significant advantages over competitive systems in terms of performance, reliability, weight, heat generation and flexibility to adapt to changing technology. This system was first installed on a limited basis on a British Air Boeing 747-400 in November 1995.

  . PCUS, WIRING AND HARNESS ASSEMBLIES. The Company's PCU product line is the broadest in the industry, including over 300 different designs which are functionally similar but differ widely due to the style preferences and technical requirements of the various airlines. Wiring and harness assemblies (which stabilize installed wiring) are sold as a package with PCUs and vary as widely as PCU types.

  . DISTRIBUTION SYSTEMS. The Company has manufactured hard-wired audio
    (since 1963) and video distribution systems (since 1992) and is currently the principal supplier of such systems to the airline industry. The Company also offers frequency division multiplex distribution systems which deliver substantially improved audio performance compared to competitors' multiplex systems.

 Galley Structures and Inserts

  The Company is a leading supplier of galley products, offering complete galley systems for both narrow and wide body aircraft, as well as a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers, refrigeration equipment and other galley components. Management estimates that the Company has an aggregate installed base of galley structures and inserts, valued at replacement prices, of approximately $983 million.

  . GALLEY STRUCTURES. Galley structures are generally custom designed to accommodate the unique product specifications and features required by a particular carrier. Galley structures require intensive design and engineering work and are among the most sophisticated and expensive of the aircraft's cabin interior products. The Company provides a variety of galley structures, closets and class dividers, emphasizing sophisticated and higher value-added galleys for wide body aircraft.

  . COFFEE MAKERS. The Company is the leading supplier of aircraft coffee makers, with equipment currently installed in virtually every type of aircraft for almost every major airline. The Company manufactures a broad line of coffee makers, coffee warmers and water boilers including the Flash Brew Coffee Maker, with the capability to brew 54 ounces of coffee in one minute, a Combi(TM) unit which will brew coffee or boil water for tea while utilizing 25% less electrical power than traditional 5,000-watt water boilers, and a newly introduced cappuccino/espresso maker.

  . OVENS. The Company is a significant supplier of a broad line of specialized ovens, including high-heat efficiency ovens, high-heat convection ovens, and warming ovens. The Company's newest offering, the DS-2000 Steam Oven represents a new method of preparing food inflight by maintaining constant temperature and moisture in the food. It addresses the airlines' needs to provide a wider range of foods than can be prepared by convection ovens.

  . REFRIGERATION EQUIPMENT. The Company is the worldwide industry leader in the design, manufacture, and supply of commercial aircraft refrigeration equipment. The Company recently introduced a self-contained wine and beverage chiller, the first unit specifically designed to rapidly chill wine and beverages on board an aircraft.

 Upgrade, Maintenance, Inspection and Repair Services

  The Company is an active participant in the growing upgrade, maintenance, inspection and repair services market. Management believes that the Company's broad and integrated product line and close relationships with its airline customers position the Company to become a leading service provider in this market. The Company believes that this market offers a significant opportunity for growth. Most participants in this market are small, and management believes that the Company is the only major product manufacturer in the industry currently participating in this market.

  . UPGRADE. The Company provides a variety of upgrade services for cabin interior products. For example, the Company has begun to install individual passenger video and telecommunications modules in seat backs and center consoles which were otherwise not originally designed for such products. The Company has this capability regardless of whether it manufactures the product or whether the product is produced by others.

  . MAINTENANCE, INSPECTION AND REPAIR. These services are provided at selected airports on an overnight or between scheduled flights basis, or at seven service centers maintained by the Company. The Company has been engaged by several airlines to remove entire sets of aircraft seats, wash and repair them and reinstall the seats within a one-week period. In addition, the Company offers maintenance and repair services which may be provided on an overnight basis when an aircraft is not flying or at the airport gate in the period between an aircraft's scheduled flights. During this process, cabin interior products are checked by Company employees for damage and functionality and are repaired or replaced with available spares. Frequently, the spare part is a Company product, even if the original part was supplied by another manufacturer.

RESEARCH AND DEVELOPMENT

  The Company works closely with commercial airlines to improve existing products and identify customers' emerging needs. BEA's expenditures in research and development totaled $11,591,000 (unaudited), $12,860,000, $9,876,000 and $11,299,000 for the nine months ended November 25, 1995 and the fiscal years ended February 25, 1995, February 26, 1994 and February 27, 1993, respectively. Burns' expenditures for research and development during the nine months ended September 30, 1995 and its past three fiscal years were $421,000 (unaudited), $326,000, $300,000 and $196,000, respectively. BEA employs approximately 420 professionals in the engineering and product development areas. The Company believes that it has the largest engineering organization in the cabin interior products industry, with not only electrical and mechanical design skills but also substantial expertise in materials composition and custom cabin interior layout design.

MARKETING AND CUSTOMERS

  The Company markets and sells its products directly to virtually all of the world's major airlines. BEA has a sales and marketing organization of 163 persons, along with 19 independent sales representatives, while Burns has 15 sales and marketing personnel and 12 independent sales representatives and distributors. BEA sales to non-US airlines were $83,610,000 (unaudited), $114,511,000, $85,239,000 and $91,541,000 for the nine months ended November
25, 1995 and the fiscal years ended February 25, 1995, February 26, 1994 and February 27, 1993, or approximately 50%, 50%, 42% and 46%, respectively, of net sales during such periods. Sales by Burns to non-US airlines were $45,721,000 (unaudited), $53,799,000, $25,360,000 and $40,202,000 for the nine months ended September 30, 1995 and the years ended December 31, 1994, 1993 and 1992 or 60%, 58%, 38% and 41%, respectively, of net sales during such periods.

  Airlines select suppliers of cabin interior products primarily on the basis of custom design capabilities, product quality and performance, prompt delivery, after-sales service and price. BEA believes that its large installed base, its timely responsiveness in connection with the custom design, manufacture, delivery and after-sales service of its products and its broad product line and stringent customer and regulatory requirements all present barriers to entry for potential new competitors in the cabin interior products market.

  The Company believes that its integrated worldwide marketing approach, focused by airline and encompassing the Company's entire product line, is preferred by airlines. Led by a BEA senior executive, teams representing each product line serve designated airlines which together account for approximately 60% of the purchases of products manufactured by BEA. These airline customer teams have developed customer specific strategies to meet each airlines' product and service needs. The Company also staffs "on-site" customer engineers at major airlines and airframe manufacturers to represent its entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. These engineers help customers integrate the wide range of cabin interior products and assist in obtaining the applicable regulatory certification for each particular product or cabin configuration. Through its on-site customer engineers, the Company expects to be able more efficiently to design and integrate products which address the requirements of its customers, and thereby gain market share. The Company provides program management services, integrating all on-board cabin interior equipment and systems, including installation and FAA certification, allowing airlines to substantially reduce costs. The Company believes that it is one of the only suppliers in the commercial aircraft cabin interior products industry with the size, resources, breadth of product line and global product support capability to operate in this manner.

  No customer accounted for more than 10% of BEA's revenues in the nine months ended November 25, 1995 or during the fiscal years ended February 25, 1995 or February 26, 1994. During the year ended February 27, 1993, sales to one customer were $21,185,000, accounting for approximately 11% of BEA's total revenues, and no other customer accounted for more than 10% of such revenues. For the nine months ended September 30, 1995 and the year ended December 31, 1994, sales by Burns to one customer were $26.0 million and $33.7 million, respectively, accounting for approximately 34% and 36% of total sales for such periods. No customer accounted for more than 10% of Burns' revenues for the years ended December 31, 1993 and 1992. Because of differing schedules of various airlines for purchases of new aircraft and for retrofit and refurbishment of existing aircraft, that portion of the Company's revenues attributable to particular airlines varies from year to year.

BACKLOG

  Management estimates that BEA's backlog at November 25, 1995 was approximately $369 million, approximately 41% of which management believes to be deliverable in fiscal 1997, compared with a backlog of $331 million on February 25, 1995. Burns management estimates that Burns' backlog at November 30, 1995 was approximately $72 million, approximately 56% of which is believed to be deliverable in 1996, compared with a backlog of $72 million on December 31, 1994.

CUSTOMER SERVICE

  The Company believes that it provides the highest level of customer service available in the commercial aircraft cabin interior products industry and that such service is a critical factor in the Company's success. The key elements of such service include (i) rapid response to requests for engineering designs, price quotes and technical specifications; (ii) flexibility with respect to customized features; (iii) on-time delivery;
(iv) immediate availability of spare parts for a broad range of products; and
(v) prompt attention to customer problems, including on-site customer training. Customer service is particularly important to airlines due to the high cost to the airlines of late delivery, malfunctions and other problems.

WARRANTY AND PRODUCT LIABILITY

  The Company warrants its products, or specific components thereof, for periods ranging from one to seven years, depending upon product type and component. The Company generally establishes reserves for product warranty expense on the basis of the ratio of warranty costs incurred by the product over the warranty period to sales of the product over the warranty period. Actual warranty costs reduce the warranty reserve as they are incurred. Management periodically reviews the adequacy of accrued product warranty reserves. Revisions of accrued product warranty reserves are recognized in the period in which such revisions are determined.

  In addition, due to the nature of the Company's products, the Company currently carries product liability insurance. The Company believes that its insurance is generally sufficient to cover product liability claims.

COMPETITION

  The commercial aircraft cabin interior products market is relatively fragmented with a number of competitors in each of the individual product categories. Due to the global nature of the commercial airline industry, competition in product categories comes from both US and foreign manufacturers. However, as aircraft cabin interiors have become increasingly sophisticated and technically complex, airlines have demanded higher levels of engineering support and customer service than many smaller cabin interior products suppliers can provide. At the same time, airlines have recognized that cabin interior product suppliers must be able to integrate a wide range of products, including sophisticated electronic components, particularly in wide body aircraft. Management believes that these increasing demands of airlines upon their suppliers will result in a number of suppliers leaving the cabin interior products industry and a consolidation of those suppliers which remain. The Company has participated in this consolidation through strategic acquisitions and internal growth and intends to continue to participate in the consolidation.

  The Company's principal competitors for seating products include Group Zodiac S.A., Keiper Recaro GmbH, and a number of other producers in the European community and Japan. The Company's principal competitors for PESS products are Matsushita Electronics ("MAS") and Hughes Avicom ("Hughes") as to PCUs, and MAS, Hughes and GEC PLC/Plessey Limited as to individual seat video systems. The Company's primary competitors for galley systems are JAMCO Limited, and Buderus Sell GmbH (a subsidiary of Metallgesellschaft A.G.). See "Risk Factors--Competition."

MANUFACTURING AND RAW MATERIALS

  The Company's manufacturing operations consist of both the in-house manufacturing of component parts and subassemblies and the assembly of Company specified and designed component parts which are purchased from outside vendors. The Company maintains state-of-the-art facilities, and management has an on-going strategic manufacturing improvement plan utilizing focused factories and cellular production technologies in which each of the product lines is manufactured in a dedicated factory. Management expects that continuous improvement from implementation of this plan for each of its product lines will occur over the next several years and should lower production costs, cycle times and inventory requirements and at the same time improve product quality and customer response.

GOVERNMENT REGULATION

  The FAA prescribes standards and licensing requirements for aircraft components, and licenses component repair stations within the United States. Comparable agencies regulate such matters in other countries. The Company holds several FAA component certificates and performs component repairs at a number of its US facilities under FAA repair station licenses. The Company also holds an approval issued by the UK Civil Aviation Authority to design, manufacture, inspect and test aircraft seating products in Leighton Buzzard, England and in Kilkeel, Northern Ireland and the necessary approvals to design, manufacture, inspect, test and repair its galley products in Nieuwegein, The Netherlands and to inspect test and repair products at its six service centers throughout the world.

  In March 1992, the FAA adopted Technical Standard Order C127 which requires that all seats on certain new generation commercial aircraft installed after such date be certified to meet a number of new safety requirements, including an ability to withstand a 16G force. Management understands that the FAA plans to adopt in the near future additional regulations which will require that within the next five years all seats, including those on existing older commercial aircraft which are subject to the FAA's jurisdiction, will have to comply with similar seat safety requirements. The Company has developed a number of seat models which meet these new seat safety regulations.

PATENTS

  BEA and Burns currently hold 31 and 24 United States patents, respectively, and 81 and 8 foreign patents, respectively, covering a variety of products. However, the Company believes that the termination, expiration or infringement of one or more of such patents would not have a material adverse effect on the business or prospects of the Company.

LEGAL PROCEEDINGS

  BEA has been advised that the U.S. Attorney's Office for the District of Connecticut, in conjunction with the Department of Commerce and the U.S. Customs Service, is conducting a grand jury investigation focused on possible non-compliance by BEA with certain statutory and regulatory provisions relating to export licensing and controls. The investigation relates primarily to the sale of passenger seats and related spare parts for civilian commercial passenger aircraft to Iran Air from 1992 through mid-1995. BEA has been advised that it is a target of the investigation; however, neither it nor any current or former directors, officers, or employees have been charged in connection with the investigation. The investigation is at an early stage and, while the Company intends to defend itself vigorously, the ultimate outcome of the investigation cannot presently be determined. An adverse outcome could have a material adverse effect upon the operations and/or financial condition of the Company.

EMPLOYEES

  As of November 1995, BEA had approximately 1,992 employees, while Burns employed an estimated 779 persons. Approximately 65% and 81% of BEA and Burns employees, respectively, are engaged in manufacturing, 17% and 10% in engineering, research and development, respectively, and 17% and 9% in sales, marketing, product support and general administration, respectively. None of the Company's employees is represented by a union with the exception of 60 employees at its Netherlands facility and approximately 58% of the employees of Burns. BEA and Burns consider their employee relations to be good.

PROPERTY

  As of January 15, 1996, BEA had fifteen principal facilities, where it leased or owned an aggregate of approximately 799,100 square feet of space, while Burns had two principal facilities, where it leased or owned an aggregate of approximately 353,700 square feet of space. The following table describes the principal facilities and indicates the location, function and approximate size of each:

                                                                             FACILITY SIZE
           LOCATION                       PRODUCTS AND FUNCTION               (SQ. FEET)   OWNERSHIP
           --------                       ---------------------              ------------- ---------
 BEA
 ---
 CORPORATE
 Wellington, Florida           Corporate headquarters, finance, marketing
                                sales, service division headquarters             17,700       Owned
 SEATING PRODUCTS
 Litchfield, Connecticut       Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing; seating products division
                                headquarters                                    147,700       Owned
 Leighton Buzzard, England     Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing                                     114,000    Owned(a)
 Kilkeel, Northern Ireland     Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing                                      64,500         (b)
 GALLEY PRODUCTS
 Anaheim, California           Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing                                      57,100      Leased
 Delray Beach, Florida         Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing; galley products division
                                headquarters                                     52,000       Owned
 Jacksonville, Florida         Manufacturing, service, engineering, and
                                warehousing                                      75,000       Owned
 Nieuwegein, The Netherlands   Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing                                      39,000      Leased
 PESS PRODUCTS
 Irvine, California            Manufacturing, service, research and
                                development, sales support, finance and
                                warehousing; in-flight entertainment
                                division headquarters                           106,700      Leased
 Longwood, Florida             Manufacturing and service                         30,000      Leased
 SERVICES
 Garden Grove, California      Upgrade, maintenance, inspection and repair       46,300      Leased
 Burnsville, Minnesota         Upgrade, maintenance, inspection and repair        7,200      Leased
 Linden, New Jersey            Upgrade, maintenance, inspection and repair        5,800      Leased
 Redmond, Washington           Upgrade, maintenance, inspection and repair        2,100      Leased
 Chesham, England              Upgrade, maintenance, inspection and repair       34,000    Owned(a)
 BURNS
 -----
 Winston-Salem, North Carolina Corporate headquarters, finance, marketing,
                                sales and manufacturing                         264,800       Owned
 Inglewood, California         Manufacturing and service, sales support,
                                finance, and warehousing                         88,900      Leased

--------
(a) BEA's owned properties in England were mortgaged to Barclays Bank PLC to collateralize credit facilities of FEEL in an aggregate amount of up to approximately (Pounds)7.2 million.
(b) Approximately 38,500 square feet of the Kilkeel, Northern Ireland facilities are owned with the balance leased.

                                  MANAGEMENT

  The following table sets forth information regarding the directors and executive officers of the Company.

        NAME          AGE                       POSITION
        ----          ---                       --------
Amin J. Khoury         56 Chairman of the Board and Chief Executive Officer
Robert J. Khoury       53 President, Chief Operating Officer and Director
Marco C. Lanza         39 Executive Vice President, Marketing and Product
                          Development
Thomas P. McCaffrey    41 Vice President, Chief Financial Officer and
                          Assistant Secretary
Edmund J. Moriarty     51 Vice President, General Counsel and Secretary
Jeffrey P. Holtzman    40 Treasurer and Assistant Secretary
G. Bernard Jewell      53 President, Services Division
E. Ernest Schwartz     59 President, Galley Products Division
Arthur H. Lipton       57 President, Inflight Entertainment Division
Jim C. Cowart          43 Director+
Richard G. Hamermesh   47 Director*+
Brian H. Rowe          64 Director
Hansjoerg Wyss         60 Director*

--------
*  Member, Audit Committee.
+  Member, Stock Option and Compensation Committee.

  The Company's Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes, as nearly as equal in number as possible, so that each director (after a transitional period) will serve for three years, with one class of directors being elected each year. The Board is currently comprised of two Class I Directors (Brian H. Rowe and Jim C. Cowart), two Class II Directors (Robert J. Khoury and Hansjoerg Wyss) and two Class III Directors (Amin J. Khoury and Richard G. Hamermesh). The terms of the Class I, Class II and Class III Directors expire upon the election and qualification of successor directors at annual meetings of stockholders held following the end of fiscal years 1998, 1996 and 1997, respectively. The non-management directors receive compensation of $2,500 per calendar quarter. The executive officers of the Company are elected annually by the Board of Directors following the annual meeting of stockholders and serve at the discretion of the Board of Directors.

  Amin J. Khoury has been Chairman of the Board and Chief Executive Officer of the Company since July 1987. Since 1986, Mr. Khoury has also been the Managing Director of The K.A.D. Companies, Inc., an investment, venture capital and consulting firm ("K.A.D."). Mr. Khoury is currently the Chairman of the Board of Directors of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications, and a member of the Board of Directors of Brooks Automation, Inc., the leading manufacturer in the U.S. of vacuum central wafer handling systems for semiconductor manufacturing and Aurora, Inc., a leading provider of components and service to computer service organizations. Mr. Khoury is employed by the Company pursuant to a ten-year Employment Agreement dated as of January 1, 1992, under which Mr. Khoury serves as the Company's Chairman and Chief Executive Officer. Mr. Khoury is the brother of Robert J. Khoury.

  Robert J. Khoury has been a Director and the President and Chief Operating Officer of the Company since July 1987. From 1986 to 1987, Mr. Khoury was Vice President of The K.A.D. Companies, Inc. The Company has entered into a six-year Employment Agreement dated as of March 1, 1992 with Mr. Khoury in which he agrees to serve as President and Chief Operating Officer of the Company. Mr. Khoury is the brother of Amin J. Khoury.

  Marco C. Lanza has been the Executive Vice President, Marketing and Product Development since January 1994. From March 1992 through January 1994, Mr. Lanza was President of the Inflight Entertainment Division of the Company. From 1987 through February 1992, Mr. Lanza was Vice President, Marketing and Product

Development, of the Company. The Company has entered into a five-year Employment Agreement dated as of March 1, 1992 with Mr. Lanza.

  Thomas P. McCaffrey has been Vice President and Chief Financial Officer since May 1993. From August 1989 through May 1993, Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant. The Company has entered into a three-year Employment Agreement dated May 1, 1993 with Mr. McCaffrey in which he agrees to serve as Chief Financial Officer of the Company.

  Edmund J. Moriarty has been Vice President, General Counsel and Secretary since November 16, 1995. From 1991 to 1995, Mr. Moriarty served as Vice President and General Counsel to Rollins, Inc., a national service company. From 1982 through 1991, Mr. Moriarty served as Vice President and General Counsel to Old Ben Coal Company, a wholly owned coal subsidiary of The Standard Oil Company.

  Jeffrey P. Holtzman has been Treasurer since September 1993. From June 1986 to July 1993, Mr. Holtzman served in several capacities at FPL Group, Inc., including Assistant Treasurer and Manager of Financial Planning. Mr. Holtzman previously worked for Mellon Bank, Gulf Oil and Arthur Young & Company.

  G. Bernard Jewell has been President of the Company's Services division since January 1994. From April 1992 through January 1994, Mr. Jewell was Group Vice President, Marketing and Product Development of the Company. From 1988 to 1992, Mr. Jewell was President of Burns Aerospace, Inc., a manufacturer of commercial aircraft cabin interior products.

  E. Ernest Schwartz has been President of the Galley Products Division of the Company since March 1992. From 1986 through February 1992, Mr. Schwartz was President of Aircraft Products Company, which was acquired by the Company in 1992.

  Arthur H. Lipton has been the President of the Inflight Entertainment Division since July, 1995. From 1990-1995 Mr. Lipton was the Senior Vice President and General Manager of the Wyse Technology Display Division. Prior to that he was with the Xerox Corporation for 20 years with his last position being Vice President and General Manager of their Imaging Business Unit.

  Jim C. Cowart has been a Director of the Company since November 1989. Since January 1993, Mr. Cowart has been the Chairman of the Board of Directors and Chief Executive Officer of Aurora Electronics, Inc. Since January 1992, Mr. Cowart has also been a Director of Aurora Management, Inc., a private capital firm retained by the Company for strategic planning, competitive analysis, financial relations and other services. From 1987 until 1991, Mr. Cowart was a general partner of Capital Resource Partners, a private capital investment manager. From 1982 to 1987, Mr. Cowart was a Senior Vice President of Investment Banking at Shearson Lehman Brothers and was the President of Shearson Venture Capital, Inc.

  Richard G. Hamermesh has been a Director of the Company since July 1987. Since August 1987, Dr. Hamermesh has been the Managing Partner of the Center for Executive Development, an independent management consulting company, and from December 1986 to August 1987, Dr. Hamermesh was an independent consultant. Prior to such time, Dr. Hamermesh was on the faculty at the Harvard Business School. Dr. Hamermesh is also a Director of Applied Extrusion Technologies, Inc.

  Brian H. Rowe has been a Director of the Company since July 1995. Mr. Rowe is currently Chairman Emeritus of GE Aircraft Engines, a principal business unit of the General Electric Company, where he also served as Chairman of the Board from September, 1993 through December, 1994 and as President from 1990 through 1993. From March, 1994 to November, 1995 Mr. Rowe served as a Director of Astrostructures Hamble Limited, a manufacturer of military and civil aircraft components. Since March, 1995, Mr. Rowe has also been a Director of Atlas Air Inc., an air cargo carrier. Since January, 1980 Mr. Rowe has been a Director of Fifth Third Bank, an Ohio banking corporation. Since December, 1995, Mr. Rowe has also been a Director of Steward &

Stevenson Services, Inc., a custom packager of engine systems, and Textron Inc., a manufacturer of mechanical devices for aircraft and other applications.

  Hansjoerg Wyss has been a Director of the Company since October 1989. Since 1977, Mr. Wyss has been a Director and the President and Chief Executive Officer of Synthes (U.S.A.) and Synthes (Canada), Ltd., manufacturers and distributors of orthopedic implants and instruments. Mr. Wyss is also a Director of Applied Extrusion Technologies, Inc.

                     CERTAIN TRANSACTIONS AND PROCEEDINGS

  In 1990, the Company adopted a policy whereby any transactions between the Company and its officers, directors, principal stockholders or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

  The Company has entered into a Supply Agreement dated April 17, 1990 with Applied Extrusion Technologies, Inc., a Delaware corporation ("AET"), pursuant to which the Company has agreed to purchase from AET its requirements of injection-molded plastic parts for use in the manufacture of passenger control units and other products for installation in commercial aircraft for the period ending March 31, 1998. Under that agreement, AET has agreed to use its best efforts at all times to maintain available and in good working order a sufficient number and variety of injection molding machines to satisfy the Company's orders as received and to use its best efforts to initiate production within three days of receipt of an order or, in emergency situations, on the day on which the order is received. The price to be paid by the Company to AET for products purchased under the Supply Agreement is an amount which results in a 33 1/3% gross margin to AET, after including in AET's standard cost for such products, all direct and indirect costs of labor, materials, equipment and overhead. Purchases by the Company under this agreement during the nine months ended November 25, 1995, were approximately $1,041,000. Mr. Amin J. Khoury is a director of AET and serves as its Chairman. Messrs. Richard G. Hamermesh and Hansjoerg Wyss, directors of BEA, are also directors of AET.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 1, 1995 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in fiscal 1995 (collectively, the "Named Executive Officers") and each director of the Company; and (iii) all Named Executive Officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                         COMMON STOCK
                                                      BENEFICIALLY OWNED
                                                     ------------------------
                                                      NUMBER      PERCENT OF
                                                        OF        OUTSTANDING
     NAMES                                            SHARES       SHARES(A)
     -----                                           ---------    -----------
Wellington Management Company....................... 1,875,800       11.6
  75 State Street
  Boston, MA 02109
State of Wisconsin Investment Board................. 1,585,000        9.8
  P.O. Box 7842
  Madison, WI 53707
Sanford C. Bernstein & Co........................... 1,434,000        8.8
  1 State Street Plaza
  New York, NY 10004
Dimensional Fund Advisors...........................   915,300        5.6
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Columbia Management Company.........................   881,200        5.4
  1300 Southwest 6th Street
  Portland, OR 97207
Amin J. Khoury+*....................................   782,961(b)     4.6
Marco C. Lanza+.....................................   197,086(c)     1.2
Hansjorg Wyss*......................................   188,609(d)     1.1
Jim C. Cowart*......................................   173,000(e)      **
Robert J. Khoury+*..................................   158,084(f)      **
Richard G. Hamermesh*...............................    61,001(g)      **
Thomas P. McCaffrey+................................    51,137(h)      **
E. Ernest Schwartz+.................................    43,500(i)      **
Brian H. Rowe*......................................       -0-         --
All Directors and Named Executive Officers as a
 group (10 persons)................................. 1,665,378(j)     9.2

--------
 +  Named Executive Officer
 *  Director of the Company
**  Less than 1 percent
(a) The number of shares of Common Stock deemed outstanding includes: (i) 16,238,322 shares of Common Stock outstanding as of December 1, 1995; and
    (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing December 1, 1995).
(b) Represents shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan.
(c) Includes 152,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 47,500 shares of Common Stock which are not exercisable in the next sixty days.
(d) Includes 47,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 7,500 shares of Common Stock which are not exercisable in the next sixty days.

(e) Includes 20,000 shares acquired by a profit sharing plan in which Mr. Cowart has a fifty percent interest and 150,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 15,000 shares of Common Stock which are not exercisable in the next sixty days.
(f) Includes 157,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 42,500 shares of Common Stock which are not exercisable in the next sixty days.
(g) Includes 2,000 shares held in trusts for the benefit of Mr. Hamermesh's two children, of which trust Mr. Hamermesh and his wife are trustees and in which shares Mr. Hamermesh disclaims all beneficial interest. Also includes 47,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 17,500 shares of Common Stock which are not exercisable in the next sixty days.
(h) Includes 47,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 22,500 shares of Common Stock which are not exercisable in the next sixty days.
(i) Includes 42,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 7,500 shares of Common Stock which are not exercisable in the next sixty days.
(j) Includes 1,427,800 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 137,500 shares of Common Stock which are not exercisable in the next sixty days.

                         DESCRIPTION OF THE NEW NOTES

  The Old Notes were issued and the New Notes will be issued under an indenture to be dated as of January 24, 1996 (the "Indenture") between the Company, as issuer, and Fleet National Bank of Connecticut, N.A., as trustee (the "Trustee"), a copy of the form of which will be made available to prospective purchasers of the Notes upon request. Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act.

GENERAL

  The New Notes will be unsecured, senior subordinated obligations of the Company limited to $100,000,000 aggregate principal amount. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that: (i) the New Notes will have been registered under the Securities Act (ii) the Registration Rights and contingent interest reset provisions applicable to the Old Notes are not applicable to the New Notes. The New Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. (Section 302) Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable (subject to compliance with transfer restrictions imposed by applicable securities laws for so long as the Notes are not registered for resale under the Securities Act), at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes at 14 Wall Street, New York, New York 10005. (Sections 301 and 305) In addition, interest may be paid, at the option of the Company, by check mailed to the Person entitled thereto as shown on the Note Register. (Section 309) No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

  The Notes will mature on February 1, 2006. Except as otherwise described below, each Note will bear interest at the applicable rate set forth on the cover page hereof from January 24, 1996 or from the most recent interest payment date to which interest has been paid, payable in cash semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1996, to the Person in whose name the Note (or any predecessor Note) is registered in the Note Register at the close of business on the January 15 or July 15 next preceding such interest payment date.

  As discussed under "Exchange Offer," pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders of the Old Notes, at the Company's cost, either (i) to effect a registered Exchange Offer under the Securities Act to exchange the Old Notes for Exchange Notes, which will have terms identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) or (ii) in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 120 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser in certain circumstances, to register the Old Notes for resale under the Securities Act through a Shelf Registration Statement. In the event that either (a) the Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the Old Notes, (b) the Registration Statement has not been declared effective on or prior to the 90th calendar day following the date of original issue of the Old Notes or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 120th calendar day following the date of original issue of the Old Notes, the interest rate borne by the Old Notes shall be increased by one-half of one percent per annum following such 30-day period in the case of (a) above, following such 90-day period in the case of clause (b) above or following such 120-day period in the case of clause (c) above. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one-half of one percent per annum. Upon (x) the filing of the Registration Statement after the 30-day period described in clause (a) above,
(y) the effectiveness of the Registration Statement after the 90-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 120-day period described in clause (c) above, the interest rate borne by the Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest if the Company is otherwise in compliance with this paragraph. See "Exchange Offer."

  Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

SUBORDINATION

  The payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness; provided, however, that the Notes shall rank equal with, or prior to, all existing and future unsecured indebtedness of the Company that is subordinated to any Senior Indebtedness. (Section 1301)

  In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its creditors, as such, or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Merger, Consolidation and Sale of Assets, etc." below), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents, before the holders of the Notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of (or premium, if any) or interest on the Notes; and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders or the Trustee would be entitled but for the provisions of the Indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 1302)

  No payment (other than any payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of principal of (or premium, if any) or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes upon the occurrence of any default in payment of Designated Senior Indebtedness

(a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. (Section 1303(a))

  No payment (other than any payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of principal (or premium, if any) or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a '"Non-payment Default") and after the receipt by the Trustee of written notice thereof from the Agent Bank or any other representative of a holder of Designated Senior Indebtedness. (Section 1303(b))

  The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the Agent Bank or such other representative of the Designated Senior Indebtedness in respect of which the Non-payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default is cured, waived or ceased to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or
(iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Agent Bank or such other representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period (it being acknowledged that any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period which would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose).

  Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, would result in an Event of Default and, thereafter, holders of the Notes would have the right to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, at which time there may not be sufficient assets remaining to pay any amounts due on any or all of the Notes.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition by or against the Company under any bankruptcy laws) and all other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of (and premium, if any, on) and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition by or against the Company under any bankruptcy law) on all Indebtedness, and all other amounts and obligations of every nature of the Company from time to time owed under, the Bank Credit Agreement and the Senior Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Indebtedness of the Company, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) that portion of any Indebtedness of the Company that at the time of incurrence is incurred in violation of any covenant of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade accounts payable owed or owing by the Company,
(vii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company, (viii) Redeemable Capital Stock of the Company and (ix) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

  "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Bank Credit Agreement and the Senior Notes and (ii), following the full repayment of indebtedness under the Bank Credit Agreement and the termination of the commitments thereunder, any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $17 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

SINKING FUND

  The Notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2001, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2001..........................................................   104.94%
       2002..........................................................   102.47%
       2003 and thereafter...........................................   100.00%

  In addition, as described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Certain Covenants--Change of Control" and "--Limitation on Disposition of Proceeds of Asset Sales." (Section 1101)

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1104, 1105, 1107 and 1108)

CERTAIN COVENANTS

  The Indenture will contain, among others, the covenants described below.

  Limitation on Indebtedness. (a) The Indenture will provide that the Company will not create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause
(d) of the definition of Consolidated Adjusted Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period, reflecting, in the case of such an acquisition, any amount attributable to operating expense that will be eliminated or cost reduction that will be realized (in each case, net of any operating expense or other cost increase) in connection with such acquisition, as determined in good faith by the chief financial officer of the Company in accordance with GAAP and the rules, regulations and guidelines of the Commission, as if such elimination of operating expense or the realization of such cost reduction were achieved at the beginning of such four-quarter period), would have been at least equal to 2.0 to 1 and (y) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall have an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes.

  (b) The Company will not permit any Restricted Subsidiary to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to the matters referred to in clauses (i), (ii) and (iii) in the parenthetical in paragraph (a) of the "Limitation on Indebtedness" covenant), would have been at least equal to 3.0 to 1, and (y) any Restricted Subsidiary which incurs any Indebtedness pursuant to clause (x) of this paragraph (b) shall Guarantee the Notes in compliance with clause (i) of paragraph (b) and clauses (i)(A), (ii) and (iii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant. (Section
1010)

  Limitation on Other Senior Subordinated Indebtedness. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness, other than the Notes, that is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture. (Section 1019)

  Limitation on Restricted Payments. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock),

    (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants or other rights to acquire such Capital Stock,

    (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Pari Passu Indebtedness or Subordinated Indebtedness,

    (iv) make any Investment (other than any Permitted Investment) in any Person, or

    (v) incur any guarantee of Indebtedness of any Affiliate, including any Unrestricted Subsidiary (other than with respect to (a) guarantees of Indebtedness of any wholly-owned Restricted Subsidiary by the Company or
  (b) guarantees of Indebtedness of the Company by any Restricted
  Subsidiary),

(such payments or other actions described in (but not excluded from) clauses
(i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of (A) 50% of the aggregate cumulative Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus (B) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of the Company, plus (C) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus (D) to the extent not otherwise included in the Company's Consolidated Adjusted Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments), after the date of the Indenture in such Unrestricted Subsidiary by the Company and its Restricted Subsidiaries, plus
(E) $10 million.

  (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v) and (vi) below) no Default or Event of Default shall have occurred and be continuing:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above;

    (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

    (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

    (iv) the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of Control" covenant; provided that prior to such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

    (v) the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the Notes to the same extent as the Notes are subordinated to Senior Indebtedness and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes; and

    (vi) the purchase, redemption or other acquisition or retirement for value of shares of Common Stock of the Company issued pursuant to non-qualified options granted under stock option plans of the Company, in order to pay withholding taxes due as a result of income recognized upon the exercise of such options; provided that (1) the Company is required, by the terms of such plans, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2 million during any fiscal year of the Company.

The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a) (provided that any dividend paid pursuant to clause (i) of this paragraph
(b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)) and the actions described in clause (v) of this paragraph
(b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a).

  (c) In computing Consolidated Adjusted Net Income of the Company under clause (3)(A) of paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period. (Section 1011)

  Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly-owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a wholly-owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding

Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or (2) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law. (Section 1012)

  Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Company's Capital Stock at any time outstanding ("Interested Persons"), unless (i) such transaction is among the Company and wholly-owned Restricted Subsidiaries or (ii) (A) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those which could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (B) such transaction has been approved by the Board of Directors (including a majority of the Disinterested Directors); provided, however, that this covenant will not restrict (1) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary and (2) the performance of the Company's obligations under the AET Contract. (Section
1013)

  Limitation on Liens Securing Pari Passu Indebtedness or Subordinated Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Pari Passu Indebtedness or Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Subordinated Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

  (b) The Company will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness of such Restricted Subsidiary that is pari passu or subordinate in right of payment to the Guarantee of such Subsidiary, on or with respect to any of such Restricted Subsidiary's properties or assets, including any shares of stock or Indebtedness of any Subsidiary of such Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness of the Restricted Subsidiary that is pari passu in right of payment to the Guarantee of such Restricted Subsidiary, such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Indebtedness of the Restricted Subsidiary that is subordinate in right of payment to the Guarantee of such Restricted Subsidiary, such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien. (Section 1014)

  Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 60 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

  In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder and the Banks notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Noteholders seeking to accept the Change of Control Offer. The Bank Credit Agreement prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Bank Credit Agreement and the termination of the commitments thereunder and, upon a Change of Control, all amounts outstanding under the Bank Credit Agreement may become due and payable. In addition, under the terms of the indenture governing the Senior Notes, the repurchase of the Notes by the Company would constitute a restricted payment that may be prohibited at the time of a Change of Control. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders under the Bank Credit Agreement, or, if necessary, from the holders of the Senior Notes, to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."

  One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control."

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. (Section 1015)

  Limitation on Disposition of Proceeds of Asset Sales. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) such Asset Sale is for not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that the Company and its Restricted Subsidiaries may engage in Asset Sales for consideration not in the form of cash or Cash Equivalents in amounts in excess of that permitted in this clause (ii), so long as (x) such excess consideration is in the form of Fully Traded Common Stock, (y) the aggregate Fair Market Value of such Fully Traded Common Stock received by the Company and its Restricted Subsidiaries (measured as of the date of receipt) from all Asset Sales in reliance on this proviso since the date of the Indenture that has not been converted into cash or Cash Equivalents does not exceed $10 million and (z) any Fully Traded Common stock that is converted into cash or Cash Equivalents shall be applied as provided in paragraphs (b) and (c) of this "Limitation on Disposition of Proceeds of Asset Sales" covenant.

  (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) repay or prepay any then outstanding Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date or in businesses reasonably related thereto. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clauses
(i) or (ii) (without regard to the parenthetical contained in such clause
(ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. (Section 1016)

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary except that (A) if the Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;
(iii) such Restricted Subsidiary shall appoint CT Corporation in New York City as its agent for the service of process; and (iv) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such appointment of CT Corporation is valid, (B) such Guarantee of the Notes has been duly executed and authorized and (C) such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

  (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the

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

Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee. (Section 1017)

  Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) any agreement in existence on the Closing Date (to the extent of any encumbrances or restrictions in existence thereunder on the Closing Date) and
(v) any agreement providing for the incurrence of Indebtedness of Restricted Subsidiaries pursuant to either clause (x) of paragraph (b) of the "Limitation on Indebtedness" covenant or clause (vii) of the definition of Permitted Subsidiary Indebtedness; provided that any Restricted Subsidiary that becomes subject to any such encumbrances or restrictions pursuant to this clause (v) shall Guarantee the Notes in compliance with the provisions of clause (i) of paragraph (b) and clauses (A)(i), (ii) and (iii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant. (Section 1018)

  Reports. The Indenture will require that the Company file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. (Section 1009)

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

  The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are sold, assigned, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the

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

"Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; and (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions. (Section 801)

  In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

  Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes; or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

    (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

    (iv) the Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

    (v) default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $5 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more final judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5 million, either individually or in the aggregate, shall be entered against the Company or any of its Significant Subsidiaries or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

    (vii) (A) any holder of at least $5 million in aggregate principal amount of secured Indebtedness of the Company or of any Significant Subsidiary as to which a default has occurred and is continuing shall commence judicial proceedings (which proceedings shall remain unstayed for 5 Business Days) to foreclose upon assets of the Company or any Significant Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure or (B) any action described in the foregoing clause (A) shall result in any court of competent jurisdiction issuing any order for the seizure of such assets; or

    (viii) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 30 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

    (ix) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary. (Section 501)

  If an Event of Default (other than as specified in clause (ix) above) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable, provided, however, that, for so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (i) five Business Days following delivery of notice to the Agent Bank of the intention to accelerate the Notes or (ii) the acceleration of any Indebtedness under the Bank Credit Agreement. If an Event of Default specified in clause (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 507)

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture. (Sections 512 and 602)

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 5 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders. (Section 601)

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). The Company is permitted to exercise defeasance or covenant defeasance only with the consent of the Banks. (Sections 1202 and 1203)

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1204)

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

AMENDMENTS AND WAIVERS

  From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) modify the "Limitation on Other Senior Subordinated Indebtedness" covenant or any of the provisions in the Indenture relating to the subordination of the Notes in a manner adverse to the holders;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (vi) waive a default in payment with respect to the Notes, (vii) alter the Company's obligation to purchase the Notes in accordance with the Indenture or waive any default in the performance thereof,
(viii) reduce or change the rate or time for payment of interest on the Notes, or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture. (Sections 901 and 902) The ability of the Company to amend the Indenture will be restricted by the terms of the Bank Credit Agreement.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. (Section 602)

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a subsidiary).

  "AET" means Applied Extrusion Technologies, Inc., a Delaware corporation.

  "AET Contract" means the supply contract between the Company and AET, dated April 17, 1990 and expiring March 31, 1998, as in effect on the date of the Indenture.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of the Company and its Restricted Subsidiaries, also means AET and The K.A.D. Companies, Inc.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or a wholly-owned Restricted Subsidiary, in one or a series of related transactions, of (a) any

Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (c) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets (i) that is governed by the provisions of the Indenture governing "Merger, Consolidation and Sale of Assets," (ii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant or (iii) having a Fair Market Value of less than $250,000.

  "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

  "Bank Credit Agreement" means the Credit Agreement dated as of October 29, 1993, amended and restated as of May 18, 1994, between the Company and the Banks as in effect on the date hereof and as such Agreement may be amended, restated, supplemented, replaced, substituted or otherwise modified from time to time.

  "Banks" means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) any final order, judgment or decree of a court of competent jurisdiction shall be entered against the Company decreeing the dissolution or liquidation of the Company.

  "Closing Date" means the date of the closing of the offering of the Notes.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding at the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, (c) the net income (or net loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period, (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary.

  "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges, in each case, for such period, of such Person and its subsidiaries on a consolidated basis, all determined in accordance with GAAP, to (b) the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and
(iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements. If such Person or any of its subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the aggregate dividends paid or accrued on Preferred Stock of such Person or its Subsidiaries, to the extent such Preferred Stock is owned by Persons other than such Person and its Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

  "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Adjusted Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Eligible Inventories" as of any date means the consolidated inventories of the Company and its Restricted Subsidiaries (net of any reserve) on the basis of the method of accounting (either last in/first out or first in/first out) used by the Company in the preparation of its financial statements included in the latest Form 10-K filed by the Company under the Securities Act, as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

  "Eligible Receivables" as of any date means the consolidated accounts receivables (net of any reserve) of the Company and its Restricted Subsidiaries that are not more than 60 days past their due date and that were entered into on normal payment terms as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

  "Event of Default" has the meaning set forth under "Events of Default" herein.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

  "FEEL" means Flight Equipment and Engineering Limited, an English corporation.

  "Fully Traded Common Stock" means Common Stock issued by any corporation if
(A) such Common Stock is listed on either The New York Stock Exchange, The American Stock Exchange, The London Stock

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

Exchange or the Nasdaq National Market; provided that such Common Stock is freely tradeable under the Securities Act (or, in the case of The London Stock Exchange, any applicable law, rule or regulation) upon issuance; and (B) such Common Stock does not constitute more than 15% of the issued and outstanding Common Stock of such corporation held by Persons other than 10% holders of such Common Stock and Affiliates and insiders of such corporation.

  "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the Closing Date.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Guarantee" means any guarantee of any Indebtedness of the Company incurred by any Restricted Subsidiary pursuant to (1) paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant, (2) clause
(v) of the "Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (3) clause (y) of paragraph (b) of the "Limitation on Indebtedness" covenant, or (4) clause (ii) of the definition of Permitted Investment. When used as a verb, "Guarantee" shall have a corresponding meaning.

  "Guarantor" means any Restricted Subsidiary which incurs a Guarantee.

  "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any

Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

  "Pari Passu Indebtedness" means Indebtedness of the Company which is pari passu with the Notes.

  "Permitted Indebtedness" means any of the following:

    (i) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) the commitment under the Bank Credit

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

  Agreement on the date of the Indenture and (ii) the sum of 80% of the aggregate amount of Eligible Receivables and 50% of the aggregate amount of Eligible Inventory, measured as of the most recent fiscal quarter preceding the time such Indebtedness is incurred;

    (ii) Indebtedness of the Company under the Notes;

    (iii) Indebtedness of the Company outstanding on the date of the Indenture (other than Indebtedness incurred pursuant to clause (i) of this definition);

    (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations and obligations under currency exchange contracts entered into in the ordinary course of business;

    (v) Indebtedness of the Company to any wholly-owned Restricted
  Subsidiaries;

    (vi) Indebtedness of the Company consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

    (vii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company incurred pursuant to clauses
  (ii) and (iii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes; and

    (viii) Indebtedness in an aggregate principal amount not in excess of $30 million at any one time outstanding, less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (vii) of the definition thereof.

  "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or wholly-owned Restricted Subsidiaries; provided that if the Company shall make any Investment in FEEL in excess of $1 million, FEEL shall Guarantee the Notes in compliance with paragraph (b) and clauses (i) (A) and (ii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant; (iii) Investments in an amount not to exceed $15 million at any one time outstanding; or (iv) Investments by the Company or any Restricted Subsidiary of the Company in another Person, if as a result of such Investment (A) such other Person becomes a wholly-owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly-owned Restricted Subsidiary.

  "Permitted Liens" means the following types of Liens:

    (a) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

    (b) Liens securing the Notes;

    (c) Liens securing the Guarantees;

    (d) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary;

  provided that any such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness; and

    (e) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect that the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

  "Permitted Subsidiary Indebtedness" means any of the following:

    (i) Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture;

    (ii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

    (iii) Indebtedness of any Restricted Subsidiary to any wholly owned Restricted Subsidiary of the Company or to the Company;

    (iv) Indebtedness of any Restricted Subsidiary consisting of guaranties, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

    (v) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary incurred pursuant to clause (i) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing and such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes;

    (vi) Indebtedness (as defined in clauses (e) and (f) of the definition of Indebtedness) to the Noteholders incurred pursuant to provisions of the Indenture;

    (vii) Indebtedness in an amount not to exceed $30 million at any one time outstanding, less the amount of Permitted Indebtedness then outstanding pursuant to clause (viii) of the definition thereof; and

    (viii) Guarantees of Indebtedness of the Company permitted under the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "S&P" means Standard and Poor's Corporation and its successors.

  "Senior Notes" means the 9 3/4% Senior Notes due 2003 of the Company issued under the Senior Notes Indenture.

  "Significant Subsidiary" of the Company means any Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act, and in any event shall include any Guarantor.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the Indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

  "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; provided that either (x) the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation or (y) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "wholly owned" with respect to any Subsidiary, means any Subsidiary of any Person of which at least 99% of the outstanding Capital Stock is owned by such Person or another wholly-owned Subsidiary of such Person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.


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

BOOK-ENTRY DELIVERY AND FORM

  The certificates representing the New Notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the New Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of a global Note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.

  Old Notes originally purchased by or transferred to (i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act ("QIBS"), (ii) except as described below, persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) any other Persons who are not QIBs (collectively, "Non-Global Purchasers") will be issued in registered form without coupons (the '"Certificated Notes"). Upon the transfer to a QIB of Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will be exchanged for an interest in the Global Certificate or in the New Notes in the custody of the Trustee representing the principal amount of notes being transferred.

  Old Notes originally purchased by persons outside the United States pursuant to sales in accordance with Regulations S under the Securities Act were represented upon issuance by a temporary global Note certificate (the "Temporary Certificate") which is not exchangeable for Certificated Notes until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(3) of Regulation S under the Securities Act. The Temporary Certificate is registered in the name of, and held by, a temporary certificate holder until the expiration of such 40-day period, at which time the Temporary Certificate will be delivered to the Trustee in exchange for Certificated Notes registered in the names requested by such temporary certificate holder. In addition, until the expiration of such 40-day period, transfers of interest in the Temporary Certificate can only be effected through such temporary certificate holder in accordance with the requirements set forth in "Notices to Investors."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  Prior to the Acquisition, the Company had bank credit facilities that aggregated $85 million. Concurrently with the Offering, BEA amended its existing credit facilities by increasing the aggregate principal amount that may be borrowed thereunder to $100 million. The Bank Credit Facility, which became effective concurrently with the closing of the Offering, consists of the $25 million Reducing Revolver and the $75 million Revolving Facility. The Reducing Revolver is collateralized by all of the issued and outstanding capital stock of Acurex and has a five year maturity with the commitments of the lenders thereunder reducing during such five year period and the Revolving Facility is collateralized by all of the Company's accounts receivable, all of its inventory and substantially all of its other personal property and has a five year maturity. In addition, the Bank Credit Facility contains customary affirmative covenants, negative covenants and conditions of borrowing. The Company also repaid a $10 million unsecured borrowing as described below. On the date of final maturity of the Reducing Revolver and the Revolving Facility, all remaining amounts then outstanding under the Bank Credit Facility were required to be repaid. The Bank Credit Facility became effective upon the closing of the Offering and the Acquisition. Upon the consummation of the Acquisition and the Offering, indebtedness in an aggregate principal amount of approximately $29 million, including letters of credit amounting to approximately $6 million, were outstanding under the Bank Credit Facility. The credit facilities bear interest at prime plus .50% or, at BEA's option, LIBOR plus 1.75%, in each case, subject to BEA's credit rating.

  The Company also has outstanding the $125 million of Senior Notes, which are senior unsecured obligations of the Company ranking equally with future senior unsecured obligations of the Company. The interest on the Senior Notes is payable semiannually in arrears on March 1 and September 1 of each year. The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after March 1, 1998 at predetermined redemption prices, together with accrued and unpaid interest to the date of redemption. In addition, upon a

Change of Control, the Company is obligated to make an offer to purchase all outstanding Senior Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. Similarly, upon the sale or disposition of certain assets, the Company may be obligated to make offers to purchase the Senior Notes with a portion of the cash proceeds from such sale or disposition at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to date of purchase.

  BEA is also party to a Term Loan Agreement with Nationsbank of Florida pursuant to which it entered into two separate term loans in the amounts of
(a) $1.5 million for the purposes of providing long-term financing for a dynamic test facility at its Litchfield, CT site (the "Litchfield Term Loan") and (b) $2.5 million for the purpose of providing long-term financing for its corporate headquarters located in Wellington, FL (the "Wellington Term Loan"). The Litchfield Term Loan and the Wellington Term Loan bear interest at the prime rate plus one percent (1%) or the LIBOR rate plus 2.25%, or both. The principal amount of the Litchfield Term Loan is to be repaid in twenty-four equal installments of $62,500 each, payable quarterly on the last day of February, May, August and November, with the last such installment due in November 2001. The Litchfield Term Loan is secured primarily by a mortgage covering the real estate at the Litchfield site and any improvements thereto. The principal amount of the Wellington Term Loan is to be repaid in twenty-four equal installments of $31,250 each, payable quarterly on the last day of February, May, August and November, with a final principal installment of $1.75 million due on the last business day in December 2001. The Wellington Term Loan is secured primarily by a mortgage covering the real estate at the Wellington site and any improvements thereto.

   During fiscal 1994, FEEL, a subsidiary of BEA, entered into revolving lines of credit and a term loan agreement aggregating $13 million (the "FEEL Credit Agreement"). The FEEL Credit Agreement is collateralized by substantially all of the assets of FEEL. Aggregate borrowings outstanding under the FEEL Credit Agreement were approximately $11.5 million as of November 25, 1995.

  Inventum, another subsidiary of BEA, has a revolving line of credit agreement for approximately $1 million (the "Inventum Credit Agreement"). The Inventum Credit Agreement is collateralized by substantially all of the assets of Inventum. There were no borrowings outstanding under the Inventum Credit Agreement as of November 25, 1995.

                      CERTAIN FEDERAL TAX CONSIDERATIONS

  The following is a general discussion of the principal United States federal income tax consequences applicable to the exchange of Old Notes for New Notes, and the ownership and disposition of New Notes, by United States Holders (as defined below) who exchange Old Notes for New Notes pursuant to the Exchange Offer, as well as the principal United States federal income and estate tax consequences of the ownership of New Notes by Foreign Holders (as defined below) who acquire New Notes pursuant to the Exchange Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change at any time, possibly with retroactive effect, and to different interpretations. In particular, the discussion is based in part on certain proposed regulations issued in December 1992 concerning the tax treatment of exchanges and modifications of debt instruments (the "1992 Proposed Regulations"). The 1992 Proposed Regulations are proposed to be effective for debt instruments issued more than 30 days after such regulations are issued as final regulations. Until issued as final (or temporary) regulations, such regulations are not binding on the Internal Revenue Service ("IRS") and could be withdrawn, replaced or modified at any time, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of New Notes or to persons who purchased Old Notes from an initial holder at a price other than the face amount of such Note, and is limited to holders that hold the New Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income realized with respect to a New Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to

United States Holders; however, certain special rules apply. Moreover, this discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged a risk of owning New Notes).

  HOLDERS EXCHANGING OLD NOTES FOR NEW NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AS WELL AS WITH RESPECT TO THE POSSIBLE EFFECTS OF ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of an Old Note or a New Note, as appropriate, that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

 Exchange of Old Notes for New Notes

  The exchange by a United States Holder of an Old Note for a New Note will not constitute a taxable exchange of the Old Note if the economic terms of the New Note (including the interest rate) are identical to the economic terms of the Old Note. Under the 1992 Proposed Regulations, even if the interest rate on the New Note were not equal to the interest rate on the Old Note as a result of an increase in the interest rate of the Old Note prior to the exchange as described under "The Exchange Offer," the exchange of the Old Note for the New Note would not be treated as a taxable exchange, as such change in interest rate would occur pursuant to the original terms of the Old Note. Accordingly, in the absence of any change in law or the modification or withdrawal of the 1992 Proposed Regulations, the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Note.

  Assuming the exchange of an Old Note for a New Note pursuant to the Exchange Offer is not treated as a taxable exchange for federal income tax purposes, the New Note received by a United States Holder would be treated as a continuation of the Old Note in the hands of such holder. As a result, there should be no federal income tax consequences to United States Holders exchanging Old Notes for New Notes pursuant to the Exchange Offer, and a United States Holder should have the same adjusted basis and holding period in the New Notes immediately after the exchange as it had in the Old Notes immediately before the exchange.

 Payment of Interest on New Notes

  Interest paid or payable on a New Note will be taxable to a United States Holder as ordinary interest income, generally as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes.

 Sale, Exchange or Retirement of New Notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a New Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the New Note. A United States Holder's adjusted tax basis in a New Note generally will equal the cost to such holder of the Old Note exchanged for such New Note, reduced by any principal payments received by such holder on the New Note.

  Gain or loss recognized on the disposition of a New Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the New Note (which would include such holder's holding period in the Old Note exchanged therefor) is more than one year.

 Backup Withholding and Information Reporting

  "Backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest on a New Note, and to payments of the proceeds of the sale or redemption of New Notes before maturity, to certain non-corporate United States holders. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a United States Holder fails to furnish its taxpayer identification number (social security or employer identification number), to certify that such number is correct, to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability, and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNITED STATES TAXATION OF FOREIGN HOLDERS OF NEW NOTES

 Payment of Interest on New Notes

  In general, payments of interest received by any holder that is not a United States Holder (a "Foreign Holder") will not be subject to a United States federal withholding tax, provided that (a)(i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (iii) either (x) the beneficial owner of the New Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a United States Holder on IRS Form W-8 (or a suitable substitute form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the New Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or a suitable substitute) has been received by it from the beneficial owner or qualifying intermediary and furnishes the Company a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which the interest on the New Notes is exempt from United States withholding tax and the Foreign Holder or such Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty).

 Sale, Exchange or Retirement of New Notes

  A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of New Notes, unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

 Backup Withholding and Information Reporting

  Under current Treasury regulations, backup withholding and information reporting on IRS Form 1099 do not apply to payments made by the Company or a paying agent to Foreign Holders if the certification described under "United States Taxation of Foreign Holders of New Notes--Payment of Interest on New Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a New Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury Department regulations) pays the proceeds of the sale of a New Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to payments by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder, or otherwise establishes an exemption. A Foreign Holder may obtain a refund of, or a credit against such holder's U.S. federal income tax liability for, any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

  In addition, in certain circumstances interest on a New Note owned by a Foreign Holder will be required to be reported annually on IRS Form 1042S, in which case such form will be filed with the IRS and furnished to the Foreign Holder.

  The foregoing description of the procedures for withholding tax on interest payments and associated backup withholding and information reporting rules are currently being reviewed by the IRS and are expected to be the subject of new proposed regulations. The expected proposed regulations may propose changes to the treatment for Foreign Holders described above.

 Federal Estate Taxes

  Subject to applicable estate tax treaty provisions, New Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, the Company agreed that it would not for a period of 120 days from the date of the Offering Memorandum (the "Offering Memorandum") distributed in connection with the sale of the Old Notes, directly or indirectly offer, sell, grant any options to purchase or otherwise dispose of any debt securities other than in connection with this Exchange Offer.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the New Notes offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of BEA included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The audited financial statements of Burns Aerospace as of December 31, 1994 and December 31, 1993, and for each of the three years in the period ended December 31, 1994, appended hereto as part of this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report dated November 27, 1995, which report is also appended hereto.

                               BE AEROSPACE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
BE AEROSPACE, INC.
NINE MONTHS ENDED NOVEMBER 25, 1995 AND NOVEMBER 26, 1994
  Consolidated Balance Sheet, November 25, 1995 (Unaudited) ..............  F-2
  Consolidated Statements of Operations for the Nine Months Ended November
   25, 1995 and November 26, 1994 (Unaudited).............................  F-3
  Consolidated Statements of Cash Flows for the Nine Months Ended November
   25, 1995 and November 26, 1994 (Unaudited).............................  F-4
  Notes to Consolidated Financial Statements for the Nine Months Ended
   November 25, 1995 and November 26, 1994 (Unaudited)....................  F-5
FISCAL YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27,
 1993
  Independent Auditors' Report............................................  F-7
  Consolidated Balance Sheets, February 25, 1995 and February 26, 1994....  F-8
  Consolidated Statements of Operations for the Years Ended February 25,
   1995, February 26, 1994 and February 27, 1993..........................  F-9
  Consolidated Statements of Stockholders' Equity for the Years Ended
   February 25, 1995, February 26, 1994 and February 27, 1993............. F-10
  Consolidated Statements of Cash Flows for the Years Ended February 25,
   1995, February 26, 1994 and February 27, 1993.......................... F-11
  Notes to Consolidated Financial Statements for the Years Ended February
   25, 1995, February 26, 1994 and February 27, 1993...................... F-12
BURNS AEROSPACE CORPORATION
NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994
  Balance Sheets, September 30, 1995 and September 30, 1994 (Unaudited)... F-26
  Statements of Income for the Nine Months Ended September 30, 1995 and
   September 30, 1994 (Unaudited)......................................... F-27
  Statements of Cash Flows for the Nine Months Ended September 30, 1995
   and September 30, 1994 (Unaudited)..................................... F-28
  Notes to Financial Statements for the Nine Months Ended September 30,
   1995 and September 30, 1994 (Unaudited)................................ F-29
FISCAL YEARS ENDED DECEMBER 31, 1994, DECEMBER 31, 1993 AND DECEMBER 31,
 1992
  Report of Independent Public Accountants................................ F-30
  Balance Sheets, December 31, 1994 and December 31, 1993................. F-31
  Statements of Income for the Years Ended December 31, 1994, December 31,
   1993 and December 31, 1992............................................. F-32
  Statements of Stockholders' Equity for the Years Ended December 31,
   1994, December 31, 1993 and December 31, 1992.......................... F-33
  Statements of Cash Flows for the Years Ended December 31, 1994, December
   31, 1993 and December 31, 1992......................................... F-34
  Notes to Financial Statements for the Years Ended December 31, 1994,
   December 31, 1993 and December 31, 1992................................ F-35

                               BE AEROSPACE, INC.

                           CONSOLIDATED BALANCE SHEET

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   NOVEMBER 25,
                              ASSETS                                   1995
                              ------                               ------------
                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.......................................   $  5,348
  Accounts receivables--trade, less allowance for doubtful
   accounts of
   $3,980 (November 25, 1995) and $4,034 (February 25, 1995)......     44,118
  Inventories, net................................................    103,905
  Deferred income taxes...........................................      5,945
  Other current assets............................................      8,758
                                                                     --------
      Total current assets........................................    168,074
  PROPERTY AND EQUIPMENT, net.....................................     66,529
  INTANGIBLES AND OTHER ASSETS, net...............................    171,389
                                                                     --------
                                                                     $405,992
                                                                     ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................   $ 33,704
  Accrued expenses................................................     21,258
  Income taxes payable............................................      2,624
  Current portion of long-term debt...............................      3,730
                                                                     --------
      Total current liabilities...................................     61,316
LONG-TERM DEBT LESS CURRENT PORTION...............................    208,169
DEFERRED INCOME TAXES.............................................     10,032
OTHER LIABILITIES.................................................      3,335
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding.............................................
  Common stock, $.01 par value; 30,000,000 shares authorized;
   16,238,322 (November 25, 1995) and 16,095,790 (February 25,
   1995) issued...................................................        161
  Additional paid-in capital......................................    120,098
  Retained earnings...............................................      3,671
  Cumulative foreign exchange translation adjustment..............       (790)
                                                                     --------
      Total stockholders' equity..................................    123,140
                                                                     --------
                                                                     $405,992
                                                                     ========

          See accompanying notes to consolidated financial statements.

                               BE AEROSPACE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                                                       -------------------------
                                                       NOVEMBER 25, NOVEMBER 26,
                                                           1995         1994
                                                       ------------ ------------
NET SALES.............................................   $168,233     $170,045
COST OF SALES.........................................    113,740      114,082
                                                         --------     --------
GROSS PROFIT..........................................     54,493       55,963
OPERATING EXPENSES:
  Selling, general and administrative.................     25,247       23,898
  Research and development............................     11,591        8,900
  Amortization expense................................      6,910        7,627
  Other expenses (Note 2).............................      4,300       23,736
                                                         --------     --------
   Total operating expenses...........................     48,048       64,161
                                                         --------     --------
OPERATING EARNINGS (LOSS)                                   6,445       (8,198)
INTEREST EXPENSE, net.................................     12,386       11,080
                                                         --------     --------
LOSS BEFORE INCOME TAX BENEFIT........................     (5,941)     (19,278)
INCOME TAX BENEFIT....................................     (2,198)      (6,747)
                                                         --------     --------
NET LOSS..............................................   $ (3,743)    $(12,531)
                                                         ========     ========
NET LOSS PER COMMON SHARE.............................   $   (.23)    $   (.78)
                                                         --------     --------
COMMON AND COMMON EQUIVALENT SHARES...................     16,111       16,075
                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                               BE AEROSPACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                          -------------------------
                                                          NOVEMBER 25, NOVEMBER 26,
                                                              1995         1994
                                                          ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss................................................   $ (3,743)    $(12,531)
 Adjustments to reconcile net loss to net cash flows
  provided by operating activities:
  Depreciation and amortization..........................     14,003       11,584
  Change in intangible assets............................        --        10,130
  Deferred income taxes..................................        (94)      (6,645)
  Non cash employee benefit plan contributions...........      1,062          668
  Changes in operating assets and liabilities:
   Accounts receivable...................................      3,541        6,294
   Inventories...........................................    (32,722)      (4,627)
   Income tax refunds receivable.........................        --         1,934
   Other current assets..................................         72         (979)
   Accounts payable......................................     (1,495)         229
   Income taxes payable..................................      1,058          673
   Other liabilities.....................................     (4,518)      (3,963)
                                                            --------     --------
    Net cash flows provided by (used in) operating
     activities..........................................    (22,980)       2,767
                                                            --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures....................................    (13,654)      (9,960)
 Change in other assets, net.............................     (2,586)      (5,350)
                                                            --------     --------
  Net cash flows used in investing activities............    (16,240)     (15,310)
                                                            --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under revolving lines of credit..........     36,310        3,108
                                                            --------     --------
Effect of exchange rate changes on cash flows............        (61)         160
                                                            --------     --------
Net decrease in cash and cash equivalents................     (2,971)      (9,275)
Cash and cash equivalents, beginning of period...........      8,319       13,738
                                                            --------     --------
Cash and cash equivalents, end of period.................   $  5,348     $  4,463
                                                            --------     --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during period for interest....................   $ 15,355     $ 14,335
 Cash paid during period for income taxes, net...........        104          950

          See accompanying notes to consolidated financial statements.

                              BE AEROSPACE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           NINE MONTHS ENDED NOVEMBER 25, 1995 AND NOVEMBER 26, 1994

                                  (UNAUDITED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. BASIS OF PRESENTATION:

  The information set forth in these consolidated financial statements as of November 25, 1995 and for the nine-month periods ended November 25, 1995 and November 26, 1994 is unaudited and may be subject to normal year-end adjustments. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position of BE Aerospace, Inc. (the "Company" or "BEA") for the periods indicated. Results of operations for the interim period ended November 25, 1995 are not necessarily indicative of the results of operations for the full fiscal year. For further information, including information with regard to conditions in the airline industry and their possible impact on the Company, please refer to the Company's annual report on Form 10-K for the fiscal year ended February 25, 1995, as amended.

  The accompanying consolidated financial statements consolidate all of the Company's subsidiaries. All significant intercompany transactions have been eliminated. Certain amounts in the prior years' Consolidated Financial Statements have been reclassified to conform to the current fiscal year's presentation.

  Certain information normally included in footnote disclosures to the annual consolidated financial statements has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

NOTE 2. OTHER EXPENSES

  Other expenses for the nine months ended November 25, 1995 relate to costs associated with the integration and consolidation of the Company's European seating business and in anticipation of the planned acquisition of Burns Aerospace Corporation (Note 4). Other expenses for the nine months ended November 26, 1994 relate to intangible assets and inventories associated with the Company's earlier generations of passenger entertainment systems, which were impaired as a result of the introduction of the Company's recently introduced interactive individual seat video system, MDDS.

NOTE 3. CONTINGENCIES

  BEA has been advised that the U.S. Attorney's Office for the District of Connecticut, in conjunction with the Department of Commerce and the U.S. Customs Service, is conducting a grand jury investigation focused on possible non-compliance by BEA with certain statutory and regulatory provisions relating to export licensing and controls. The investigation relates primarily to the sale of passenger seats and related spare parts for civilian commercial passenger aircraft to Iran Air from 1992 through mid-1995. BEA has been advised it is a target of the investigation; however, neither it nor any current or former directors, officers, or employees have been charged in connection with the investigation. The investigation is at an early stage and, while the Company intends to defend itself vigorously, the ultimate outcome of the investigation cannot presently be determined. An adverse outcome could have a material adverse effect upon the operations and/or financial condition of the Company.

NOTE 4. SUBSEQUENT EVENT

  On December 14, 1995, the Company signed a definitive agreement to acquire Burns Aerospace Corporation for a cash purchase price of $42,500, subject to certain adjustments, all in cash. The acquisition of Burns will be funded with a portion of the proceeds of the Offering. Completion of the acquisition is subject

                              BE AEROSPACE, INC.

           NINE MONTHS ENDED NOVEMBER 25, 1995 AND NOVEMBER 26, 1994

                                  (UNAUDITED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) to a number of conditions, including completion of due diligence and obtaining satisfactory financing. In conjunction with the planned Burns acquisition, the Company is amending its existing credit facilities by increasing the aggregate principal amount thereunder to $100,000. The amended credit facility is expected to be subject to customary affirmative covenants, negative covenants and conditions of borrowing, will be collateralized by substantially all of the Company's personal property and will have a five-year maturity. The amended credit facility will become effective upon the closing of the Offering and the acquisition of Burns.

NOTE 5. NEW ACCOUNTING PRONOUNCEMENT

  In October 1995, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." The Company has determined that it will not change to the fair value method and will continue to use Accounting Principle Board Opinion No. 25 for measurement and recognition of employee stock based transactions.

                              BE AEROSPACE, INC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
 BE Aerospace, Inc.
 Wellington, Florida

  We have audited the accompanying consolidated balance sheets of BE Aerospace, Inc. and subsidiaries as of February 25, 1995 and February 26, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 25, 1995. Our audits also included the financial statement schedule on page F-
25. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BE Aerospace, Inc. and subsidiaries as of February 25, 1995 and February 26, 1994, and the results of their operations and their cash flows for each of the three years in the period ended February 25, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Costa Mesa, California
April 21, 1995

                               BE AEROSPACE, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                      FEBRUARY 25, FEBRUARY 26,
                       ASSETS                             1995         1994
                       ------                         ------------ ------------
CURRENT ASSETS:
  Cash and cash equivalents..........................   $  8,319     $ 13,738
  Accounts receivable--trade, less allowance for
   doubtful accounts of $4,034 (1995) and $2,208
   (1994)............................................     48,915       57,090
  Inventories, net...................................     71,347       53,390
  Deferred income taxes..............................      6,502        5,462
  Income tax refund receivable.......................      1,019        1,934
  Other current assets...............................      6,415        4,746
                                                        --------     --------
      Total current assets...........................    142,517      136,360
  PROPERTY AND EQUIPMENT, net........................     60,304       52,684
  INTANGIBLES AND OTHER ASSETS, net..................    177,133      185,965
                                                        --------     --------
                                                        $379,954     $375,009
                                                        ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Accounts payable...................................   $ 35,164     $ 27,999
  Accrued liabilities................................     26,123       27,677
  Current portion of long-term debt..................      4,667        3,810
                                                        --------     --------
      Total current liabilities......................     65,954       59,486
                                                        --------     --------
  LONG-TERM DEBT.....................................    172,693      159,170
  DEFERRED INCOME TAXES..............................     11,212       17,773
  OTHER LIABILITIES..................................      4,764        4,587
  COMMITMENTS AND CONTINGENCIES (Note 9).............
  STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 1,000,000 shares
   authorized; no shares outstanding.................
  Common stock, $.01 par value; 30,000,000 shares
   authorized; 16,095,790 (1995) and 15,985,454
   (1994) shares issued..............................        160          159
  Additional paid-in capital.........................    119,209      118,357
  Retained earnings..................................      7,418       19,484
  Cumulative foreign exchange translation
   adjustment........................................     (1,456)      (4,007)
                                                        --------     --------
      Total stockholders' equity.....................    125,331      133,993
                                                        --------     --------
                                                        $379,954     $375,009
                                                        ========     ========

                See notes to consolidated financial statements.

                               BE AEROSPACE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED
                                        --------------------------------------
                                        FEBRUARY 25, FEBRUARY 26, FEBRUARY 27,
                                            1995         1994         1993
                                        ------------ ------------ ------------
NET SALES..............................  $ 229,347     $203,364     $198,019
COST OF SALES..........................    154,863      136,307      137,690
                                         ---------     --------     --------
GROSS PROFIT...........................     74,484       67,057       60,329
OPERATING EXPENSES:
  Selling, general and administrative..     31,787       28,164       21,698
  Research and development.............     12,860        9,876       11,299
  Amortization of intangible assets....      9,954        7,599        4,551
  Other expenses.......................     23,736
                                         ---------     --------     --------
  Total operating expenses.............     78,337       45,639       37,548
                                         ---------     --------     --------
OPERATING EARNINGS (LOSS)..............     (3,853)      21,418       22,781
INTEREST EXPENSE, net..................     15,019       12,581        3,955
                                         ---------     --------     --------
EARNINGS (LOSS) BEFORE INCOME TAXES
 (BENEFIT) AND EXTRAORDINARY ITEM......    (18,872)       8,837       18,826
INCOME TAXES (BENEFIT).................     (6,806)       3,481        6,676
                                         ---------     --------     --------
EARNINGS (LOSS) BEFORE EXTRAORDINARY
 ITEM..................................    (12,066)       5,356       12,150
EXTRAORDINARY ITEM--Loss on
 extinguishment of debt, net of tax
 benefit of $282.......................                                 (522)
                                         ---------     --------     --------
NET EARNINGS (LOSS)....................  $ (12,066)    $  5,356     $ 11,628
                                         =========     ========     ========
EARNINGS (LOSS) PER COMMON SHARE:
  Earnings (loss) before extraordinary
   item................................  $   (0.75)    $   0.35     $   1.03
  Extraordinary item...................                                (0.05)
                                         ---------     --------     --------
  Net earnings (loss)..................  $   (0.75)    $   0.35     $   0.98
                                         =========     ========     ========

                See notes to consolidated financial statements.

                               BE AEROSPACE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                                 (IN THOUSANDS)

                          COMMON STOCK   ADDITIONAL            CURRENCY       TOTAL
                          --------------  PAID-IN   RETAINED  TRANSLATION STOCKHOLDERS'
                          SHARES  AMOUNT  CAPITAL   EARNINGS  ADJUSTMENT     EQUITY
                          ------  ------ ---------- --------  ----------- -------------
BALANCE, FEBRUARY 29,
 1992...................  10,535   $105   $ 54,452  $  2,500    $   --      $ 57,057
Issuance of common
 stock..................   3,631     36     40,321                            40,357
Exercise of stock
 options................     473      5      2,438                             2,443
Tax benefit from
 exercise of
 nonstatutory stock
 options................                     1,244                             1,244
Common stock
 repurchased............     (33)             (299)                             (299)
Net earnings............                              11,628                  11,628
Foreign currency
 translation
 adjustment.............                                         (4,456)      (4,456)
                          ------   ----   --------  --------    -------     --------
BALANCE, FEBRUARY 27,
 1993...................  14,606    146     98,156    14,128     (4,456)     107,974
Issuance of common
 stock..................   1,272     12     19,080                            19,092
Exercise of stock
 options................     107      1        963                               964
Tax benefit from
 exercise of non-
 statutory stock
 options................                       158                               158
Net earnings............                               5,356                   5,356
Foreign currency
 translation
 adjustment.............                                            449          449
                          ------   ----   --------  --------    -------     --------
BALANCE, FEBRUARY 26,
 1994...................  15,985    159    118,357    19,484     (4,007)     133,993
Sale of stock under
 employee stock purchase
 plan...................      15               132                               132
Employee benefit plan
 matching contribution..      96      1        720                               721
Net loss................                             (12,066)                (12,066)
Foreign currency
 translation
 adjustment.............                                          2,551        2,551
                          ------   ----   --------  --------    -------     --------
BALANCE, FEBRUARY 25,
 1995...................  16,096   $160   $119,209  $  7,418    $(1,456)    $125,331
                          ======   ====   ========  ========    =======     ========

                See notes to consolidated financial statements.

                               BE AEROSPACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                        YEARS ENDED
                                           --------------------------------------
                                           FEBRUARY 25, FEBRUARY 26, FEBRUARY 27,
                                               1995         1994         1993
                                           ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings (loss)......................  $ (12,066)     $ 5,356     $11,628
 Adjustments to reconcile net earnings
  (loss) to net cash flows provided by
  operating activities:
  Depreciation and amortization...........     16,146       13,115       7,986
  Change in intangible assets.............      8,588
  Deferred income taxes...................     (6,764)       1,657       1,499
  Non cash employee benefit plan
   contributions..........................        721
  Loss on extinguishment of debt..........                                 804
 Changes in operating assets and
  liabilities, net of effects from
  acquisitions:
  Accounts receivable.....................      6,226       (3,188)    (11,655)
  Inventories.............................    (16,863)      (4,153)      1,981
  Income tax refunds receivable...........        915       (1,934)        797
  Other current assets....................     (1,500)      (2,047)       (100)
  Accounts payable........................      7,295        6,056        (333)
  Other liabilities.......................       (642)      (9,071)     (7,202)
                                            ---------     --------     -------
  Net cash flows provided by operating
   activities.............................      2,056        5,791       5,405
                                            ---------     --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments for purchase of property and
  equipment...............................    (12,172)     (11,002)     (7,343)
 Change in other assets...................     (8,610)      (5,077)     (5,839)
 Change in other liabilities..............
 Acquisitions.............................                (107,506)    (18,300)
                                            ---------     --------     -------
  Net cash flows used for investing
   activities.............................    (20,782)    (123,585)    (31,482)
                                            ---------     --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under revolving lines of
  credit..................................      9,080                   15,505
 Proceeds from issuance of stock, net of
  repurchases.............................        132          964      40,061
 Principal payments on long-term debt.....                 (13,514)    (32,001)
 Proceeds from long-term debt.............      3,873      130,010      10,000
                                            ---------     --------     -------
  Net cash flow provided by financing
   activities.............................     13,085      117,460      33,565
                                            ---------     --------     -------
 Effect of exchange rate changes on cash
  flows...................................        222         (198)       (373)
                                            ---------     --------     -------
 Net (decrease) increase in cash and cash
  equivalents.............................     (5,419)        (532)      7,115
 Cash and cash equivalents, beginning of
  year....................................     13,738       14,270       7,155
                                            ---------     --------     -------
 Cash and cash equivalents, end of year...  $   8,319     $ 13,738     $14,270
                                            ---------     --------     -------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
 Cash paid (received) during year for:
  Interest................................  $  16,664     $  7,524     $ 3,819
  Income taxes--net.......................     (1,096)       2,918       4,879
SCHEDULE OF NONCASH TRANSACTIONS:
 Tax benefit upon exercise of nonstatutory
  stock options...........................                     158       1,244
 Liabilities assumed and accrued
  acquisition costs incurred in connection
  with the acquisitions...................                  19,954      20,186
 Liabilities incurred in connection with
  purchase of land and buildings..........      4,000        4,932
 Common stock issued in connection with
  the acquisitions........................                  19,100       2,440
 Issuance of Senior Notes (Note 7)........                             124,019
 Debt issue costs.........................                   1,409       4,125

                See notes to consolidated financial statements.

                              BE AEROSPACE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation--

  BE Aerospace, Inc. (the "Company") designs, manufactures, sells and services a broad line of commercial aircraft cabin interior products consisting of a broad range of aircraft seating products, passenger entertainment and service systems, and galley products, including structures as well as all food and beverage storage and preparation equipment.

  As described in Note 2, the Company has completed several business combinations, all accounted for using purchase accounting. On February 28, 1992, the Company acquired from the Pullman Company all of the assets and certain of the liabilities of PTC Aerospace, Inc. (PTC) and Aircraft Products Company (APC) (collectively, the Business Unit). Following the acquisition of the Business Unit, the Company changed its name to BE Aerospace, Inc. On April 2, 1992, the Company, through its Dutch holding company, acquired all of the outstanding stock of Flight Engineering and Equipment Limited (FEEL) and substantially all of the operating assets of JFB Engineering Limited (JFB), both English corporations. On April 30, 1993, the Company acquired all of the outstanding stock of Royal Inventum B.V., a Dutch corporation (Inventum). On August 26, 1993, the Company acquired all of the outstanding stock of Acurex Corporation, a California corporation (Acurex) and, on August 23, 1993, the Company acquired all of the outstanding stock of Nordskog Industries, Inc., a California corporation (Nordskog). On October 13, 1993, the Company acquired substantially all of the assets and certain of the liabilities of Philips Airvision of Valencia, California (Airvision), a division of Philips Electronics Corporation, North America Corporation.

 Consolidation--

  The accompanying financial statements consolidate the accounts of BE Aerospace, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

 Income Taxes--

  In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, the Company provides deferred income taxes for temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes.

 Warranty Costs--

  Estimated costs related to product warranties are accrued at the time products are sold.

 Revenue Recognition--

  Sales of assembled products, equipment or services are recorded on the date of shipment or, if required, upon acceptance by the customer. The Company sells its products primarily to airlines worldwide, including occasional sales collateralized by letters of credit in countries where customary payment terms exceed one year. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. Actual losses have been within management's expectations.

 Cash Equivalents--

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 Intangible Assets--

  The Company amortizes intangible assets using the straight-line method based on the estimated economic lives of the assets, which range from 7-30 years. The Company periodically evaluates the carrying value of the intangible assets versus the cash benefit expected to be realized and adjusts for any impairment of value. As discussed in Note 15, the Company introduced a new product to the inflight entertainment industry, causing the industry in general to re-evaluate its product offerings and, in the process, impairing the value of certain assets, including certain earlier Company technology. Accordingly, certain intangible assets related to these product offerings were written down to their estimated realizable value.

 Research and Development--

  Research and development expenditures are expensed as incurred.

 Earnings (Loss) per Common Share--

  Earnings (loss) per common share amounts are computed using the weighted-- average number of common and common equivalent (where not antidilutive) shares outstanding during each period. The number of weighted average shares of common stock outstanding amounted to 16,021,000, 15,438,000 and 11,847,000, for the years ended February 25, 1995, February 26, 1994 and February 27, 1993 respectively.

 Foreign Currency Translation--

  In accordance with the provisions of SFAS No. 52, "Foreign Currency Translation," the assets and liabilities located outside the United States are generally translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income, and those resulting from translation of financial statements are accumulated as a separate component of stockholders' equity.

2. ACQUISITIONS

  The Company completed a number of acquisitions during the year ended February 26, 1994 (1994 Acquisitions) and the year ended February 27, 1993 (1993 Acquisitions) which are described below. Funds for the 1994 Acquisitions were obtained from proceeds of the long-term debt issuance described in Note
7. Funds for the 1993 Acquisitions were obtained from the proceeds from the issuance of additional common stock and long-term debt.

  1994 ACQUISITIONS

  Inventum--On April 30, 1993, the Company acquired all of the capital stock of Inventum which designs, manufactures, sells and services galley inserts such as ovens, beverage makers, and water boilers to commercial airlines located primarily in Europe and the Pacific Rim. The aggregate acquisition cost of $39,964 includes the payment of $33,095 to the seller, the assumption of approximately $3,614 of liabilities, plus related acquisition costs and certain purchase accounting reserves.

  Acurex--On August 26, 1993, the Company acquired all of the outstanding capital stock of Acurex which designs, manufactures, sells and services aircraft refrigeration appliances such as chillers, refrigeration units and wine chillers to commercial airlines worldwide. The aggregate acquisition cost of $70,454 includes the payment

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) of $45,000 to the seller, the assumption of approximately $2,507 of liabilities, the issuance of 1,272,728 shares of the Company's common stock to the sellers, valued at $15.00 per share, plus related acquisition costs and certain purchase accounting reserves.

  Nordskog--On August 23, 1993, the Company acquired all of the outstanding capital stock of Nordskog which designs, manufactures, sells and services aircraft galley structures and inserts to commercial airlines worldwide. The aggregate acquisition cost of $25,402 includes a cash payment of $17,158 to the seller, the assumption of approximately $2,374 of liabilities, plus related acquisition costs and certain purchase accounting reserves.

  Airvision--On October 13, 1993, the Company acquired substantially all of the assets and certain of the liabilities of Airvision which designs, manufactures, sells and services in-seat video products, including interactive video for commercial airlines worldwide. The aggregate acquisition cost of $16,601 includes the payment of $12,253 to the seller, the assumption of approximately $1,640 of liabilities, plus related acquisition costs and certain purchase accounting reserves.

  The aggregate purchase price for the 1994 Acquisitions has been allocated to the net assets acquired based on appraisals and management's estimates as follows:

   Cash and cash equivalents.......................................... $  4,403
   Receivables........................................................   14,403
   Inventories........................................................   21,392
   Property and equipment.............................................    5,424
   Intangible and other assets........................................  106,799
                                                                       --------
                                                                       $152,421
                                                                       ========

  1993 ACQUISITIONS

  In April 1992, the Company acquired all of the outstanding capital stock of FEEL for approximately $12,600 cash, 100,000 shares of the Company's common stock at a per share price of $13.50 and the assumption of approximately $18,086 of liabilities. FEEL designs, manufactures, sells and services custom-designed seating for commercial aircraft. In addition, in April 1992, through FEEL, the Company acquired substantially all of the operating assets of JFB for approximately $5,700 cash, 64,000 shares of the Company's common stock at a per share price of $13.50 and the assumption of approximately $2,100 of certain liabilities. JFB's principal line of business is the manufacture of custom-engineered components for FEEL. The Company also acquired an option to purchase the land and buildings used by FEEL and JFB for approximately $10,000. This option was exercised on March 2, 1993.

3. INVENTORIES

  Inventories are valued at the lower of cost or market using the weighted average cost method. Inventories consist of the following:

                                                                  1995    1994
                                                                 ------- -------
   Raw materials................................................ $23,675 $34,973
   Work-in-process..............................................  39,131  13,365
   Finished goods...............................................   8,541   5,052
                                                                 ------- -------
                                                                 $71,347 $53,390
                                                                 ======= =======

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost, and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to 20 years (term of lease as to leasehold improvements). Property and equipment consist of the following:

                                                                1995     1994
                                                               -------  -------
   Land, buildings and improvements........................... $31,920  $22,902
   Machinery..................................................  29,743   18,850
   Tooling....................................................  10,324    9,349
   Furniture and equipment....................................   7,075    6,656
   Construction in progress...................................            4,880
                                                               -------  -------
                                                                79,062   62,637
   Less accumulated depreciation and amortization............. (18,758)  (9,953)
                                                               -------  -------
                                                               $60,304  $52,684
                                                               =======  =======

5. INTANGIBLES AND OTHER ASSETS

  Intangibles and other assets consist of the following:

                                             STRAIGHT-LINE
                                              AMORTIZATION
                                             PERIOD (YEARS)   1995      1994
                                             -------------- --------  --------
   Covenants not-to-compete................         14      $  9,198  $ 10,174
   Product technology, production plans and
    drawings...............................       7-20        56,774    58,897
   Replacement parts annuity...............         20        26,042    24,075
   Product approvals and technical manu-
    als....................................         20        13,909    19,218
   Goodwill................................         30        68,651    68,382
   Debt issue costs........................         10         5,662     5,535
   Trademarks and patents..................         20         9,114     8,387
   Other...................................                    9,482     4,692
                                                            --------  --------
                                                             198,832   199,360
   Less accumulated amortization...........                  (21,699)  (13,395)
                                                            --------  --------
                                                            $177,133  $185,965
                                                            ========  ========

6. ACCRUED LIABILITIES

  Accrued liabilities consist of the following:

                                                                 1995    1994
                                                                ------- -------
   Accrued product warranties.................................. $ 2,969 $ 2,578
   Accrued salaries, vacation and related benefits.............   5,502   2,667
   Accrued acquisition expenses................................   2,507   6,647
   Accrued interest............................................   6,694   6,368
   Accrued income taxes........................................   1,642
   Other accrued liabilities...................................   6,809   9,417
                                                                ------- -------
                                                                $26,123 $27,677
                                                                ======= =======

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                               1995      1994
                                                             --------  --------
   Senior notes............................................. $124,215  $124,117
   Revolving lines of credit................................   36,000    15,000
   Term loan................................................   16,577    12,000
   Other long-term debt.....................................      568    11,863
                                                             --------  --------
                                                              177,360   162,980
   Less current portion of long-term debt...................   (4,667)   (3,810)
                                                             --------  --------
                                                             $172,693  $159,170
                                                             ========  ========

  In October 1993, the Company obtained new credit facilities with a group of banks, initially aggregating $85,000, consisting of a $40,000 term loan and a $45,000 revolving line of credit (the "1993 Credit Facilities"). In April 1994, the term loan was converted to a revolving line of credit. As of February 25, 1995, the 1993 Credit Facilities consist of two revolving lines of credit (the "Series A Revolver" and "Series B Revolver"). The Series B Revolver may be borrowed and repaid in $1,000 increments and has decreasing availability with the remaining balances due November 1998. At February 25, 1995 the maximum borrowings available under the Series B Revolver were $32,500. The Series A Revolver may be borrowed in $1,000 increments and is subject to borrowing base calculations set forth in the credit facilities agreement. At February 25, 1995, the maximum borrowings available under the Series A revolver were $45,000. The 1993 Credit Facilities bear interest at prime (as defined) plus 1/2% or LIBOR plus 1 3/4%, at the option of the Company. This rate is subject to change in the event of a change in the Company's credit rating by Moody's Investor Services or Standard & Poor's.

  The Series B Revolver is collateralized by the stock of Acurex. The Series A Revolver is collateralized by substantially all of the Company's assets and is all due and payable in November 1998. The terms of the 1993 Credit Facilities include a number of financial and other restrictive covenants. The Company was in compliance with all loan covenants as of February 25, 1995. The 1993 Credit Facilities also collateralized outstanding letters of credit aggregating $2,969 as of February 25, 1995.

  On February 24, 1993, the Company sold $125,000 of 9 3/4% Senior Notes (the "Senior Notes"), which were priced to yield 9 7/8%. The Company received the proceeds from the Senior Notes on March 3, 1993 and utilized $32,545 thereof to repay the outstanding balance of the Company's then outstanding bank obligations. The unamortized portion of the associated debt issue costs of approximately $804 was written off and reflected as an extraordinary item, net of tax effects of $282, in the accompanying statement of operations for the year ended February 27, 1993.

  The Senior Notes are senior unsecured obligations of the Company, ranking equally with any future senior obligations of the Company and mature on March 1, 2003. Interest on the Senior Notes is payable semi-annually in arrears on March 1 and September 1 of each year. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1998 at predetermined redemption prices, together with accrued and unpaid interest through the date of redemption. Upon a change of control (as defined), each holder of the Senior Notes may require the Company to repurchase such holder's Senior Notes at 101% of the

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) principal amount thereof, plus accrued and unpaid interest to the date of such purchase. The Senior Notes contain certain restrictive covenants, all of which were met by the Company as of February 25, 1995, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, dividends, mergers and transfers of assets.

  Terms of the Senior Notes provide that, among other things, the payment of cash dividends on Common Stock is limited to a cumulative amount that equals fifty percent of the Company's consolidated adjusted net income since the date of the Senior Notes' issuance, plus the sum of $10,000 and other equity adjustments (as defined therein). The payment of cash dividends may only be made if the Company is not in default under the terms of the Indenture. The 1993 Credit Facilities also contain restrictions on the cumulative amount of dividends that may be paid. As of February 25, 1995, cash dividends of $1,339 could have been declared by the Company.

  During fiscal 1994, the Company entered into revolving line of credit and term loan agreements aggregating $13,300 (the FEEL Credit Agreement). The FEEL Credit Agreement is collateralized by substantially all of the assets of FEEL. Borrowings may be made under the line of credit provided FEEL is in compliance with certain covenants, all of which were met by FEEL as of February 25, 1995. Aggregate borrowings outstanding under the FEEL Credit Agreement were approximately $12,041 as of February 25, 1995. Such borrowings will be repaid in pounds sterling.

  During fiscal 1994, the Company also entered into a revolving line of credit agreement for approximately $1,000 (the Inventum Credit Agreement). The Inventum Credit Agreement is collateralized by substantially all of the assets of Inventum. Borrowings may be made under the line of credit provided Inventum is in compliance with certain covenants, all of which were met by Inventum as of February 25, 1995. There were no borrowings outstanding under the Inventum Credit Agreement as of February 25, 1995.

  During fiscal 1995, the Company entered into term loan agreements aggregating $4,000 which are collateralized by two of the Company's recently constructed properties. These term loans bear interest at prime (as defined) plus 1/2% or LIBOR plus 1 3/4%, at the option of the Company and contain certain restrictive covenants, all of which were met by the Company as of February 25, 1995.

  Maturities of long-term debt are as follows:

  Fiscal year ending February:

   1996................................................................ $  4,667
   1997................................................................    2,083
   1998................................................................   37,508
   1999................................................................    1,508
   2000................................................................    1,508
   Thereafter..........................................................  130,086
                                                                        --------
                                                                        $177,360
                                                                        ========

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. INCOME TAXES

  Income tax expense (benefit) consists of the following:

                                                           1995     1994   1993
                                                          -------  ------ ------
   Current:
     Federal............................................. $  (786) $1,408 $2,856
     State...............................................     105     139    948
     Foreign.............................................     639     277  1,373
                                                          -------  ------ ------
                                                              (42)  1,824  5,177
                                                          -------  ------ ------
   Deferred:
     Federal.............................................  (5,146)    155  1,145
     State...............................................    (904)    266     67
     Foreign.............................................    (714)  1,236    287
                                                          -------  ------ ------
                                                           (6,764)  1,657  1,499
                                                          -------  ------ ------
                                                          $(6,806) $3,481 $6,676
                                                          =======  ====== ======

  The difference between income tax expense (benefit) and the amount computed by applying the statutory U.S. federal income tax rate then in effect consists of the following:

                                                      1995     1994    1993
                                                     -------  ------  ------
   Statutory U.S. federal income tax expense
    (benefit)....................................... $(6,605) $3,093  $6,400
   State income taxes, net..........................    (519)    264     670
   Goodwill amortization............................     708     290      10
   Research and development credit..................    (600)           (100)
   Foreign Sales Corporation tax benefit............    (353)   (281)   (715)
   Other, net.......................................     563     115     411
                                                     -------  ------  ------
                                                     $(6,806) $3,481  $6,676
                                                     =======  ======  ======

  The tax effects of temporary differences and carryforwards that give rise to the Company's deferred income tax assets and liabilities consist of the following:

                                                              1995      1994
                                                            --------  --------
   Bad debt reserves....................................... $  1,415  $    538
   Inventory reserves......................................    2,396     1,027
   Inventory costs capitalized for tax purposes............      815       794
   Warranty reserves.......................................      663       918
   Acquisition reserves....................................      855     1,731
   Accrued vacation........................................      699       578
   Other...................................................     (341)     (124)
                                                            --------  --------
   Net current deferred income tax assets.................. $  6,502  $  5,462
                                                            ========  ========
   Depreciation............................................ $ (1,904) $ (1,841)
   Intangible assets.......................................  (15,164)  (16,906)
   Net operating loss carryforward.........................    3,708
   Research credit carryforward............................      600
   Other...................................................    1,548       974
                                                            --------  --------
   Net noncurrent deferred income tax liabilities.......... $(11,212) $(17,773)
                                                            ========  ========

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  As of February 25, 1995, the Company had $9,135 of federal operating loss carryforwards which expire in 2010, federal research credit carryforwards of $600 which expire in 2010, and alternative minimum tax credit carryforwards of $269 which have no expiration date.

  The Company has not provided for any residual U.S. income taxes on the approximately $5,406 of earnings from its foreign subsidiaries because such earnings are intended to be indefinitely reinvested. Such residual U.S. income taxes, if provided for, would be immaterial.

9. COMMITMENTS AND CONTINGENCIES

 Leases--

  The Company leases certain of its office, manufacturing and service facilities under operating leases which expire at various times through August 2003. Rent expense for fiscal 1995, 1994 and 1993 was approximately $2,276, $2,091 and $2,372, respectively. Future payments under leases with terms currently greater than one year are as follows:

   Year ending February:
   1996................................................................. $ 3,697
   1997.................................................................   2,694
   1998.................................................................   1,499
   1999.................................................................     643
   2000.................................................................     485
   Thereafter...........................................................   1,797
                                                                         -------
                                                                         $10,815
                                                                         =======

 Contingencies--

  The Company is a defendant in various legal actions arising in the normal course of business, the outcome of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect to the Company's financial position.

 Employment Agreements--

  The Company has employment and compensation agreements with two key officers of the Company. One of the agreements provides for an officer to earn a minimum of $360, adjusted annually for changes in the consumer price index (as defined) per year through 2001, as well as a deferred compensation benefit equal to the aggregate annual compensation earned through termination and payable thereafter. Such deferred compensation will be payable in equal monthly installments over the same number of years it was earned.

  The other agreement provides for an officer to receive annual minimum compensation of $200, and an incentive bonus not to exceed 100% of the officer's then-current salary through 1998. In addition, if the officer terminates his employment on or after August 1997, the Company is obligated to pay the officer annually, as deferred compensation, an amount equal to 50% of the officer's annual salary (as defined) for a period of ten years from the date of termination.

  The Company has other employment agreements with certain key members of management that provide for aggregate minimum annual base compensation of $540, expiring on various dates through 1998.

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

 Supply Agreement--

  The Company has entered into a supply agreement with Applied Extrusion Technologies, Inc. ("AET"), a related party by way of common management. Under this agreement, the Company has agreed to purchase its requirements for certain component parts through April 1998 at a price that results in a 33 1/3% gross margin to AET. The Company's purchases under this contract for the years ended February 25, 1995, February 26, 1994 and February 27, 1993, were $984, $1,040 and $1,245, respectively.

10. PROFIT-SHARING PLAN

  In August 1988, the Company established a non-qualified contributory profit-sharing plan. Effective August 1, 1989, this plan was amended to incorporate a 401(k) Plan which permits the Company to match a portion of employee contributions and to make profit-sharing contributions to all participants (as defined). Commencing in 1995, the Company's 401(k) Plan was amended to permit the Company's matching contribution to be made in common stock of the Company. The Company recognized expenses of $757, $585, and $1,216 related to this plan for the years ended February 25, 1995, February 26, 1994 and February 27, 1993, respectively.

11. STOCKHOLDERS' EQUITY

  In December 1992, the Company successfully completed a public offering of 3,000,000 shares of its common stock at $12.00 per share and, in January 1993, the underwriters for that offering exercised their overallotment option by purchasing an additional 450,000 shares of the Company's common stock. The net proceeds to the Company, after deducting various offering expenses, were $38,116. The Company used $26,650 of these proceeds to prepay a portion of its long-term debt (Note 7). Had the sale of stock and repayment of long-term debt occurred at the beginning of fiscal 1993, weighted average shares outstanding, net earnings per share before extraordinary item and net earnings per share would have been 13,671,000, $0.95 and $0.91, respectively.

 Stock Option Plans--

  The Company has various stock option plans, including the 1989 Stock Option Plan, the 1991 Directors Stock Option Plan and the 1992 Share Option Scheme (collectively the "Option Plans"), under which shares of the Company's common stock may be granted to key employees and directors of the Company. The Option Plans provide for granting key employees options to purchase the Company's common stock. Options are granted at the discretion of the compensation and stock option committee of the Board of Directors, and the option term cannot exceed ten years. Options granted generally vest at the rate of 25% per year from the date of grant and are exercisable to the extent vested.

  During fiscal 1993, the Board of Directors approved the granting of options outside of the qualified stock option plans to the Company's chairman and chief executive officer, principals of Aurora Management, Inc. (Aurora) (Note
13), one of the members of the Board of Directors, and a former board member, covering 775,000, 200,000, 100,000 and 110,000 shares, respectively. These options were granted at an exercise price of $12.25, $12.25, $12.25 and $12.50 per share, respectively, which were the fair market values as of the grant date.

  In April 1993, the compensation and stock option committee of the Board of Directors reviewed the exercise prices of the options then outstanding, current market conditions, as well as other factors, and deemed it appropriate to re-price 1,365,500 options with exercise prices ranging from $12.00 to $14.00 per share to $8.75 per share, which was the fair market value as of that date.

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth options granted, cancelled, forfeited and outstanding:

                            FEBRUARY 25, 1995       FEBRUARY 26, 1994        FEBRUARY 27, 1993
                          ----------------------- ----------------------- ------------------------
                                     OPTION PRICE            OPTION PRICE            OPTION PRICE
                           OPTIONS    PER SHARE    OPTIONS    PER SHARE    OPTIONS     PER SHARE
                          ---------  ------------ ---------  ------------ ---------  -------------
Outstanding, beginning
 of period..............  2,493,162  $ .81-$13.00 2,215,112  $ .81-$14.00 1,116,612  $  .81-$13.00
 Options granted........    484,500  $7.44-$ 8.75   404,500  $8.75-$11.75 1,594,000  $11.75-$14.00
 Options exercised......       (375) $ .81         (106,450) $8.75-$ 9.50  (473,250) $  .81-$ 9.50
 Options forfeited......   (106,000) $8.25-$11.75   (20,000) $8.75-$12.25   (22,250) $ 9.50-$12.25
                          ---------               ---------               ---------
Outstanding, end of
 period.................  2,871,287  $ .81-$13.00 2,493,162  $ .81-$13.00 2,215,112  $  .81-$14.00
                          =========               =========               =========

12. EMPLOYEE STOCK PURCHASE PLAN

  The Company established a qualified Employee Stock Purchase Plan during fiscal 1995, the terms of which allow for qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each semi-annual stock purchase period. The Company issued 15,065 shares of stock during fiscal 1995 pursuant to this plan at an average price per share of $7.01.

13. RELATED PARTY TRANSACTIONS

  Aurora, a private capital firm, has provided assistance to the Company in developing its acquisition program, the acquisitions of the Business Unit, FEEL and AFL, Inventum, Nordskog and Acurex as well as in its 1992 equity offering, strategic planning, competitive analysis and financial relations. During fiscal 1993 and 1994, the Company had an arrangement with Aurora under which Aurora was entitled to receive reimbursement for its reasonable expenses and to receive a monthly retainer of $20 which was credited against any fees earned for services rendered related to certain transactions, including $100 for each acquisition consummated in fiscal 1994. This arrangement was terminated effective July 1993. Aurora earned approximately $300 during the year ended February 26, 1994 related to the 1994 Acquisitions as well as approximately $400 for other services during the year ended February 27, 1993 related to the FEEL and AFL acquisitions, the 1992 equity offering and 1993 debenture offering. The Company also granted to Aurora's principals, as consideration for services to the Company in connection with certain financings, options to purchase an aggregate of 200,000 shares of the Company's common stock at a price equal to fair market value at the date of grant. A member of the Company's Board of Directors is a part owner of Aurora.

  Chemical Venture Partners (CVP) also provided assistance to the Company in identifying and negotiating the acquisition of the Business Unit. As compensation, during fiscal 1993, the Company issued 17,138 shares of its common stock to CVP. A former member of the Company's Board of Directors was a principal in CVP.

14. EXPORT SALES AND MAJOR CUSTOMERS

  Export sales from the United States to customers in foreign countries amounted to approximately $61,645 $44,058, and $65,680 in fiscal 1995, 1994, and 1993, respectively. Total sales to all customers in foreign countries amounted to approximately $114,511, $85,239 and $91,541 in fiscal 1995, 1994 and 1993, respectively. Major customers (i.e., customers representing more than 10% of total sales) change from year to year depending on the level of refurbishment activity and/or the level of new aircraft purchases by such customers. Sales to one major customer were approximately $21,185 in fiscal 1993 (there were no major customers in fiscal 1995 and 1994).

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. OTHER EXPENSES

  Other expenses consisted of a charge related primarily to intangible assets and inventories associated with the Company's passenger entertainment systems. The introduction of the Company's MDDS interactive video system, which the Company expects to become the industry's standard for inflight passenger and service entertainment, has captured the dominant market share with contract awards from the major airlines totaling more than $150,000 during the past nine months. The MDDS system also has recently caused major carriers to convert programs for earlier products to the Company's MDDS system and has caused two of the Company's principal competitors to offer to develop for the airlines systems similar to the Company's MDDS system. These events have caused the inflight entertainment industry to re-evaluate its product offerings and, in the process, have impaired the value of certain of its assets. As a result, the Company has written down certain of its assets, including certain customer-specific inventories and other assets.

16. FOREIGN OPERATIONS

 Geographic Area--

  The Company operated principally in two geographic areas, the United States and Europe during the years ended February 25, 1995, February 26, 1994 and February 27, 1993. There were no significant transfers between geographic areas during the period. Identifiable assets are those assets of the Company that are identified with the operations in each geographic area.

  The following table presents operating results for the years ended February 25, 1995, February 26, 1994 and February 27, 1993 and identifiable assets as of February 25, 1995, February 26, 1994 and February 27, 1993 by geographic area.

1995                                       UNITED STATES EUROPE   CONSOLIDATED
----                                       ------------- -------  ------------
Sales to unaffiliated customers...........   $170,542    $58,805    $229,347
Gross profit..............................     56,296     18,188      74,484
Selling, general and administrative and
 amortization expenses....................     32,183      9,558      41,741
Research and development..................      9,834      3,026      12,860
Other expenses............................     23,736                 23,736
Interest expense, net.....................     11,835      3,184      15,019
Loss before income taxes..................    (18,578)      (294)    (18,872)
Identifiable assets.......................    279,402    100,552     379,954
1994                                       UNITED STATES EUROPE   CONSOLIDATED
----                                       ------------- -------  ------------
Sales to unaffiliated customers...........   $156,638    $46,726    $203,364
Gross profit..............................     51,401     15,656      67,057
Selling, general and administrative and
 amortization expenses....................     27,288      8,475      35,763
Research and development..................      7,783      2,093       9,876
Interest expense, net.....................     11,424      1,157      12,581
Earnings before income taxes..............      4,814      4,023       8,837
Identifiable assets.......................    280,827     94,182     375,009

                              BE AEROSPACE, INC.

FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1993                                        UNITED STATES EUROPE  CONSOLIDATED
----                                        ------------- ------- ------------
Sales to unaffiliated customers............   $159,865    $38,154   $198,019
Gross profit...............................     50,365      9,964     60,329
Selling, general and administrativeand am-
 ortization expenses.......................     23,446      2,803     26,249
Research and development...................      9,381      1,918     11,299
Interest expense, net......................      3,662        293      3,955
Earnings before income taxes and
 extraordinary item........................     13,876      4,950     18,826
Identifiable assets........................    269,051     45,004    314,055

17. FAIR VALUE INFORMATION

  The following disclosure of the estimated fair value of financial instruments at February 25, 1995 and February 26, 1994 is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  The carrying amounts of cash and cash equivalents, accounts receivable-- trade, and accounts payable are a reasonable estimate of their fair values. Except for the Company's Senior Notes, which have a carrying value and fair value of $124,215 and $120,938, respectively, at February 25, 1995, the carrying amount of long-term debt approximates fair value because the obligations either bear interest at floating rates or compare favorably with fixed rate obligations that would be available to the Company.

  The fair value information presented herein is based on pertinent information available to management as of February 25, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

18. SELECTED QUARTERLY DATA (UNAUDITED)

  Summarized quarterly financial data for fiscal 1995 is as follows:

                                                YEAR ENDED FEBRUARY 25, 1995
                                               --------------------------------
                                                FIRST  SECOND   THIRD   FOURTH
                                               QUARTER QUARTER QUARTER  QUARTER
                                               ------- ------- -------  -------
Net sales..................................... $57,567 $55,197 $57,281  $59,302
Gross profit..................................  18,887  18,408  18,668   18,521
Net earnings (loss)...........................   1,074     964 (14,569)     465
Net earnings (loss) per common share..........     .07     .06    (.90)     .03

                               BE AEROSPACE, INC.

 FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Summarized quarterly financial data for fiscal 1994 is as follows:

                                                  YEAR ENDED FEBRUARY 26, 1994
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
Net sales....................................... $47,803 $45,103 $50,696 $59,762
Gross profit....................................  14,795  14,787  17,445  20,030
Net earnings....................................   1,569   1,689     565   1,533
Net earnings per common share...................     .11     .11     .03     .10

                               BE AEROSPACE, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

 FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                             (DOLLARS IN THOUSANDS)

                              BALANCE                                   BALANCE
                            AT BEGINNING                                AT END
                              OF YEAR    EXPENSES OTHER      DEDUCTIONS OF YEAR
                            ------------ -------- ------     ---------- -------
DEDUCTED FROM ASSETS:
 Allowance for doubtful ac-
  counts:
  1995.....................    $2,208     $3,119               $1,293   $ 4,034
  1994.....................     1,304        774  $  650 (1)      520     2,208
  1993.....................       879        296     364 (2)      235     1,304
 Reserve for obsolete in-
  ventories:
  1995.....................    $7,557     $2,787  $2,754 (1)   $2,434   $10,664
  1994.....................     2,885      1,880   4,452 (1)    1,660     7,557
  1993.....................     3,100      3,108     257 (2)    3,580     2,885
INCLUDED IN LIABILITIES:
 Accrued product warran-
  ties:
  1995.....................    $2,388     $2,544  $  666 (1)   $2,629   $ 2,969
  1994.....................     1,856      1,926    (184)       1,210     2,388
  1993.....................     2,297      1,147     203 (2)    1,791     1,856

--------
(1) 1994 acquisitions
(2) FEEL acquisition

                          BURNS AEROSPACE CORPORATION

                            CONDENSED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                       ASSETS
                       ------
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1994
                                                     ------------- ------------
                                                      (UNAUDITED)
Current assets:
  Cash .............................................    $    81      $    51
  Accounts receivable, net .........................      1,793          --
  Inventories, net .................................     16,880       13,291
  Other current assets .............................      1,759        3,397
                                                        -------      -------
      Total current assets .........................     20,513       16,739
Property, plant and equipment, net .................     18,257       19,455
Goodwill ...........................................     52,108       53,230
Other assets .......................................      3,824        3,261
                                                        -------      -------
      Total assets .................................    $94,702      $92,685
                                                        =======      =======
        LIABILITIES AND STOCKHOLDER'S EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable .................................    $ 7,564      $ 8,003
  Accrued liabilities ..............................      7,416        9,579
                                                        -------      -------
      Total current liabilities ....................     14,980       17,582
Advances from affiliate ............................     82,856       74,602
Other long-term liabilities ........................      5,150        4,553
                                                        -------      -------
      Total liabilities ............................    102,986       96,737
                                                        -------      -------
Stockholder's equity:
  Common stock par value $1.00 per share, 1,000
   shares authorized, issued and outstanding........          1            1
  Retained deficit .................................     (8,285)      (4,053)
                                                        -------      -------
      Total stockholder's equity ...................     (8,284)      (4,052)
                                                        -------      -------
        Total liabilities and stockholder's equity..    $94,702      $92,685
                                                        =======      =======

  The accompanying notes to financial statementsare an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                         CONDENSED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
Net sales.................................................. $ 75,768  $ 69,213
Cost of sales..............................................   62,014    56,475
                                                            --------  --------
  Gross earnings...........................................   13,754    12,738
Selling, general and administrative expenses...............    8,867     8,102
Research, development and engineering .....................    1,716     1,132
Amortization expense.......................................    1,125     1,134
Other expenses, net........................................       83       313
                                                            --------  --------
  Operating income before management fees..................    1,963     2,057
Management fees to affiliate...............................    2,280     3,359
                                                            --------  --------
Operating loss.............................................     (317)   (1,302)
Interest expense, net......................................    5,875     4,649
                                                            --------  --------
Loss before income taxes...................................   (6,192)   (5,951)
Income tax benefit.........................................   (1,960)   (2,074)
                                                            --------  --------
Net loss................................................... $ (4,232) $ (3,877)
                                                            ========  ========


  The accompanying notes to financial statements are an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -------------------
                                                                1995      1994
                                                              --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.................................................... $ (4,232) $  (3,877)
 Adjustments to reconcile net loss to net cash flow from
  operating activities:
  Depreciation and Amortization..............................    2,973      2,835
  Deferred income taxes provision (benefit)..................      507       (886)
  Proceeds from sale of accounts receivable..................      --       7,227
  Cash effects of:
   Changes in other working capital balances and other long-
    term liabilities.........................................   (6,256)     9,909
                                                              --------  ---------
  Net cash flows from (used in) operating activities.........   (7,008)    15,208
                                                              --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital contribution........................................      --       4,031
 Capital expenditures........................................     (642)      (627)
 Other.......................................................     (574)      (320)
                                                              --------  ---------
  Net cash from (used in) investing activities...............   (1,216)     3,084
                                                              --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net advances from (payments to) affiliate ..................    8,254    (17,014)
                                                              --------  ---------
CHANGE IN CASH AND CASH EQUIVALENTS..........................       30      1,278
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............       51         78
                                                              --------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................... $     81  $   1,356
                                                              ========  =========



  The accompanying notes to financial statements are an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1995
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The accompanying unaudited Condensed Financial Statements of Burns Aerospace Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete set of financial statements. In the opinion of management, all adjustments considered necessary, consisting only of normal recurring adjustments are included for fair presentation. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of results that may be expected for the full year. The unaudited Condensed Financial Statements for the nine months ended September 30, 1995 and 1994 should be read in conjunction with the audited Financial Statements of the Company for the year ended December 31, 1994.

NOTE 2. INVENTORIES

  Inventory consists of the following (dollars in thousands):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1994
                                                      ------------- ------------
                                                       (UNAUDITED)
     Raw materials and supplies......................    $10,736      $ 8,670
     Work in process.................................      6,074        4,551
     Finished goods..................................         70           70
                                                         -------      -------
                                                         $16,880      $13,291
                                                         =======      =======

NOTE 3. SUBSEQUENT EVENT

  Eagle Industries, Inc., the Company's parent, is currently pursuing the sale of the Company. There can be no assurance that the sale will be consummated.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Eagle Industries, Inc.:

  We have audited the accompanying balance sheets of Burns Aerospace Corporation as of December 31, 1994 and 1993, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burns Aerospace Corporation as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As explained in Note 1 to the financial statements, effective January 1, 1993, the Company adopted the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". As explained in
Note 1 to the financial statements, effective December 31, 1993, the Company adopted the requirements of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".

Arthur Andersen LLP

Chicago, Illinois,
November 27, 1995

                          BURNS AEROSPACE CORPORATION

                                 BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                           ASSETS                              DECEMBER 31,
                           ------                            -----------------
                                                              1994      1993
                                                             -------  --------
Current assets:
  Cash ..................................................... $    51  $     78
  Accounts receivable, net .................................      --     9,381
  Inventories, net .........................................  13,291    14,440
  Other current assets .....................................   3,397     3,181
                                                             -------  --------
      Total current assets .................................  16,739    27,080
Property, plant and equipment, net .........................  19,455    20,727
Goodwill ...................................................  53,230    54,736
Other assets ...............................................   3,261       533
                                                             -------  --------
      Total assets ......................................... $92,685  $103,076
                                                             =======  ========
            LIABILITIES AND STOCKHOLDER'S EQUITY
            ------------------------------------
Current liabilities:
  Accounts payable ......................................... $ 8,003  $  3,661
  Accrued liabilities ......................................   9,579     4,372
                                                             -------  --------
      Total current liabilities ............................  17,582     8,033
Advances from affiliate ....................................  74,602    92,592
Other long-term liabilities ................................   4,553     6,024
                                                             -------  --------
      Total liabilities ....................................  96,737   106,649
                                                             -------  --------
Stockholder's Equity:
  Common stock par value $1.00 per share, 1,000 shares
   authorized, issued and outstanding at December 31, 1994
   and 10,000 shares authorized, 5,000 shares issued and
   outstanding
   at December 31, 1993 ....................................       1         5
  Paid-in capital ..........................................      --    13,311
  Retained deficit .........................................  (4,053)  (16,889)
                                                             -------  --------
      Total stockholder's equity ...........................  (4,052)   (3,573)
                                                             -------  --------
        Total liabilities and stockholder's equity ......... $92,685  $103,076
                                                             =======  ========

  The accompanying notes to financial statementsare an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                              STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                -------------------------
                                                 1994     1993     1992
                                                -------  -------  -------
Net sales...................................... $93,494  $66,902  $98,185
Cost of sales..................................  75,880   55,176   83,856
                                                -------  -------  -------
  Gross earnings...............................  17,614   11,726   14,329
Selling, general and administrative expenses...  10,729    8,948   10,150
Research, development and engineering..........   1,615    1,389    1,448
Amortization...................................   1,509    1,507    1,500
Other (income) expenses, net...................     738     (231)     255
                                                -------  -------  -------
  Operating income before management fees......   3,023      113      976
Management fees to affiliate...................   3,359    1,434    1,675
                                                -------  -------  -------
  Operating loss...............................    (336)  (1,321)    (699)
Net interest expense...........................   6,374    4,203    4,133
                                                -------  -------  -------
Loss before income taxes.......................  (6,710)  (5,524)  (4,832)
Income tax benefit.............................  (2,200)  (1,268)    (730)
                                                -------  -------  -------
Loss before cumulative effect of change in
 accounting principles.........................  (4,510)  (4,256)  (4,102)
Cumulative effect of change in accounting
 principles....................................     --    (1,897)     --
                                                -------  -------  -------
Net loss....................................... $(4,510) $(6,153) $(4,102)
                                                =======  =======  =======


  The accompanying notes to financial statements are an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                      COMMON PAID-IN  RETAINED
                                                      STOCK  CAPITAL  EARNINGS
                                                      ------ -------  --------
BALANCE AT DECEMBER 31, 1991.........................  $ 5   $13,311  $ (6,634)
 Net loss............................................   --        --    (4,102)
                                                       ---   -------  --------
BALANCE AT DECEMBER 31, 1992.........................    5    13,311   (10,736)
 Net loss............................................   --        --    (6,153)
                                                       ---   -------  --------
BALANCE AT DECEMBER 31, 1993.........................    5    13,311   (16,889)
 Net loss............................................   --        --    (4,510)
 Recapitalization....................................   (4)  (13,311)   17,346
                                                       ---   -------  --------
BALANCE AT DECEMBER 31, 1994.........................  $ 1   $    --  $ (4,053)
                                                       ===   =======  ========



  The accompanying notes to financial statements are an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1994     1993     1992
                                                       -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................................. $(4,510) $(6,153) $(4,102)
 Adjustments to reconcile net income to net cash flow
  from operating activities:
  Depreciation and amortization.......................   3,800    3,733    3,262
  Deferred income tax provision (benefit).............    (864)     493   (1,013)
  Cumulative effect of change in accounting
   principles.........................................     --     1,897      --
  Proceeds from sale of accounts receivable...........   7,227      --       --
 Cash effects of:
  Decrease in accounts receivable.....................   2,154    4,269      850
  Decrease in inventories.............................   1,149    1,038    2,386
  (Increase) decrease in other current assets.........    (428)   1,127     (243)
  Increase (decrease) in accounts payable, accrued
   liabilities and other long-term assets.............   6,153   (2,658)  (2,402)
                                                       -------  -------  -------
  Net cash from (used in) operating activities........  14,681    3,746  (1,262)
                                                       -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital contribution.................................   4,031      --       --
 Capital expenditures.................................    (696)    (446)  (1,299)
 Other................................................     (53)     (70)    (646)
                                                       -------  -------  -------
  Net cash from (used in) investing activities........   3,282     (516)  (1,945)
                                                       -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net advances from (payments to) affiliate ........... (17,990)  (3,198)   3,158
                                                       -------  -------  -------
CHANGE IN CASH AND CASH EQUIVALENTS...................     (27)      32      (49)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........      78       46       95
                                                       -------  -------  -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............. $    51  $    78  $    46
                                                       -------  -------  -------
                                                       -------  -------  -------
NET CASH PAID (RECEIVED) DURING THE PERIOD FOR:
 Interest to affiliate................................ $ 6,374  $ 4,203  $ 4,133
 Income taxes to (from) affiliate..................... $(1,336) $(1,761) $   272

   The accompany notes to financial statements are an integral part of these statements.

                          BURNS AEROSPACE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

1. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation--

  Burns Aerospace Corporation (the "Company") is an indirect wholly-owned subsidiary of Eagle Industries, Inc. ("Eagle").

 Inventories--

  Inventories are stated at the lower of cost or market. Cost includes raw materials, labor and manufacturing overhead. The last-in, first-out ("LIFO") method of inventory valuation is used for 77% and 66% of inventory at December 31, 1994 and 1993, respectively. The first-in first-out ("FIFO") method of inventory valuation is used for the remaining inventory.

 Property, Plant and Equipment--

  Property, plant and equipment is stated at cost. The straight-line method is used to provide for depreciation over the estimated useful lives of the assets.

 Goodwill--

  Goodwill is amortized on a straight-line basis over forty years. Accumulated amortization was $7.9 million and $6.4 million at December 31, 1994 and 1993, respectively.

  The recoverability of unamortized goodwill is based on operating income and cash flow. Whenever current operating income is not sufficient to recover current amortization of goodwill or when events and circumstances indicate that future operating income and cash flow may be negatively affected, the recoverability is evaluated based upon the estimated future operating income and undiscounted cash flow during the remaining period of goodwill amortization.

 Contract Accounting--

  Contracts are accounted for under program accounting whereby sales are recognized as products are shipped and cost of sales are estimated as the average cost of the units to be produced under a contract. Changes in estimates in costs and profits are recognized in the period in which they are determinable using the cumulative catch-up method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable. Inventoriable costs include tooling and engineering costs directly attributable or allocable to a sold contract. Expenditures related to research, development and certain engineering costs associated with new programs are expensed as incurred. Research and development expenses were $326,000, $300,000 and $196,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

 Postemployment Benefits--

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112") effective December 31, 1993. By adopting this standard, the Company increased its other long-term liabilities by $97,000 and recorded a corresponding pretax charge of $97,000 reflected as a "Cumulative effect of change in accounting principle".

 Income Taxes--

  The Company is included in Eagle's consolidated U.S. federal income tax return. Under the terms of a tax sharing arrangement with Eagle, the Company computes and pays to Eagle its liability for U.S. federal income taxes as if the Company filed a separate U.S. federal income tax return. The Company files separate state income tax returns.

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") effective January 1, 1993 which resulted in a decrease in the net deferred tax assets of $1.8 million and a corresponding charge of $1.8 million, reflected as a

                          BURNS AEROSPACE CORPORATION

                               DECEMBER 31, 1994

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

"Cumulative effect of change in accounting principle". This new standard changed the Company's method of accounting for income taxes from the deferred method required under APB No. 11 to the asset and liability method. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

2. EMPLOYEE RETIREMENT AND BENEFIT PLANS

  The Company maintains defined contribution plans for hourly employees covered by collective bargaining agreements, hourly employees not covered by collective bargaining agreements and salaried employees. Employer contributions to these plans were $1,036,000, $746,000 and $988,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Company contributions to the plan for hourly employees covered by a collective bargaining agreement are determined as a percentage of the participants' base compensation and vest over a period of seven years. Company contributions to the plan for hourly employees not covered by a collective bargaining agreement are based on a percentage of the employees' contributions and earnings and vest over a period of seven years. Company contributions to an Eagle sponsored plan for salaried employees are determined as a percentage of employee contributions and are fully vested at all times.

3. INCOME TAXES

  The Company's Financial Statements reflect the following deferred tax assets and liabilities:

                                                               DECEMBER 31,
                                                           --------------------
                                                            1994   1993   1992
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Deferred tax assets:
  Inventory reserves...................................... $1,036 $1,614 $1,591
  Receivables reserves....................................    462    426    630
  Insurance reserves......................................    434    533    674
  Other...................................................    867    606    583
                                                           ------ ------ ------
                                                           $2,799 $3,179 $3,478
                                                           ====== ====== ======
Deferred tax liabilities:
  Property, plant and equipment basis difference.......... $4,144 $5,388 $5,194
                                                           ====== ====== ======

                          BURNS AEROSPACE CORPORATION

                               DECEMBER 31, 1994

3. INCOME TAXES--(CONTINUED)

  The components of loss before income taxes and the components of the provision (benefit) for income taxes are as follows:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                ------------------------------
                                                 1994         1993       1992
                                                -------  -------------- ------
                                                         (IN THOUSANDS)
Loss before income taxes....................... $ 6,710     $ 5,524     $4,832
                                                =======     =======     ======
Provision (benefit) for income taxes:
 Current:
  U.S. federal................................. $(1,372)    $(1,798)    $  247
  U.S. state...................................      36          37         36
                                                -------     -------     ------
                                                 (1,336)     (1,761)       283
                                                -------     -------     ------
Deferred:
 U.S. federal..................................    (450)        510       (837)
 U.S. state....................................    (414)        (17)      (176)
                                                -------     -------     ------
                                                   (864)        493     (1,013)
                                                -------     -------     ------
 Total......................................... $(2,200)    $(1,268)    $ (730)
                                                =======     =======     ======

  Reconciliation of income taxes computed at the U.S. federal statutory rate to the consolidated benefit for income taxes:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                               -------------------------------
                                                1994         1993       1992
                                               -------  -------------- -------
                                                        (IN THOUSANDS)
U.S. federal statutory rate..................       35%         35%         34%
                                               =======     =======     =======
Income taxes at U.S. federal statutory rate..  $(2,349)    $(1,933)    $(1,643)
U.S. state income taxes, net of U.S. federal
 tax benefit.................................     (246)         13        (100)
Nondeductible amortization...................      528         527         510
NOL utilization..............................      --          --          570
Other........................................     (133)        125         (67)
                                               -------     -------     -------
 Benefit for income taxes....................  $(2,200)    $(1,268)    $  (730)
                                               =======     =======     =======
 Effective income tax rate...................     32.8%       23.0%       15.1%
                                               =======     =======     =======

                          BURNS AEROSPACE CORPORATION

                               DECEMBER 31, 1994

4. BALANCE SHEET DETAIL

                                                           DECEMBER 31,
                                                      -------------------------
                                                         1994          1993
                                                      -----------   -----------
                                                      (DOLLARS IN THOUSANDS)
Inventories:
 Raw materials and supplies.......................... $     8,670   $     6,896
 Work in process.....................................       4,551         7,222
 Finished goods......................................          70           322
                                                      -----------   -----------
  Total.............................................. $    13,291   $    14,440
                                                      ===========   ===========
Other current assets:
 Deferred taxes...................................... $     2,688   $     2,900
 Non-trade receivables...............................         843            23
 Other...............................................        (134)          258
                                                      -----------   -----------
  Total.............................................. $     3,397   $     3,181
                                                      ===========   ===========
Property, plant and equipment:
 Land................................................ $     2,070   $     2,070
 Buildings...........................................      10,765        10,702
 Machinery and equipment.............................      16,275        15,311
 Construction in progress............................         220           228
 Less accumulated depreciation.......................      (9,875)       (7,584)
                                                      -----------   -----------
  Total.............................................. $    19,455   $    20,727
                                                      ===========   ===========
Accrued liabilities:
 Wages and benefits.................................. $     3,494   $     1,370
 Insurance reserves..................................       1,026           784
 Reserve for preference claims.......................         600           600
 Customer cancellation reserve.......................         --            600
 Warranty............................................         986           286
 Other...............................................       3,473           732
                                                      -----------   -----------
  Total..............................................      $9,579   $     4,372
                                                      ===========   ===========

5. RELATED PARTY TRANSACTIONS

 Accounts Receivable--

  In January 1994, Eagle entered into an asset securitization program (the "Securitization") whereby it sells certain of its accounts receivable on a limited recourse and continuous basis, including those of the Company. Under this program, the Company sells accounts receivable to Eagle daily for a purchase price payable in cash. As a result of the Securitization, the Company sold all of its accounts receivable to Eagle. The proceeds from the sale of the receivables reduced advances from affiliate.

                          BURNS AEROSPACE CORPORATION

                               DECEMBER 31, 1994

5. RELATED PARTY TRANSACTIONS--(CONTINUED)

 Advances from Affiliate--

  Eagle makes advances to the Company for general corporate purposes. Eagle provides centralized treasury functions and financing for the Company including funding of their U.S. cash needs for processing of accounts payable items. Fluctuations in the balance of advances from affiliate are primarily a function of daily cash activity associated with net disbursements for payments of invoices offset by the sale of accounts receivable and prior to January 1994, receipts from customer payments. In addition, payments made to Eagle for allocations of corporate expenses and payments in accordance with a tax sharing agreement are included in advances from affiliate.

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      -------------------------
                                                       1994     1993     1992
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
   Average amounts outstanding....................... $77,890  $95,802  $87,995
   Maximum amounts outstanding.......................  92,016   99,337   92,019
   Weighted average interest rate....................     8.2%     4.4%     4.7%
                                                      =======  =======  =======

 Recapitalization--

  In January 1994, Eagle completed a refinancing (the "Refinancing") of substantially all of its outstanding debt and entered into a credit facility with a group of banks. The credit facility is secured by substantially all of the property, plant and equipment, inventory and certain receivables of Eagle, including those of the Company. In connection with the Refinancing, the Company was recapitalized, resulting in changes to the components of stockholder's equity.

 Management Fees to Affiliate--

  Eagle provides strategic direction, financial management and other corporate administrative services to the Company. The management fees are charged to the Company on an annual basis. Management believes that the allocation method is reasonable. Management fees were $3,359,000, $1,434,000 and $1,675,000 in 1994, 1993 and 1992, respectively.

 Insurance--

  The Company participates in an Eagle sponsored self-insurance program which includes coverage for medical, workers' compensation, product liability, auto and general liability insurance for which the Company incurred charges of $682,000, $848,000 and $894,000 in 1994, 1993 and 1992, respectively, for medical insurance and $1,166,000, $710,000 and $612,000 in 1994, 1993 and
1992, respectively, for workers' compensation, product liability, auto and general liability insurance. The Company has recorded insurance reserves of $1,436,000 and $1,601,000 at December 31, 1994 and 1993, respectively.

6. COMMITMENTS AND CONTINGENCIES

  The Company conducts manufacturing operations at various leased facilities and also leases warehouses, office space, computers and office equipment. Most of the realty leases contain renewal options and escalation clauses. Total rent expense, including related real estate taxes, amounted to $1,681,000, $2,064,000 and $1,920,000 for the years ended December 31, 1994, 1993 and
1992, respectively.

                          BURNS AEROSPACE CORPORATION

                               DECEMBER 31, 1994

6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Future minimum lease payments required as of December 31, 1994 (Dollars in thousands):

        1995................................................ $   796
        1996................................................     762
        1997................................................     244
        1998 and thereafter.................................     --
                                                             -------
                                                             $ 1,802
                                                             =======

  The Company is involved in several lawsuits and environmental matters arising in the ordinary course of business. However, it is the opinion of the Company's management, based upon the advice of legal counsel, that these lawsuits are either without merit, are covered by insurance, or are adequately reserved for in the Financial Statements, and that the ultimate disposition of pending litigation will not be material in relation to the Company's financial position and results of operations.

7. BUSINESS SEGMENT INFORMATION

  The Company's current operations are in one industry segment, manufacturing and distribution of commercial airline seating for the commercial aviation market. The business is influenced primarily by worldwide capital spending in the aviation industry.

  The Company's revenues, operating income and identifiable assets are predominantly related to its U.S. operations and no other geographic area accounts for more than 10% of revenue, operating income or total assets. Sales to one customer accounted for 36% of total sales for the year ended December 31, 1994. No customer accounted for more than 10% of total sales for the years ended December 31, 1993 and 1992. Sales to foreign carriers represented 58%, 38% and 41% of total sales for the years ended December 31, 1994, 1993 and 1992, respectively.

8. SUBSEQUENT EVENT

  Eagle is currently pursuing the sale of the Company. There can be no assurance that the sale will be consummated.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY OR THE EXCHANGE AGENT. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL, OR A SOLICITA-TION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TO-GETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Incorporation of Certain Documents by Reference..........................   3
Available Information....................................................   4
Summary..................................................................   5
Risk Factors.............................................................  19
The Company..............................................................  23
The Acquisition..........................................................  23
Use of Proceeds..........................................................  24
The Exchange Offer.......................................................  24
Capitalization...........................................................  31
Unaudited Pro Forma Combined Financial Information.......................  32
Selected Financial Information of BEA....................................  39
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  40
Business.................................................................  48
Management...............................................................  59
Certain Transactions and Proceedings.....................................  61
Security Ownership of Certain Beneficial Owners and Management...........  62
Description of the New Notes.............................................  64
Description of Certain Indebtedness......................................  88
Certain Federal Tax Considerations.......................................  89
Plan of Distribution.....................................................  92
Legal Matters............................................................  93
Independent Auditors.....................................................  93
Index to Consolidated Financial Statements............................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000

                                 EXCHANGE OFFER

                               BE AEROSPACE, INC.

                      [LOGO OF BE AEROSPACE APPEARS HERE]

                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2006

                               ----------------

                                   PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                                        , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Restated Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

  The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith or to be filed by amendment:

                                                      PAGE NUMBER IN SEQUENTIAL
                                                       NUMBERING SYSTEM WHERE
                                                       EXHIBITS MAY BE LOCATED
                                                      -------------------------
 1.1  Purchase Agreement dated January 19, 1996 by
      and among the Registrant, Merrill Lynch & Co.
      and Morgan Stanley & Co. Incorporated
 4.1. Indenture dated January 24, 1996 for
      Registrant's issue of 9 7/8% Senior
      Subordinated Notes due 2006 between the
      Registrant and Fleet National Bank
      Connecticut, N.A., as trustee
 4.2. First Supplemental Indenture to Indenture
      dated March 3, 1993 for the Registrant's
      issue of 9 3/4% Senior Notes due 2003 between
      the Registrant and United States Trust
      Company of New York, as trustee
 4.3. Form of Note for the Registrant's 9 7/8%
      Senior Subordinated Notes (included in
      Exhibit 4.1)
 5.1  Opinion of Ropes & Gray (to be filed by
      amendment)
 10.1 Receivables Sales Agreement dated January 24,
      1996 among the Registrant and First Trust of
      Illinois, N.A. (to be filed by amendment)
 10.2 Escrow Agreement dated January 24, 1996 among
      the Registrant, Eagle Industrial Products
      Corporation and First Trust of Illinois,
      N.A., as escrow agent
 10.3 Amendment No. 2 to Amended and Restated
      Credit Agreement dated as of January 19, 1996
      among the Registrant, the banks named therein
      and The Chase Manhattan Bank, N.A. as
      Administrative Agent
 23.1 Consent of Deloitte & Touche
 23.2 Consent of Arthur Anderson LLP
 23.3 Consent of Ropes & Gray (included in Exhibit
      5.1)
 24   Power of Attorney (included on signature
      page)
 25   Statement of Eligibility of Fleet National
      Bank of Connecticut, N.A., Trustee (to be
      filed by amendment)

  The following exhibits previously have been filed with the Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 and are incorporated by reference herein, (i) the Registrant's Registration Statement on Form S-1, as amended (No. 33-33689), filed with the Commission on March 7, 1990 (referred to below as "33-33689"); (ii) the Registrant's Registration Statement on Form S-1, as amended (No. 33-43147), filed with the Commission on October 3, 1991 (referred to below as "33-43147"); (iii) the Registrant's Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992 (referred to below as "33-54146"); (iv) the Registrant's Registration Statement on Form S-3, as amended (No. 33-57798) filed with the Commission on February 2, 1993 (referred to below as "33-57798"); (v) the Registrant's Registration Statement on Form S-2 (No. 33-66490) filed with the Commission on July 23, 1993 (referred to below as "33-66490"); (vi) the Registrant's Registration Statement on Form S-8 (No. 33-48119), filed with the Commission on May 26, 1992 (referred to below as "33-48119"); (vii) the Registrant's Registration Statement on Form S-8 (No. 33-72194), filed with the Commission on November 29, 1993 (referred to below as "33-72194"); (viii) the Registrant's Registration Statement on Form S-8 (No. 33-82894), filed with the Commission on August 16, 1994 (referred to below as "33-82894"); (ix) the Registrant's Current Report on Form 8-K dated March 5, 1992, filed with the Commission on March 6, 1992 (referred to below as "March 8-K"); (x) the Registrant's Current Report on Form 8-K dated April 16, 1992, filed with the Commission on April 17, 1992 (referred to below as "April 8-K"); (xi) the Registrant's Current Report on Form 8-K dated

August 23, 1993, filed with the Commission on September 7, 1994 (referred to below as "August 8-K"); (xii) the Registrant's Annual Report on Form 10-K for the Fiscal year ended July 28, 1991, filed with the Commission on September 23, 1991 (referred to below as "1991 10-K"); (xiii) the Registrant's Report on Form 10-K for the seven-month transition period ended February 29, 1992, filed with the Commission on May 27, 1992 (referred to below as "1992 10-K"); (xiv) the Registrant's Report on Form 10-K, as amended, for the fiscal year ended February 27, 1993, filed with the Commission on May 13, 1993 (referred to below as "1993 10-K"); (xv) the Registrant's Report on Form 10-K, as amended, for the fiscal year ended February 26, 1994, filed with the Commission on May 23, 1994 (referred to below as "1994 10-K"); (xvi) the Registrant's Report on Form 10-K for the fiscal year ended February 25, 1995 filed with the Commission on May 16, 1995 (referred to below as the "1995 10-K"); and (xvii) Registrant's Current Report on Form 8-K dated December 14, 1995, filed with the Commission on December 28, 1995 (referred to below as "December 8-K");

                                                                   EXHIBIT NUMBER AND
                                                                 FILING REFERENCE FROM
                                                                   WHICH EXHIBITS ARE
                                                               INCORPORATED BY REFERENCE
                                                               -------------------------
 Exhibit 2. Plan of acquisition, reorganization,
            arrangement, liquidation or succession

 2.1        Asset Purchase agreement dated as of July 31,            10.6       1991 10-K
            1991 between the Registrant and Trans Video
            Systems, Inc.

 2.2        Agreement of Purchase and Sale dated January 15,            2       March 8-K
            1992 among The Pullman Company, PTC Aerospace,
            Inc., Aircraft Products Company and the
            Registrant

 2.3        Flight Equipment and Engineering Limited                  2.1       April 8-K
            ("FEEL") Stock Purchase Agreement among FEEL
            Holdings Limited, Dr. Ling Kal K'ung, Mr. John
            Frederick Branham ("Mr. Branham"), Mr. John
            Tcheng and the Registrant dated April 2, 1992

 2.4        Asset Purchase Agreement among JFB Engineering            2.2       April 8-K
            Company Limited, Mr. Branham, FEEL and the
            Registrant dated April 3, 1992

 2.5        Agreement among Boustead Industries Limited,            10.26       1993 10-K
            FEEL, Boustead PLC and the Registrant relating
            to the sale and purchase of the entire issued
            share capital of Fort Hill Aircraft Holdings
            Limited dated February 8, 1993

 2.6        Acquisition Agreement among the Registrant,             10.28       1993 10-K
            Inventum and B.V. Industrieele Maatschappij
            dated as of April 29, 1993

 2.7        Acquisition Agreement dated as of July 26, 1993           2.1      August 8-K
            among the Registrant, Nordskog Industries, Inc.
            and Elinor T. Nordskog, individually and as
            Trustee

 Exhibit 3. Articles of Incorporation and By-laws

 3.1        Amended and Restated Certificate of
            Incorporation                                             3.1        33-33689
 3.2        Certificate of Amendment of the Restated
            Certificate of Incorporation                                3        33-54146
 3.3        Certificate of Ownership and Merger Merging               3.3       1992 10-K
            BEANC Corporation into the Registrant
 3.4        Amended and Restated By-Laws                              3.2       March 8-K

 Exhibit 4. Instruments defining the rights of security
            holders, including debentures

 4.1        Specimen Common Stock Certificate                           4        33-33689
 4.2        Form of Note for the Registrant's issue of 9 3/4          4.1        33-57798
            Senior Notes
 4.3        Indenture dated March 3, 1993 between U.S. Trust          4.2        33-57798
            Company of New York, as trustee, and the
            Registrant relating to the Registrant's 9 3/4%
            Senior Notes

                                                      EXHIBIT NUMBER AND
                                                     FILING REFERENCE FROM
                                                      WHICH EXHIBITS ARE
                                                   INCORPORATED BY REFERENCE
                                                   -------------------------
 Exhibit 10(i)   Material Contracts

 10.1            Supply Agreement dated as of            10.7          33-33689
                 April 17, 1990 between the
                 Registrant and Applied
                 Extrusion Technologies, Inc.

 10.2            Amended and Restated Credit            10.33         1994 10-K
                 Agreement dated as of May 18,
                 1994 among the Registrant, the
                 banks named therein and The
                 Chase Manhattan Bank, N.A. as
                 agent

 10.3            Term Loan Agreement, as                10.32         1995 10-K
                 amended, dated as of December
                 20, 1994 between the Registrant
                 and NationsBank of Florida,
                 N.A.

 10.4            Amendment No. 1 to Amended and         10.33         1995 10-K
                 Restated Credit Agreement dated
                 as of May 18, 1994 among the
                 Registrant, the banks named
                 therein and The Chase Manhattan
                 Bank, N.A., as agent

 Exhibit 10(ii)  Leases

 10.5            Lease dated May 15, 1992                10.1          33-54146
                 between McDonnell Douglas
                 Realty Company, as lessor, and
                 the Registrant, as lessee,
                 relating to the Irvine,
                 California property

 10.6            Lease dated September 1, 1992           10.2          33-54146
                 relating to the Wellington,
                 Florida property

 10.7            Chesham, England Lease dated           10.13(a)      1992 10-K
                 October 1, 1973 between
                 Drawheath Limited and The
                 Peninsular and Oriental Steam
                 Navigation Company (assigned in
                 February 1985)

 10.8            Kilkeel, Northern Ireland Lease        10.27         1993 10-K
                 dated April, 1984 between The
                 Department of Economic
                 Development and Aircraft
                 Furnishing International
                 Limited.

 10.9            Utrecht, The Netherlands Lease         10.29         1993 10-K
                 dated December 15, 1988 between
                 the Pension Fund Foundation for
                 Food Supply Commodity Boards
                 and Inventum

 10.10           Utrecht, The Netherlands Lease         10.30         1993 10-K
                 dated January 31, 1992 between
                 G.W. van de Grift Onroerend
                 Goed B.V. and Inventum

 10.11           Lease dated October 25, 1993           10.32         1994 10-K
                 relating to the property in
                 Longwood, Florida.

 Exhibit 10(iii) Executive Compensation Plans
                 and Arrangements

 10.12           Amended and Restated 1989 Stock         28.1          33-48119
                 Option Plan

 10.13           Directors' 1991 Stock Option            28.2          33-48119
                 Plan

 10.14           1990 Stock Option Agreement             28.3          33-48119
                 with Richard G. Hamermesh

 10.15           1990 Stock Option Agreement             28.5          33-48119
                 with Jim C. Cowart

 10.16           1990 Stock Option Agreement             28.6          33-48119
                 with Joseph O'Donnell

 10.17           1990 Stock Option Agreement             28.8          33-48119
                 with Hansjorg Wyss

 10.18           1991 Stock Option Agreement             28.9          33-48119
                 with Amin J. Khoury

 10.19           1991 Stock Option Agreement            28.10          33-48119
                 with Jim C. Cowart

 10.20           1992 Stock Option Agreement            28.11          33-48119
                 with Amin J. Khoury

 10.21           1992 Stock Option Agreement            28.12          33-48119
                 with Jim C. Cowart

                                                      EXHIBIT NUMBER AND
                                                    FILING REFERENCE FROM
                                                      WHICH EXHIBITS ARE
                                                  INCORPORATED BY REFERENCE
                                                  -------------------------
 10.22       1992 Stock Option Agreement with         28.13            33-48119
             Paul W. Marshall

 10.23       1992 Stock Option Agreement with         28.14            33-48119
             David Lahar

 10.24       United Kingdom 1992 Employee Share        10.4            33-54146
             Option Scheme

 10.25       1994 Employee Stock Purchase Plan           99            33-82894

 10.26       Employment Agreement dated as of         10.12(a)        1992 10-K
             January 1, 1992 between the
             Registrant and Amin J. Khoury

 10.27       Employment Agreement dated as of         10.12(b)        1992 10-K
             March 1, 1992 between the
             Registrant and Robert J. Khoury

 10.28       Employment Agreement dated as of         10.12(c)        1992 10-K
             March 1, 1992 between the
             Registrant and Marco Lanza

 10.29       Employment Agreement dated as of         10.12(d)
             March 1, 1992 between the
             Registrant and E. Ernest Schwartz                        1992 10-K

 10.30       Employment Agreement dated as of         10.12(e)
             April 1, 1992 between the
             Registrant and G. Bernard Jewell                         1992 10-K

 10.31       Employment Agreement dated as of
             May 1, 1994 between the Registrant
             and Thomas P. McCaffrey                  10.34           1994 10-K

 10.32       Employment Agreement dated as of         10.35           1995 10-K
             November 16, 1994 between the
             Registrant and Paul A.S. Markland

 10.33       Acquisition Agreement dated                  1        December 8-K
             December 14, 1995 among the
             Registrant, Eagle Industries,
             Inc., Eagle Industrial Products
             Corporation and Great American
             Management and Investment, Inc.

 Exhibit 21. Subsidiaries of the Registrant              21           1993 10-K

  (b) The following Financial Statement Schedules of the Registrant for the
Three Years Ended       February 25, 1995 are included in this Registration
Statement:


    Schedule II -- Valuation and Qualifying Accounts of BE Aerospace, Inc. for the nine months ended November 25, 1995 and the three years ended February 25, 1995. All other schedules are either inapplicable or the information is included in the BE Aerospace, Inc. Consolidated Financial Statements and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication to such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON AND THE COMMONWEALTH OF MASSACHUSETTS, ON THE 25TH DAY OF JANUARY, 1996.

                                          BE Aerospace, Inc.


                                          By:       /s/ Amin J. Khoury
                                              ---------------------------------
                                                        AMIN J. KHOURY
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 25TH DAY OF JANUARY, 1996. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES AMIN J. KHOURY, THOMAS P. MCCAFFREY AND C. DEAN DUSSEAULT AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT OR ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS EACH OF AMIN J. KHOURY, THOMAS P. MCCAFFREY AND C. DEAN DUSSEAULT AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT AND ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH.

              SIGNATURE                        TITLE
              ---------                        -----

         /s/ Amin J. Khoury            Chairman of the
-------------------------------------   Board of Directors
           AMIN J. KHOURY               and Chief Executive
                                        Officer (principal
                                        executive officer)

        /s/ Robert J. Khoury           President, Director
-------------------------------------   and Chief Operating
          ROBERT J. KHOURY              Officer

       /s/ Thomas P. McCaffrey         Vice President,
-------------------------------------   Chief Financial
         THOMAS P. MCCAFFREY            Officer and
                                        Assistant Secretary
                                        (principal
                                        financial and
                                        accounting officer)

          /s/ Jim C. Cowart            Director
-------------------------------------
            JIM C. COWART

      /s/ Richard G. Hamermesh         Director
-------------------------------------
        RICHARD G. HAMERMESH

          /s/ Brian H. Rowe            Director
-------------------------------------
            BRIAN H. ROWE

         /s/ Hansjoerg Wyss            Director
-------------------------------------
           HANSJOERG WYSS

                                                      PAGE NUMBER IN SEQUENTIAL
 EXHIBIT                                               NUMBERING SYSTEM WHERE
 NO.                    EXHIBIT INDEX                  EXHIBITS MAY BE LOCATED
 -------                -------------                 -------------------------
 1.1     Purchase Agreement dated January 19, 1996
         by and among the Registrant, Merrill Lynch
         & Co. and Morgan Stanley & Co.
         Incorporated
 4.1.    Indenture dated January 24, 1996 for
         Registrant's issue of 9 7/8% Senior
         Subordinated Notes due 2006 between the
         Registrant and Fleet National Bank
         Connecticut, N.A., as trustee.
 4.2.    First Supplemental Indenture to Indenture
         dated March 3, 1993 for the Registrant's
         issue of 9 3/4% Senior Notes due 2003
         between the Registrant and United States
         Trust Company of New York, as trustee.
 10.2    Escrow Agreement dated January 24, 1996
         among the Registrant, Eagle Industrial
         Products Corporation and First Trust of
         Illinois, N.A., as escrow agent.
 10.3    Amendment No. 2 to Amended and Restated
         Credit Agreement dated as of January 19,
         1996 among the Registrant, the banks named
         therein and The Chase Manhattan Bank, N.A.
         as Administrative Agent.
 23.1    Consent of Deloitte & Touche
 23.2    Consent of Arthur Anderson LLP
 24      Power of Attorney (included on signature
         page)